      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1998

                                                      REGISTRATION NO. 333-38781
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 8

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 RIBOGENE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                  8731                                 94-3095154
(STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER IDENTIFICATION
INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                        NUMBER)

                              26118 RESEARCH ROAD
                               HAYWARD, CA 94545
                                 (510) 732-5551
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              CHARLES J. CASAMENTO
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              26118 RESEARCH ROAD
                               HAYWARD, CA 94545
                                 (510) 732-5551
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                            ROBERT J. BRIGHAM, ESQ.
                             LANA K. HAWKINS, ESQ.
                               COOLEY GODWARD LLP
                             FIVE PALO ALTO SQUARE
                              3000 EL CAMINO REAL
                            PALO ALTO, CA 94306-2155
                                 (650) 843-5000
                            RODD M. SCHREIBER, ESQ.
                SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                             333 WEST WACKER DRIVE
                                   SUITE 2100
                               CHICAGO, IL 60606
                                 (312) 407-0700

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 27, 1998

PROSPECTUS

                                2,700,000 SHARES

                                 RIBOGENE LOGO

                                  COMMON STOCK


     All of the 2,700,000 shares of Common Stock offered hereby are being issued and sold by RiboGene, Inc., a Delaware corporation ("RiboGene" or the "Company"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be $7.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for listing of its Common Stock on the American Stock Exchange under the symbol "RBO," subject to the Company meeting the American Stock Exchange listing requirements. If the Company's Common Stock is not listed on the American Stock Exchange, the Company will apply for listing of the Common Stock on the Nasdaq SmallCap Market. See "Risk Factors -- No Assurance of American Stock Exchange Listing."

                       ---------------------------------

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                       ---------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=============================================================================================================
                                                                 UNDERWRITING
                                         PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                          PUBLIC                COMMISSIONS(1)              COMPANY(2)
-------------------------------------------------------------------------------------------------------------
Per Share......................             $                         $                         $
-------------------------------------------------------------------------------------------------------------
Total(3).......................             $                         $                         $
=============================================================================================================

(1) Does not include additional consideration payable to Gruntal & Co., L.L.C., the representative of the several Underwriters (the "Representative"), consisting of (i) a non-accountable expense allowance of 3% of the gross proceeds of the Offering and (ii) warrants to purchase an aggregate of 270,000 shares of Common Stock, exercisable at any time following the first anniversary of the date of this Prospectus, each warrant having an exercise price equal to 165% of the initial public offering price of the Common Stock and expiring five years from the date of this Prospectus. Holders of such warrants have been granted certain registration rights under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities issuable upon exercise of such warrants. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, estimated
    at $            , including the non-accountable expense allowance.

(3) The Company has granted to the Underwriters a 45-day option to purchase up to an additional 405,000 shares of Common Stock, on the same terms and conditions set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will total $            ,
    $            and $            , respectively. See "Underwriting."

                       ---------------------------------

     The shares of Common Stock are being offered by the Underwriters named herein, subject to prior sale, when, as and if delivered to, and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part, and to certain other matters. It is expected that delivery of the certificates representing shares of Common Stock will be made against payment
therefor at the offices of Gruntal & Co., L.L.C. on or about                ,
1998.

                       ---------------------------------

                             GRUNTAL & CO., L.L.C.
                       ---------------------------------

              THE DATE OF THIS PROSPECTUS IS                , 1998

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING BY ENTERING STABILIZING BIDS OR EFFECTING SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE
"UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including information under "Risk Factors." This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those described in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

     Except as otherwise noted, all information in this Prospectus, including financial information, share and per share data: (i) assumes no exercise of the Underwriters' over-allotment option; (ii) reflects a 1-for-14 reverse split of the Company's Common Stock to be effected prior to or concurrently with the closing of the Offering; (iii) reflects reincorporation of the Company in Delaware prior to the closing of the Offering; and (iv) assumes the automatic conversion of all outstanding shares of the Company's Series A through Series G Preferred Stock into an aggregate of 2,385,039 shares of Common Stock, assuming an initial public offering price of $7.00 per share, which will occur concurrently with the closing of the Offering. The number of shares of Common Stock to be issued upon conversion of the Series F Preferred Stock and upon the exercise of the Placement Agent Unit Options will depend upon the initial public offering price. See "Certain Transactions" and "Description of Capital Stock."

                                  THE COMPANY

     RiboGene is a drug discovery company focused on the identification of novel leads and the development of potential drug candidates for the treatment of infectious diseases. The Company's drug discovery efforts target bacterial, fungal and viral infections, for which the efficacy of existing therapies is being threatened by the emergence of drug resistance or for which existing therapies have had limited effectiveness. The Company's drug discovery technology is based on the translational control of gene expression. Translation is the process used by cells to make proteins and is an essential cellular process for all living organisms, including infectious pathogens. The Company is using its platform technology to discover compounds that inhibit or interfere with pathogen specific translation mechanisms ("PSTMs"). RiboGene's extensive knowledge of translation allows the Company to identify components of the translation process unique to a particular pathogen and essential to its existence. The Company believes that targeting PSTMs may lead to the discovery of drugs that are effective against either drug-resistant pathogens or pathogens for which current therapies are not effective.

     Infectious diseases have increased significantly during the past 20 years and are now the third most common cause of death in the United States. Worldwide sales of antiinfective drugs were approximately $33.0 billion in 1996 and constituted the second largest pharmaceutical sales category. The antibacterial, antifungal and antiviral markets are estimated to be approximately $26.0 billion, $4.0 billion and $3.0 billion, respectively, based on 1996 sales. There are currently three antibacterial drugs that have each generated in excess of $1.0 billion in worldwide sales annually and one antifungal drug that generated nearly $1.0 billion. Of the 100 best selling brand name drugs worldwide, 20 are antiinfectives addressing bacterial, fungal and viral infections. The clinical efficacy of many bacterial and fungal antiinfectives is being threatened by emerging strains of drug-resistant pathogens. In the antiviral area, there are only a limited number of effective therapeutics currently marketed.

     The Company believes that its target-based approach is different from, and provides advantages over, traditional drug discovery techniques. Antiinfective drug discovery has historically used a limited number of biological targets which has restricted the ability to discover new drugs effective against drug resistant pathogens. RiboGene's PSTMs represent a new class of targets for drug discovery. By focusing discovery efforts on drugs which are effective inhibitors of PSTMs, the Company believes that it may be possible to discover drug candidates for which pathogens have not already developed resistance. In addition, because the Company selects only PSTM targets which are essential for the life of the pathogen and appear to bear little or no resemblance to their human counterpart, such compounds may in certain applications have better safety and efficacy profiles than existing therapies, or may provide a therapy where no other therapy currently exists. The Company's scientists and Scientific Advisory Board use their knowledge and expertise in the field of translation to identify unique targets specific to pathogens and to design and implement assays in order to identify selective compounds which demonstrate activity at the pathogen specific translation targets. By developing assays to discover compounds with identified mechanisms of action against desired targets, the Company believes that the compounds which demonstrate activity at these targets will be better characterized and more likely to result in lead candidates for optimization and further development.

     RiboGene has established antibacterial, antifungal and antiviral drug discovery programs. Within each program, the Company's drug discovery process consists of four phases: (i) target identification -- the selection and characterization of PSTM targets; (ii) assay development -- the design and implementation of screening systems to identify small-molecule compounds active against the PSTM targets; (iii) lead discovery -- the screening of compound libraries to identify small-molecule lead compounds; and (iv) lead optimization -- the refinement of lead compounds in order to develop drug candidates. In its antibacterial program, the Company has two principal targets in the lead discovery phase, deformylase and ppGpp degradase, for which it conducts research in collaboration with Dainippon Pharmaceutical Co., Ltd. ("Dainippon"), a major Japanese pharmaceutical company located in Osaka, Japan. The Company has several additional antibacterial targets, to which it has retained its rights, that are in the assay development phase. In its antifungal program, compounds directed toward two targets, EF3 and GCN4, are in the lead optimization phase and several others are in various phases of early research and development. In its antiviral program, which is currently focused exclusively on the hepatitis C virus ("HCV"), the Company has one target, HCV IRES, in the lead discovery phase and one target, HCV NS5A/PKR, in the assay development phase.

     In order to accelerate the discovery, development and commercialization of antiinfective drugs, the Company seeks to enter into collaborations with major pharmaceutical companies and, additionally, into research and licensing agreements with biotechnology companies, combinatorial chemistry companies and universities. These relationships are intended to provide the Company with funding, research and development support, access to additional compound libraries and targets, as well as to provide the Company with preclinical and clinical trial, manufacturing and marketing capabilities.

     In April 1996, the Company entered into a collaboration with Abbott Laboratories ("Abbott") for the Company's antifungal program (the "Abbott Collaboration"). On February 6, 1998, Abbott notified the Company of its termination of the Abbott Collaboration effective April 8, 1998. As of March 31, 1998, the Company had realized $3.2 million in research support revenues from Abbott and expects to realize $139,000 of revenue deferred at March 31, 1998. In connection with the Abbott Collaboration, Abbott made a $3.5 million equity investment in the Company and agreed to purchase an additional $4.0 million of Common Stock at a price per share equal to the initial public offering price concurrently with the closing of the Offering, assuming the Offering results in gross proceeds to the Company of $16.0 million.

     In January 1998, the Company entered into a collaboration with Dainippon (the "Dainippon Collaboration") for the two principal targets in the Company's antibacterial program. As part of the Dainippon Collaboration, Dainippon agreed to provide the Company with up to $6.0 million in research support payments ($2.0 million of which has been received), and to provide additional research and development support at Dainippon, over the three-year term of the research program. The Company may also be entitled to receive milestone payments upon the achievement of mostly late-stage clinical and regulatory milestones in the amount of up to $10.0 million for each product developed through the collaboration, consisting of up to $5.0 million through approval in Japan and up to $5.0 million through approval in one additional major market territory. RiboGene also has retained certain co-promotion rights for any products resulting from the collaboration. In connection with the Dainippon Collaboration, Dainippon made a $2.0 million equity investment in the Company by purchasing 756,144 shares of the Company's Series G Preferred Stock (the "Dainippon Shares"), which will automatically convert into 53,988 shares of Common Stock upon the closing of the Offering. The Company has also entered into agreements with ArQule, Inc., Pharmacopeia, Inc. and Trega Biosciences, Inc. to provide the Company with access to additional compound libraries for its drug discovery programs and with the University of Washington to acquire the rights to the HCV NS5A/PKR target for its antiviral program.

     RiboGene is a development stage company that has experienced operating losses every year since its inception. At March 31, 1998, the Company had an accumulated deficit of approximately $36.4 million. To date, the Company has not selected any compounds for further development, has not initiated any preclinical or clinical studies with any compounds and has not developed or commercialized any products that have generated revenues. Relatively few products based on genetic discoveries, and no drugs discovered using a translation-based discovery approach, have been developed and commercialized by others to date. The Company's PSTM technology is still in early stages and will require significant further research, development and preclinical and clinical testing in order to validate translation generally, and PSTM targets specifically, as an effective method to discover new antiinfectives. An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, the discussion of risk factors on pages 8 to 20 of this Prospectus should be considered carefully in evaluating an investment in the Common Stock. See "Risk Factors -- History of Losses; Uncertainty of Future Profitability; Going Concern Explanatory Paragraph in Auditors Report," "-- Early Stage of Development; Uncertainty of Product Development" and "-- Dependence on a Single Technological Approach."

                   STATUS OF RIBOGENE DRUG DISCOVERY PROGRAMS

                                      LOGO


     The Company was incorporated in California in May 1989 as TransGene, Inc. and changed its name to RiboGene, Inc. in May 1990. In May 1998, the Company reincorporated in Delaware. The principal executive offices of the Company are located at 26118 Research Road, Hayward, California 94545 and its telephone number is (510) 732-5551.

                                  THE OFFERING


Common Stock offered......................  2,700,000 shares
Common Stock to be outstanding after the
  Offering................................  5,764,055 shares(1)(2)
Use of proceeds...........................  Expansion of internal chemistry capabilities, expansion and advancement of antibacterial, antifungal and HCV programs, establishment of new drug discovery programs, repayment of certain indebtedness and working capital and general
                                            corporate purposes. See "Use of Proceeds."
American Stock Exchange symbol............  RBO


---------------

(1) Based upon shares outstanding at March 31, 1998. Includes: (i) an aggregate of 2,385,039 shares of Common Stock issuable upon the automatic conversion of all outstanding shares of the Company's Series A through Series G Preferred Stock concurrently with the closing of the Offering and (ii) 571,429 shares of Common Stock (assuming an initial public offering price of $7.00 and gross proceeds to the Company of at least $16.0 million) to be sold by the Company to Abbott for $4.0 million pursuant to a stock purchase agreement, dated as of April 26, 1996, as amended (the "Abbott Purchase Agreement"), concurrently with the closing of the Offering. The number of shares of Common Stock to be issued upon conversion of the Company's Series F Preferred Stock and to Abbott will depend upon the initial public offering price. See "Business -- Collaborative and Research Agreements," "Certain Transactions" and "Description of Capital Stock."

(2) Excludes as of March 31, 1998: (i) an aggregate of 182,433 shares of Common Stock reserved for issuance under the Company's stock plans upon exercise of options outstanding at a weighted average exercise price of $3.57 per share;
    (ii) an aggregate of 1,506,486 shares of Common Stock reserved for future grants or purchases under the Company's equity incentive plans; (iii) 162,967 shares of Common Stock reserved for issuance upon exercise of the warrants (the "Class A Warrants") issued in connection with the private placement of the Series F Preferred Stock (the "Series F Private Placement"), with an exercise price equal to the initial public offering price; (iv) 166,319 shares of Common Stock reserved for issuance upon the exercise of warrants (other than Class A Warrants) outstanding at a weighted average exercise price of $16.75 per share; (v) 733,755 shares of Common Stock reserved for issuance upon exercise of options (the "Placement Agent Unit Options") to purchase 570,665 units (the "Placement Agent Units"), at an exercise price of $1.24 per unit, issued to the placement agent in connection with the Series F Private Placement and a financial advisory agreement, each Placement Agent Unit consisting of two shares of Series F Preferred Stock and one Class A Warrant (the "Placement Agent Class A Warrants"); (vi) 40,739 shares of Common Stock reserved for issuance upon the exercise of the Placement Agent Class A Warrants; and (vii) an aggregate of 270,000 shares of Common Stock reserved for issuance upon the exercise of warrants issued to the Representative at an exercise price equal to 165% of the initial public offering price of the Common Stock (the "Representative's Warrants"). The number of shares of Common Stock to be issued upon conversion of the Series F Preferred Stock and exercise of the Placement Agent Unit Options will depend upon the initial public offering price. See "Management -- Stock and Related Employee Benefit Plans," "Certain Transactions," "Description of Capital Stock" and "Underwriting."

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           PERIOD FROM
                                                                                            INCEPTION
                                                                          THREE MONTHS       (MAY 5,
                                                                              ENDED           1989)
                                            YEAR ENDED DECEMBER 31,         MARCH 31,          TO
                                          ----------------------------   ---------------    MARCH 31,
                                            1995      1996      1997      1997     1998       1998
                                          --------   -------   -------   ------   ------   -----------
STATEMENT OF OPERATIONS DATA:
Total revenues..........................  $    407   $ 2,087   $ 2,971   $  730   $1,006    $  6,709
Operating expenses:
  Research and development..............     4,663     4,077     4,130      999    1,177      23,875
  General and administrative............     2,758     1,372     1,551      360      459      12,098
  Financial advisory costs..............        --        --     1,396       --       --       1,396
  Restructuring costs...................        --       219        --       --       --         219
  Acquired in-process research and
     development........................        --        --        --       --       --       5,000
                                          --------   -------   -------   ------   ------    --------
     Total operating expenses...........     7,421     5,668     7,077    1,359    1,636      42,588
                                          --------   -------   -------   ------   ------    --------
Loss from operations....................    (7,014)   (3,581)   (4,106)    (629)    (630)    (35,879)
Interest expense, net...................      (240)     (282)       (7)      (9)     (70)       (518)
                                          --------   -------   -------   ------   ------    --------
Net loss................................  $ (7,254)  $(3,863)  $(4,113)  $ (638)  $ (700)   $(36,397)
                                          ========   =======   =======   ======   ======    ========
Basic net loss per share(1).............  $(164.86)  $(52.92)  $(41.13)  $(6.44)  $(6.73)
                                          ========   =======   =======   ======   ======
Shares used in computing basic net loss
  per share(1)..........................        44        73       100       99      104
                                          ========   =======   =======   ======   ======
Pro forma net loss per share(1).........                       $ (1.95)           $(0.28)
                                                               =======            ======
Shares used in computing pro forma net
  loss per share(1).....................                         2,109             2,469
                                                               =======            ======

                                                                                MARCH 31, 1998
                                                                             ---------------------
                                                              DECEMBER 31,                 AS
                                                                  1997       ACTUAL    ADJUSTED(2)
                                                              ------------   -------   -----------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........    $ 2,045      $ 3,272    $ 22,576
Working capital (deficit)...................................     (1,745)        (622)     19,993
Total assets................................................      4,312        5,765      23,700
Deficit accumulated during development stage................    (35,697)     (36,397)    (36,430)
Total stockholders' equity (deficit)........................       (162)       1,226      20,581

---------------
(1) See Note 1 of Notes to Financial Statements for information concerning the computation of pro forma net loss per share.

(2) As adjusted to reflect: (i) the issuance and sale of the 2,700,000 shares of Common Stock offered hereby (assuming an initial public offering price of $7.00 per share), and the receipt and application of the estimated net proceeds therefrom; and (ii) the issuance and sale of 571,429 shares of Common Stock (assuming an initial public offering price of $7.00 per share) to Abbott for $4.0 million, concurrently with the closing of the Offering. See "Use of Proceeds," "Capitalization" and "Business -- Collaboration and Research Agreements."

                                  RISK FACTORS

     IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY POTENTIAL INVESTORS IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW.

     HISTORY OF LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY; GOING CONCERN EXPLANATORY PARAGRAPH IN AUDITORS REPORT. The Company is a development stage company that has experienced operating losses every year since its inception. At March 31, 1998, the Company had an accumulated deficit of approximately $36.4 million. The Company expects to continue to incur substantial and increasing operating losses for at least the next several years as it expands its research and development activities. The report of the Company's independent auditors for the year-ended December 31, 1997 includes an explanatory paragraph that describes the conditions that raise substantial doubt as to the Company's ability to continue as a going concern.

     Neither the Company nor its collaborative partner has developed products that have generated any revenues to the Company or entered clinical trials with any potential products developed with the Company that may lead to revenues to the Company, if successful. To date, substantially all of the Company's revenues have resulted from payments under the research agreement and license agreements (the "Abbott Agreements") with Abbott Laboratories ("Abbott"), which were terminated by Abbott effective April 8, 1998, and grants from a governmental agency. Payments from collaborators, payments under governmental grants and investment income are expected to be the only sources of revenue for the foreseeable future. Royalties or other revenues from commercial sales of products, if any, are not expected for a significant number of years, if ever. To achieve profitable operations, the Company, alone or with others, must successfully discover and identify drug candidates suitable for testing in humans and use these discoveries to develop products, conduct preclinical studies and clinical trials, obtain required regulatory approvals and successfully manufacture, introduce and market such products. There can be no assurance that any of these requirements to achieve profitability will be met.

     The aggregate amount of future net losses and the time required by the Company to reach or sustain profitability are highly uncertain. There can be no assurance that the Company will ever be able to generate product revenue or achieve profitability on a sustained basis or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     EARLY STAGE OF DEVELOPMENT; UNCERTAINTY OF PRODUCT DEVELOPMENT. RiboGene is at an early stage of development and does not expect that any drugs resulting from its research and development efforts will be commercially available for a significant number of years, if at all. Although the Company was organized in 1989, the Company only began in January 1993 to focus its research and development efforts on the identification of novel leads for antiinfective drugs, initially focusing on the identification of antifungal and antiviral drugs. The Company's research efforts were expanded in 1996 to include the identification of novel leads for antibacterial drugs. To date, the Company has conducted only limited research and development activities and has not completed the selection of any lead compounds for drug development. None of the Company's potential lead compounds has advanced to the stage of preclinical or clinical trials. The Company's leads for potential drug candidates will be subject to the risks and failures inherent in the development of pharmaceutical products based on new technologies. These risks include, but are not limited to, unanticipated problems relating to product development, testing, regulatory compliance, manufacturing, marketing and competition, and additional costs and expenses that may exceed current estimates. Products, if any, resulting from the Company's research and development programs will require significant additional research and development efforts, and extensive preclinical studies and clinical trials will be required prior to submission of any regulatory application for commercial use. There can be no assurance that the Company, or its current or any future collaborative partners, will be permitted to undertake clinical trials of any potential products, if developed, that sufficient numbers of patients can be enrolled for such trials or that such clinical trials will demonstrate that the products tested are safe and efficacious. Any or all of the Company's proposed products may prove to have undesirable and unintended side effects or other characteristics that may limit or prevent their commercial use.

     Even if clinical trials are successful, there can be no assurance that the Company or any collaborative partner will obtain regulatory approval for any product, that any approved product can be produced and distributed in commercial quantities at reasonable costs or gain acceptance for use by physicians and other health care providers, or that any potential products will be marketed successfully at prices that would permit the Company to operate profitably. The failure of any of these events to occur would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- The RiboGene Approach," "-- The RiboGene Programs" and
"-- Government Regulation."

     NEED FOR ADDITIONAL CAPITAL; UNCERTAINTY OF ADDITIONAL FUNDING. The Company expects negative cash flow from operations to continue for the foreseeable future. The Company will require substantial additional funds to continue and expand its research and development activities, conduct preclinical studies and expand administrative capabilities. The Company estimates that at its planned rate of spending, existing cash and cash equivalents, together with the net proceeds from the Offering and the proceeds from the sale of the Abbott Shares and the interest income earned on such proceeds, will be sufficient for the purposes specified herein and to allow the Company to maintain its current and planned operations through the first quarter of 2000. There can be no assurance, however, that the Company's assumptions regarding its future level of expenditures and operating losses will prove to be accurate. The Company's future funding requirements will depend on many factors, including: any expansion or acceleration and the breadth of the Company's research and development programs; the results of research and development, preclinical studies and clinical trials conducted by the Company or its collaborative partners or licensees, if any; the acquisition or licensing of technologies or compounds, if any; the Company's ability to maintain existing and establish new corporate relationships and research collaborations; the Company's ability to manage growth; competing technological and market developments; the time and costs involved in filing, prosecuting, defending and enforcing patent and intellectual property claims; the receipt of licensing or milestone fees from its current or future collaborative and license arrangements, if established; the continued funding of governmental research grants; the timing of regulatory approvals; and other factors.

     The Company will need to raise substantial additional capital to fund its operations. Initially, the Company intends to seek such additional funding through collaborative arrangements and through public or private financings, including equity or debt financings. Any additional equity financing will be dilutive to existing stockholders, and any debt financing, if available, may involve restrictions on, among other things, the Company's ability to pay dividends on its capital stock or the manner in which the Company conducts its business. In addition, in the event that additional funds are obtained through arrangements with collaborative partners, such arrangements may require the Company to relinquish rights to technologies, product candidates or potential products that the Company would not otherwise relinquish. The Company has no commitments for any additional collaborations or financings, and there can be no assurance that any such collaborations or financings will be available to the Company when needed or, if available, on terms acceptable to the Company. The inability to obtain sufficient funds when needed may require the Company to delay, scale back or eliminate some or all of its research and development programs or cease operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     DEPENDENCE ON COLLABORATIVE RELATIONSHIPS; FUNDING OF PROGRAMS. The Company's strategy for the development, preclinical and clinical testing, manufacturing and commercialization of new drugs based on its research and development activities depends upon corporate partners, licensors, licensees and others. The Company expects to rely upon the performance of these outside parties to provide funding for its research programs, further develop lead compounds or potential product candidates, provide access to additional compound libraries, conduct preclinical studies and clinical trials, obtain regulatory approvals and manufacture and market any resulting products.

     In April 1996, RiboGene established a collaboration with Abbott (the "Abbott Collaboration") to discover and develop antifungal drugs. On February 6, 1998, Abbott notified the Company of its termination of the Abbott Collaboration, effective April 8, 1998. Pursuant to the Abbott Agreements, Abbott was granted exclusive worldwide rights to develop and market any and all antifungal products discovered through the Abbott-sponsored collaborative research program. Since May 1996, Abbott has funded a significant portion of the costs associated with the Company's antifungal program. As of March 31, 1998, the Company had realized $3.2 million in research support revenues from Abbott and expects to realize $139,000 of revenue deferred at March 31, 1998. As a result of Abbott's termination of the Abbott Collaboration, Abbott is obligated to reimburse the Company for all irrevocably committed research costs for the project prior to termination that were not covered by previous research support payments. In addition, each party to the Abbott Agreements is obligated to return to the other proprietary and confidential information and know-how of such other party in its possession, and each party is entitled to retain copies of any technical or other information which was solely or jointly generated as a direct result of the Abbott Collaboration. The Company is seeking to establish a corporate collaboration for its antifungal program to replace the Abbott Collaboration, however, there can be no assurance that the Company will be successful in such efforts. If the Company is not able to establish a corporate collaboration for its antifungal program, it currently intends to fund the antifungal program from its own resources.

     On January 27, 1998, RiboGene entered into a collaboration (the "Dainippon Collaboration") with Dainippon Pharmaceutical Co., Ltd. ("Dainippon") to discover and develop antibacterial drugs based on the two principal targets in the Company's anti-bacterial program. Pursuant to a license agreement and research agreement by and between the Company and Dainippon, dated January 27, 1998 (the "Dainippon Agreements"), Dainippon was granted exclusive, worldwide rights to develop and market any and all antibacterial products which have activity against either of these two specific bacterial targets, discovered during the Dainippon-sponsored collaborative research program. Pursuant to the Dainippon Agreements, Dainippon has agreed to provide the Company with up to $6.0 million in research support payments over the three-year term of the research program ($2.0 million of which has been received), and to provide related antibacterial research support at Dainippon. Dainippon has the right to terminate the research agreement at any time after January 27, 1999 upon 180 days written notice to the Company. There can be no assurance that Dainippon will not terminate the research agreement prior to the expiration of its full three-year term.

     The Company's revenues will be dependent on the success of the lead compounds and potential drug candidates developed through the Dainippon Collaboration and on the Company's ability to establish additional collaborations for its other programs. The failure of the Company to maintain the Dainippon Collaboration or to enter into agreements with additional collaborators to provide research support, both financial and technical, and to develop, obtain regulatory approval for, and market products incorporating, the Company's discoveries would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that any such collaborators will commit sufficient development resources, technology, regulatory expertise, manufacturing, marketing and other resources towards developing, promoting and commercializing products incorporating the Company's discoveries. Further, competitive conflicts may arise among these third parties that could prevent them from working cooperatively with the Company. The amount and timing of resources devoted to these activities by such parties could depend on the achievement of milestones by the Company and otherwise generally will be controlled by such parties. In addition, the Company expects that its agreements with future collaborators will provide such collaborators with the right to terminate their agreements with the Company upon written notice to the Company. Any such termination would substantially reduce the likelihood that the applicable research program or any lead candidate or candidates would be developed into a drug candidate, would obtain regulatory approvals and would be manufactured and successfully commercialized. Therefore, any such termination could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Dainippon Collaboration or any future collaborations will be successful in developing and commercializing products or that the Company will receive milestone payments or generate revenues from royalties sufficient to offset the Company's significant investment in research and development and other costs. There also can be no assurance that disputes will not arise in the future with the Company's collaborators, including with respect to the ownership of rights to any technology developed pursuant to the collaboration. These and other possible disagreements between collaborators and the Company could lead to delays or interruptions in, or termination of, collaborative research, development and commercialization of certain potential products or could require or result in litigation or arbitration, which could be time-consuming and expensive and could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Need for Additional Capital; Uncertainty of Additional Funding" and
"Business -- Collaborative and Research Agreements."

     DEPENDENCE ON A SINGLE TECHNOLOGICAL APPROACH. The Company's research and development efforts are based solely on its pathogen specific translation mechanism ("PSTM") targeted approach. The Company began to focus its research and development efforts on its PSTM approach to drug discovery in 1993. In March 1996, the Company restructured its operations to focus all efforts on the PSTM approach. To date, the Company has not developed or commercialized any product or product candidates. While the Company has demonstrated that certain compounds have the ability to inhibit the activity of certain of the Company's PSTM targets, the Company has not proven that this activity can be utilized clinically as a therapeutic. There can be no assurance that the inhibitory activity demonstrated in existing screening will continue to be shown in further screening or drug discovery studies. There can be no assurance that the Company's technology platform will enable it to discover compounds that will lead to the development of drugs relevant to the treatment of infectious diseases. There is limited scientific understanding relating to the role of genes or translation in diseases. Relatively few products based on genetic discoveries and no drugs discovered using a translation-based discovery approach have been developed and commercialized to date. The Company's PSTM technology is still in early stages and will require significant further research, development and testing in order to validate translation generally, or PSTM targets specifically, as an effective method to discover new antiinfectives. In the event that the Company's PSTM approach is unsuccessful, the Company will be required to identify and license or acquire alternative technologies or compounds in order to develop leads or product candidates. To date, the Company has not identified, licensed or acquired alternative technologies or compounds that would allow it to develop leads or product candidates, and there can be no assurance that the Company would be able to do so in the future. Even if the Company is successful in identifying and developing lead compounds associated with specific diseases, there can be no assurance that the Company will be successful in marketing its discoveries to biopharmaceutical companies for use in the development of therapeutic products or that any such resulting products will receive regulatory approval or be manufactured or marketed successfully or that the Company will not be precluded from commercialization of drug discoveries by proprietary rights of third parties. See "-- Dependence on Patents and Proprietary Rights," "-- Need for Chemistry Capabilities" and "Business -- Collaborative and Research Agreements."

     DEPENDENCE ON SCIENTIFIC ADVISORS. The Company is highly dependent on the members of its Scientific Advisory Board ("SAB") who conduct research in cooperation with the Company and provide the Company with access to technology developed by them. The potential success of the Company's drug discovery programs depends in part on continued collaborations with these advisors. The Company and various members of its management and research staff rely heavily on members of the SAB for new translation-based targets for its drug discovery programs and for continued consulting and expertise in translation research. The Company's scientific advisors are employed by employers other than the Company and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company. As a result, the Company has limited control over their activities and, except as otherwise required by its consulting agreements, can expect only limited amounts of their time to be dedicated to the Company's activities. Most members of the SAB have entered into scientific advisor agreements with the Company. These agreements provide for indefinite terms of service on the SAB and are terminable at any time by written notice of either the Company or the advisor. Certain members of the SAB also have entered into separate consulting agreements with the Company. These agreements have an initial one-year term, typically have been renewed by the parties for successive one-year periods and provide for earlier termination by either party upon 30 days' written notice. There can be no assurance that the Company will be able to maintain such consulting agreements or that such scientific advisors will not enter into consulting arrangements, exclusive or otherwise, with competing pharmaceutical or biotechnology companies, any of which would have a detrimental impact on the Company's research objectives and could have a material adverse effect on the Company's business, financial condition and results of operations.

     The scientific advisor agreements and the consulting agreements provide for confidentiality of the Company's proprietary information. These agreements also provide that any confidential information that results from work performed for the Company by such advisors is the sole and exclusive property of the Company. In certain instances, such provisions are subject to the patent and other policies now in effect or adopted in the future by the advisor's employer or primary affiliation. To the extent any confidential information is also the product of work performed for the advisor's affiliates, such affiliates' policies may provide such affiliate with proprietary rights to such information. Accordingly, the Company may not have rights to developments, publications or the results of any research conducted by these advisors, which may adversely affect the Company. There can be no assurance that the Company will be able to maintain the confidentiality of its technology and other confidential information, and any unauthorized dissemination of the Company's confidential information could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Scientific Advisors."

     DEPENDENCE ON PATENTS AND PROPRIETARY RIGHTS. The Company's commercial success will depend, in part, on its ability, and the ability of any licensor(s), to obtain patent protection for its products and technologies, both in the United States and in other countries. The patent positions of pharmaceutical and biotechnology firms can be highly uncertain and often involve complex legal and technical questions for which important legal principles are largely unresolved, thus making it difficult to predict the breadth of claims which would be allowable in any particular case. This uncertain situation is also affected by revisions to the United States patent law adopted in recent years to give effect to international accords to which the United States has become a party. The extent to which such changes in law will affect the obligations of the Company cannot be ascertained. The Company owns a provisional application, a pending patent application and certain corresponding foreign applications relating to its antibacterial drug discovery program; an issued United States patent, a pending United States patent application and certain corresponding foreign applications relating to its antifungal drug discovery program; and an issued United States patent, a pending United States patent application and certain corresponding foreign applications relating to its antiviral drug discovery program. One of the coinventors of the Company-owned patent applications relating to the antivirual drug discovery program is Michael Katze, Ph.D. Dr. Katze presently is a member of the Company's SAB and, at the time these applications were filed, was a consultant to the Company and a faculty member at the University of Washington. The Company has received inquiries from, and has been in discussions with, the University of Washington regarding a potential, partial ownership interest in these patent applications that Dr. Katze and the coinventors assigned to the Company. Such discussions are ongoing and may result in a determination that the University of Washington is a joint owner of the patent applications, though the Company believes, after a review of the information available to date, that Dr. Katze, in his capacity as a consultant to the Company, properly assigned his rights in these applications to the Company. Nevertheless, in connection with these ongoing discussions, the Company has obtained an option for an exclusive, worldwide license under the University of Washington's potential ownership interest. The option is exercisable upon payment of a $25,000 fee, at which time the Company will have an exclusive license under terms that will include payments of $250,000 for each new drug application approval, royalty payments on future sales of products developed under the licensed patent rights and a percentage payment of sublicensing fees received by the Company, and certain other terms to be negotiated in good faith. The Company is an assignee, along with McGill University, of an allowed United States patent application generally relating to the PSTM program. The Company is an exclusive licensee under a University of Washington pending United States application and certain corresponding foreign applications directed to HCV NS5A/PKR. In addition, the Company has an option, from the University of Washington and McGill University, to license a recently-issued United States patent and a pending United States patent application relating to translational technology. There can be no assurance that any of these patent applications, or any patent applications which the Company may acquire in the future, will be issued as patents, that any such issued patents will afford adequate protection to the Company and will not be challenged, invalidated, circumvented or infringed, or that any rights granted under such patents will afford competitive advantages to the Company. To protect its rights to its patent applications and/or patents, the Company may be required to participate in interference proceedings before the United States Patent and Trademark Office to determine priority of invention and the rights to a patent. In addition, if patents that cover the Company's activities are issued to other companies, there can be no assurance that the Company would be able to obtain a license to such patents on terms acceptable to the Company, if at all. The Company also could incur substantial costs in any litigation against third parties, in which the Company asserts patents to which the Company has rights. There can be no assurance that the Company's patents or those of its licensors, if issued would not be held invalid by a court or that a competitor's technology or product would be found to infringe such patents.

     The Company's success will further depend, in part, on its ability to operate without infringing the proprietary rights of others. There can be no assurance that the Company's activities will not infringe patents owned by others. The Company could incur substantial costs in defending itself in suits brought against it or any licensor. Should the Company's products or technologies be found to infringe patents issued to third parties, the manufacture, use and sale of the Company's products could be enjoined, and the Company could be required to pay substantial damages. In addition, the Company, in connection with the development and use of its products and technologies, may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. Failure to obtain such licenses could have a material adverse effect on the Company.

     In addition to patent protection, the Company also relies to a significant extent upon trade secret protection for its confidential and proprietary information, including many of the Company's key discovery technologies. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology. To protect its trade secrets, RiboGene has required its employees, consultants, SAB members and parties to collaboration and licensing agreements to execute confidentiality agreements upon the commencement of employment, the consulting relationship or the collaboration or licensing arrangement, as the case may be, with RiboGene. In the case of employees, the agreements also provide that all inventions resulting from work performed by them while employed by RiboGene will be the exclusive property of RiboGene. In the case of SAB members, the agreements also provide that any confidential information that results from work performed for RiboGene will be the exclusive property of RiboGene. The Company will continue to require its employees, consultants, SAB members and collaborators and licensees to execute confidentiality agreements and inventions assignment agreements (in the case of its employees) upon the commencement of employment, the consulting relationship or the collaboration or license with the Company. There can be no assurance, however, that these agreements will provide meaningful protection of the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information, or that the Company's trade secrets will not otherwise become known or be independently discovered by its competitors, that the Company can meaningfully protect its rights in such unpatented proprietary technology through other means, that any obligation to maintain the confidentiality of such proprietary technology will not be breached by employees, consultants, advisors, collaborators, licensees or others or that others will not independently develop the same or substantially equivalent technology. The loss of trade secret protection of any of the Company's key discovery technologies would materially and adversely affect the Company's competitive position and could have a material adverse effect on the Company's business, financial condition and results of operations. Finally, disputes may arise as to the ownership of proprietary rights to the extent that outside consultants, collaborators or licensees apply technological information developed independently by them or others to Company projects or apply Company technology to other projects and, if adversely determined, such disputes could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Dependence on Scientific Advisors,"
"-- Dependence on and Need for Additional Key Personnel" and
"Business -- Patents and Proprietary Rights."

     In 1994, the Company acquired intellectual property that falls outside the field of infectious diseases and translational control. The Company does not intend to develop any products associated with such intellectual property itself. Such potential products include Emitasol, for emesis associated with chemotherapy, Migrastat, for migraine, and intranasal benzodiazepines for various conditions such as anxiety, seizures, panic attacks and sleep disorders. The Company has received notice that Peptech (Europe A/S) is opposing the grant of a European patent with claims directed to the nasal administration of benzodiazepines. As one of the grounds for the opposition, Peptech has submitted a published abstract describing the nasal administration, to children, of the benzodiazepine midazolam. This abstract has an apparent publication date of February 1988, several months prior to the earliest filing date in the United States from which the Company's European patent application could have claimed priority. While the Company intends to respond vigorously to the opposition, no assurance can be given as to the scope of the claims, if any, which the European Patent Office ultimately will find patentable. Failure of the Company to prevail in the opposition before the European Patent Office could impede the Company's ability to outlicense the technology portfolio.

     The issued United States patent relating to the nasal administration of benzodiazepines is the subject of a reissue proceeding before the United States Patent and Trademark Office. In the course of negotiations with a potential licensee of the technology portfolio containing this patent, the Company became aware that the issued United States patent for which reissue is being sought had expired for failure to pay the required maintenance fees. The Company's petition to revive this patent recently was granted by the Patent and Trademark Office, effectively resulting in the reinstatement of the patent, as if it had not expired. However, should the Company choose to enforce this patent by instituting an infringement action, the patent statute would provide certain protection to those infringers who first began practicing, or first made substantial preparation to practice, the patented invention during the approximately three-year and four month period that the patent had lapsed. The Company presently is not aware of any potential infringers who may be entitled to such so-called "intervening rights."

     NEED FOR CHEMISTRY CAPABILITIES. One of the Company's strategies is to acquire substantial additional capabilities in chemistry in order to enhance the Company's lead discovery and optimization capabilities. The Company currently has three employees with degrees, experience and training in chemistry who conduct the Company's chemistry activities on a limited basis. The Company has joint responsibility with Dainippon to provide chemistry support for the discovery and optimization of potential antibacterials resulting from the Dainippon Collaboration. The Company plans to add medicinal, combinatorial, analytical and computational chemistry capabilities internally and through external collaborations to support its other programs. The Company intends to use a significant portion of the net proceeds of the Offering to build its chemistry capabilities by recruiting additional chemistry expertise in-house, acquiring and implementing the capital equipment necessary to support these activities, acquiring additional compounds and supplies and entering into additional collaborative agreements. There can be no assurance that the Company will be successful in developing these capabilities. Qualified medicinal, combinatorial, analytical and computational chemists and the corresponding support personnel are in high demand. The Company may experience difficulty in attracting, recruiting or hiring the personnel necessary to implement its strategy. Failure by the Company to successfully complete or implement any part of the strategy described above could prevent the Company from implementing its overall business strategy, require the Company to rely to a greater extent on collaborative agreements for the optimization of leads for drug candidates and enter into such arrangements at an earlier stage of development, and could have a material adverse impact on the Company's business, financial condition and results of operations.

     COMPETITION. The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Many of the drugs which the Company is attempting to discover will be competing with existing therapies. In addition, a number of companies are pursuing the development of pharmaceuticals which target the same diseases and conditions the Company is targeting, using technology similar to the RiboGene technology, as well as alternative discovery technologies, including antisense, gene therapy and genomics. The Company faces competition from pharmaceutical and biotechnology companies both in the United States and abroad. Many of the Company's competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than the Company. In addition, unlike the Company, many of these competitors have experience in undertaking preclinical studies and clinical trials of new pharmaceutical products and obtaining the necessary regulatory approvals and manufacturing and marketing products. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competing products or technologies and may establish exclusive collaborative or licensing relationships with competitors of the Company.

     The Company believes that its ability to compete is dependent, in part, upon its abilities to create and maintain scientifically advanced technology and to develop and commercialize pharmaceutical products based on this technology, as well as its ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary technology or processes and secure sufficient capital resources for the expected substantial time period between technological conception and commercial sales of products based upon the Company's technology.

     There can be no assurance that the Company's competitors will not succeed in developing technologies and drugs that are more effective or less costly than any which are being developed by the Company or which would render the Company's technology and future drugs obsolete and noncompetitive. In addition, the Company's competitors may succeed in obtaining the approval of the United States Food and Drug Administration (the "FDA") or other regulatory approvals for drug candidates more rapidly than the Company. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage, including certain patent and FDA marketing exclusivity rights that would delay the Company's ability to market certain products. There can be no assurance that drugs resulting from the Company's research and development efforts, or from the joint efforts of the Company and its existing or future collaborative partners, will be able to compete successfully with competitors' existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere.

     DEPENDENCE ON AND NEED FOR ADDITIONAL KEY PERSONNEL. The Company is highly dependent on the principal members of its management and scientific staff, including the services of Charles J. Casamento, President, Chief Executive Officer and Chairman of the Board, and Drs. Lehman, Gluchowski, and Moehle, the Company's Vice President of Research, Director of Drug Discovery and Associate Director of Translational Control Research, respectively, as well as the project leaders for each of its core projects and the leader of its screening group. There can be no assurance that these persons will continue to be employed by the Company in the future. The loss of any of these persons could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's potential growth and expansion into areas and activities requiring additional expertise, such as chemistry, are expected to place increased demands on the Company's management skills and resources. These demands are expected to require a substantial increase in management and scientific personnel and the development of additional expertise by existing management personnel. Accordingly, recruiting and retaining management and operational personnel and qualified scientific personnel to perform research and development work in the future will also be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain skilled and experienced management, operational and scientific personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies, universities and other research institutions for such personnel. The failure to attract and retain such personnel or to develop such expertise could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees" and "Management."

     UNCERTAINTIES RELATED TO CLINICAL TRIALS. The Company believes it will be several years, if ever, before any potential product candidates discovered using its technology would be ready to begin the regulatory approval process. Before seeking such approval, the Company or its collaborative partners must demonstrate in extensive preclinical studies and clinical trials that any such product candidate is safe and effective for use in each target indication. The results of preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing or use, and there can be no assurance that any such preclinical studies and clinical trials will demonstrate the safety and efficacy of any product candidate, if successfully developed, or that, regardless of preclinical and clinical trial results, FDA approval will be obtained or that marketable products will result. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials or have not received FDA approval, even after promising results in earlier trials. Clinical trials for any product candidates developed by the Company and its collaborators may be delayed by many factors. Furthermore, the FDA may suspend clinical trials at any time if it decides that patients are being exposed to an unreasonable and significant health risk. In addition, clinical trials are often conducted with patients having the most advanced stages of disease. During the course of treatment, these patients can die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested, but which can nevertheless affect clinical trial results. Any delays in, or termination of, the clinical trials of any of the Company's product candidates, if successfully developed, or the failure of any clinical trials to meet applicable regulatory standards, could have a material adverse effect on the Company's business, financial condition and results of operations.

     GOVERNMENT REGULATION AND NEED FOR PRODUCT APPROVALS. The manufacture and marketing of any products developed by the Company and its ongoing research and development activities are subject to regulation by numerous governmental authorities in the United States and other countries. Prior to marketing, any drug developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process mandated by the FDA and equivalent authorities in other countries. These processes can take a number of years and require the expenditure of substantial resources. The time required for completing such testing and obtaining such approvals is uncertain, and there can be no assurance that such approvals will be obtained or that marketable products will result. The safety and efficacy of a therapeutic product under development by the Company must be supported by extensive data from clinical trials. The results from preclinical studies and early clinical trials may not be indicative of results that will be obtained in large-scale testing. In addition, delays or rejections may be encountered in the regulatory review process or in the event there are changes in FDA policy or the Company decides to replace the compounds in testing with modified or optimized compounds. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any products developed by the Company. Failure by the Company to obtain regulatory approval of any products resulting from its discovery programs could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that if clinical trials are completed, the Company will submit a new drug application (an "NDA") with respect to any potential products or that such applications will be reviewed and approved by the FDA in a timely manner, if at all.

     If regulatory approval of a product is granted, such approval will entail limitations on the indicated uses for which the product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer, and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product, manufacturer or facility, including withdrawal of the product from the market. Failure to comply with ongoing relevant regulatory requirements may result in, among other things, warning letters, fines, product recalls or seizures, suspension or termination of production, injunctions, delays in obtaining marketing authorization or refusal of the government to grant such approvals, withdrawals of previously granted approvals, civil penalties and criminal prosecution, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company and its collaborative partners may also be subject to regulation under state and federal laws, including requirements regarding occupational safety and laboratory practices, and may be subject to other present and possible future local, state, federal and foreign regulation. The impact of such regulation upon the Company cannot be predicted and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

     CONVERSION OF SERIES F PREFERRED STOCK INTO COMMON STOCK. The terms of the Series F Preferred Stock provide for the automatic conversion of such stock into Common Stock upon the closing of the first underwritten public offering of Common Stock resulting in aggregate gross proceeds to the Company in excess of $7.5 million. The number of shares of Common Stock issuable upon the automatic conversion of the Series F Preferred Stock will depend upon the initial public offering price. Assuming an initial public offering price of $7.00 per share, each share of the outstanding 2,282,663 shares of Series F Preferred Stock will convert into 0.6429 of a share of Common Stock, for a total of 1,467,510 shares of Common Stock. If the initial public offering price is less than $7.00 per share, the conversion ratio of the Series F Preferred Stock will be adjusted, resulting in additional shares of Common Stock being issued to the holders of Series F Preferred Stock. As a result, if the initial public offering price is less than $7.00 per share, investors purchasing in the Offering will own a lesser percentage of the total shares of Common Stock outstanding following the Offering. For example, assuming an initial public offering price of $6.00 per share, an additional 244,487 shares of Common Stock would be issued upon the conversion of the outstanding shares of Series F Preferred Stock. If the conversion ratio of the Series F Preferred Stock is adjusted, additional shares of Common Stock will also be issued upon the exercise of the Placement Agent Unit Options. For instance assuming an initial public offering price of $6.00, an additional 122,242 shares of Common Stock would be issued upon the exercise of the Placement Agent Unit Options. See "Dilution," "Certain Transactions" and "Description of Capital Stock -- Preferred Stock."

     DILUTION. Purchasers of the Common Stock offered hereby will incur immediate and substantial dilution equal to $3.43 per share, based upon an assumed initial public offering price of $7.00 per share. The dilution will be increased to the extent that the holders of outstanding options or warrants to purchase Common Stock with exercise prices below the initial public offering price exercise such options or warrants. If the initial public offering price is less than $7.00 per share, the per share amount of dilution will be lower; however, investors purchasing in the Offering will own a lesser percentage of the total shares of Common Stock outstanding as a result of the issuance of additional shares of Common Stock to holders of the Series F Preferred Stock upon conversion into Common Stock of such preferred stock upon the closing of the Offering and to the holders of the Placement Agent Unit Options upon the exercise thereof. See "Dilution," "Certain Transactions" and "Description of Capital Stock -- Preferred Stock."

     LACK OF MANUFACTURING, MARKETING AND SALES CAPABILITY AND
EXPERIENCE. RiboGene does not expect to invest in the development of manufacturing, marketing or sales capabilities in the foreseeable future. If the Company is unable to contract for manufacturing capabilities on acceptable terms, the Company's ability to conduct preclinical and clinical trials with any potential drug candidates would be adversely affected, resulting in delays in the submission of any drug candidate for regulatory approval and in the initiation of new development programs, which in turn could materially impair RiboGene's competitive position and the possibility of achieving profitability.

     The Company has no experience in marketing drugs. The Company has granted marketing rights to Dainippon and under certain circumstances has retained copromotion rights with respect to antibacterial drugs developed through the Dainippon Collaboration. The Company intends to collaborate with additional third parties to market any drugs that may result from its other areas of focus. There can be no assurance that any such collaborative agreement can be reached on acceptable terms, if at all. There can be no assurance that the Company will be able to establish or maintain third party relationships to provide any or all of these capabilities.

     PRODUCT LIABILITY AND AVAILABILITY OF INSURANCE. The Company's business will expose it to potential liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. The use of any drug candidates ultimately developed by the Company or its collaborators in clinical trials may expose the Company to product liability claims and possible adverse publicity. These risks will expand with respect to the Company's drug candidates, if any, that receive regulatory approval for commercial sale. Product liability insurance for the biotechnology industry is generally expensive, if available at all. The Company does not have product liability insurance but intends to obtain such coverage if and when any drug candidates are tested in clinical trials. However, such coverage is becoming increasingly expensive and there can be no assurance that the Company will be able to obtain insurance coverage at acceptable costs or in a sufficient amount, if at all, or that a product liability claim would not adversely affect the Company's business, operating results or financial condition.

     UNCERTAINTY RELATED TO HEALTH CARE INDUSTRY. The successful commercialization of any drug candidates developed by the Company and its current and future collaborators will depend substantially on reimbursement of the costs of the resulting drugs from government authorities, private health insurers and other organizations at levels acceptable to the Company. There can be no assurance that adequate reimbursement will be available or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, any such drugs. Any of the foregoing could have a material adverse effect on the Company's business, financial condition and results of operations. If such reimbursement is not available or is available on a limited basis, the Company may not be able to retain any collaborative partners to manufacture and commercialize any drugs and may not be able to obtain a financial return on the manufacture and commercialization of any future drugs.

     Third-party payors are increasingly focusing on the cost-effectiveness profile of prescription drugs and challenging the prices charged for such products and services. Also, the trend towards managed health care in the United States and the concurrent growth of organizations such as health maintenance organizations, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or government medical assistance programs, may all result in lower prices or reduced markets for any products developed by the Company or its current and future collaborators. The cost containment measures that health care providers and payors are instituting could adversely affect the Company's or its current and future collaborators' ability to sell future products and may have a material adverse effect on the Company. To date, the Company has not conducted any marketing studies on any of its potential product candidates and has not undertaken any pharmacoeconomic analysis with respect to any potential products. The cost containment measures and reforms that government institutions and third-party payors are considering could result in significant and unpredictable changes to the marketing and pricing and reimbursement practices of biopharmaceutical and pharmaceutical companies such as the Company and its current and future collaborators. The adoption of any such measures or reforms could have a material adverse effect on the business, financial condition and results of operations of the Company.

     HAZARDOUS MATERIALS. The Company is subject to federal, state and local laws and regulations governing the use, generation, manufacture, storage, discharge, handling and disposal of certain materials and wastes used in its operations. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations as its research activities are increased, or that the operations, business and future profitability of the Company will not be adversely affected by current or future environmental laws and regulations. See "Business -- Government Regulation."

     MANAGEMENT DISCRETION AS TO USE OF PROCEEDS. The Company intends to use the net proceeds from the Offering for expansion of internal chemistry capabilities, expansion and advancement of drug discovery programs and for working capital and other general corporate purposes. Accordingly, the Company's management will retain broad discretion as to the allocation of the balance of the net proceeds from the Offering and the proceeds from the sale of the Abbott Shares. As a result of such discretion, the Company's management could allocate such proceeds to uses which the stockholders may not deem desirable. There can be no assurance as to the timing or application of such proceeds, or that the application thereof will not have a material adverse effect on the Company's future business, financial condition or results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     CONTROL BY EXISTING STOCKHOLDERS. Immediately following the Offering, officers, directors and existing stockholders of the Company will beneficially own approximately 61% of the outstanding shares of Common Stock of the Company (based on shares, warrants and options outstanding as of March 31, 1998). These stockholders, if acting in concert, will continue to be able to control the election of all members of the Company's Board of Directors and to determine all corporate actions after the sale of the shares offered hereby. See "Principal Stockholders."

     ABSENCE OF DIVIDENDS. The Company has never declared or paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future, but intends instead to retain future earnings, if any, for reinvestment in its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. See "Dividend Policy."

     NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public market for the Common Stock. Accordingly, there can be no assurance that an active trading market for the Common Stock will develop or be sustained upon completion of the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the shares of Common Stock offered hereby will be determined by negotiations between the Company and the Representatives. The market prices for securities of biopharmaceutical companies have been highly volatile. Announcements regarding the results of regulatory approval filings, preclinical or clinical studies or other testing, technological innovations or new commercial products by the Company or its competitors, government regulations, developments concerning proprietary rights or public concern as to safety of technology have historically had, and are expected to continue to have, a significant impact on the market prices of the stocks of biopharmaceutical companies. The trading price of the Common Stock could also be subject to significant fluctuations in response to variations in operating results.

     ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND CERTAIN CHARTER PROVISIONS. Under the Company's Certificate of Incorporation, the Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the powers, rights, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, such issuance could dilute the voting power of holders of Common Stock and, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 could have the effect of delaying or preventing a change of control of the Company. See "Description of Capital Stock -- Delaware Anti-Takeover Law and Certain Charter and By-law Provisions."

     SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market after the Offering could materially adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon completion of the Offering, the Company will have outstanding an aggregate of 5,764,055 shares of Common Stock (6,169,055 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 2,700,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act, except for any shares held by an "affiliate" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144"). The remaining 3,064,055 shares of Common Stock held by existing stockholders of the Company (including the Abbott Shares) are "restricted securities" as that term is defined in Rule 144 (the "Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act, including an exemption under Rule 144 or 701 under the Securities Act. For a summary description of the requirements of Rules 144 and 701, see "Shares Eligible for Future Sale." Pursuant to "lock-up" agreements, all of the Company's executive officers and directors and certain stockholders, holding in the aggregate 2,304,997 Restricted Shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 180 days from the date of this Prospectus without the prior written consent of the Representative.

     As of March 31, 1998, options to purchase an aggregate of 182,433 shares of Common Stock were outstanding under the Company's stock plans and an aggregate of 1,506,486 shares of Common Stock were reserved for future grants or purchases under the Company's equity incentive plans. The holders of all such outstanding options have agreed not to offer, sell, contract to sell, grant any options to purchase or otherwise dispose of any shares of Common Stock issuable upon exercise of such options for a period 180 days from the date of this Prospectus without the prior written consent of the Company, and the Company has agreed in the Underwriting Agreement that it will not grant any such consent without the prior written consent of the Representative. The Company intends to file after the closing of the Offering a registration statement on Form S-8 to register an aggregate of 1,506,486 shares of Common Stock reserved for issuance under the Company's equity incentive plans.

     In addition, as of March 31, 1998, 166,319 shares of Common Stock were reserved for issuance upon the exercise of warrants (other than Class A Warrants); 162,967 shares of Common Stock were reserved for issuance upon exercise of the Class A Warrants; 733,755 shares of Common Stock were reserved for issuance upon exercise of the Placement Agent Unit Options in respect of shares of Series F Preferred Stock issuable thereunder; 40,739 shares of Common Stock were reserved for issuance upon the exercise of the Placement Agent Class A Warrants; and 270,000 shares of Common Stock were reserved for issuance upon exercise of warrants issued to the Representatives, at an exercise price equal to 165% of the initial public offering price of the Common Stock (the "Representative's Warrants").

     Holders of the Placement Agent Unit Options and warrants to purchase an aggregate of 1,102,017 shares of Common Stock have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of their shares of Common Stock issuable upon exercise of such options or warrants, for a period of 180 days from the date of this Prospectus without the prior written consent of the Representative.

     The Company also has agreed that it will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of Common Stock for a period of 180 days from the date of this Prospectus, other than pursuant to existing stock option plans or upon exercise of outstanding options and warrants, without the prior written consent of the Representative.

     Following completion of the Offering, holders of 2,385,039 Restricted Shares and 370,025 shares issuable upon exercise of outstanding warrants will be entitled to certain rights with respect to the registration of such shares under the Securities Act for resale, at the expense of the Company. See "Description of Capital Stock -- Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."


     NO ASSURANCE OF AMERICAN STOCK EXCHANGE LISTING. Although the Company has applied for listing of its Common Stock on the American Stock Exchange, such approval is subject to the Company meeting all of the listing requirements. Assuming an initial public offering price of $7.00, the sale of the 2,700,000 shares of Common Stock offered hereby would result in gross proceeds of $18,900,000. If the gross proceeds from the Offering are less than $16,000,000, the Company's Common Stock will not be listed on the American Stock Exchange. There can be no assurance that the Company will meet the listing requirements of the American Stock Exchange or, if met, that it will be able to meet any applicable maintenance requirements.



     If the Company's Common Stock is not listed on the American Stock Exchange, the Company will apply for listing of the Common Stock on the Nasdaq SmallCap Market. There can be no assurance that the Company will meet the listing requirements of the Nasdaq SmallCap Market. Any failure to obtain or maintain listing of the Common Stock on the Nasdaq SmallCap Market could result in any trading of the Common Stock being conducted on the OTC Bulletin Board or in the over-the-counter market in what is commonly referred to as the "pink sheets." If this occurs, a stockholder will find it more difficult to dispose of the securities or to obtain accurate quotations regarding the price of the securities. In addition, the Company's common stock could become subject to the "penny stock" regulations of the Securities and Exchange Commission, which impose additional restrictions on broker-dealers who trade in such stock, and could severely limit the liquidity of the Company's securities.


     FORWARD-LOOKING STATEMENTS. Certain statements under the captions "Prospectus Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this Prospectus constitute "forward-looking statements." Such forward-looking statements may be identified by the use of terminology such as "may," "will," "expect," "anticipate," "intend," "designed," "estimate," "should" or "continue" or the negatives thereof or other variations thereon or comparable terminology. Such forward-looking statements involve known or unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include those described above and in the sections entitled "Prospectus Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of shares of Common Stock offered hereby (assuming an initial public offering price of $7.00 per share) are estimated to be approximately $15.4 million ($17.9 million if the Underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discounts and commissions and estimated Offering expenses. The Company also will receive approximately $4.0 million from the sale of the Abbott Shares directly from the Company, assuming the Offering results in gross proceeds to the Company of $16.0 million.

     The Company anticipates that it will use the net proceeds of the Offering, together with the proceeds from the sale of the Abbott Shares, over the next two years as follows:


                                                                                   APPROXIMATE
                                                           APPROXIMATE              PERCENTAGE
             APPLICATION OF NET PROCEEDS                      AMOUNT             OF NET PROCEEDS
             ---------------------------                ------------------    ----------------------
                                                          (IN MILLIONS)
Expand internal chemistry capabilities(1).............        $ 4.2                     21.6%
Expand and advance antibacterial, antifungal and HCV
  programs............................................          1.7                      8.8%
Establish new drug discovery programs.................          1.4                      7.2%
Repay certain outstanding indebtedness(2).............          0.4                      2.1%
Working capital and general corporate purposes(3).....         11.7                     60.3%
                                                              -----                   ------
          Total.......................................        $19.4                    100.0%
                                                              =====                   ======


---------------
(1)  Includes acquiring necessary equipment and recruiting qualified personnel.

(2) The Company will use approximately $350,000 of such net proceeds to repay certain guaranteed consulting payments of $50,000 per quarter through December 1999. See "Certain Transactions."

(3) The Company's management, subject to approval by the Board of Directors, will have broad discretion with respect to the proceeds designated for working capital and general corporate purposes. The Company feels that such discretion is necessary to allow management to determine the best allocation, as particular needs arise, of such proceeds. The Company may also use a portion of such proceeds to acquire or license technology rights or compounds. No such transactions involving a material amount of consideration are being negotiated as of the date of this prospectus. Pending application of such proceeds, the net proceeds to the Company of the Offering will be invested in short-term, interest bearing, investment grade securities. See "Risk Factors -- Management's Discretion as to Use of Proceeds."

     The Company anticipates that the net proceeds of the Offering, together with the proceeds from the sale of the Abbott Shares, and the interest income earned on such proceeds, together with existing cash, cash equivalents and short-term investments, will be sufficient for the purposes specified herein and to allow the Company to maintain its current and planned operations through the first quarter of 2000. However, there can be no assurance that the Company's assumptions regarding future operating losses and operating expenses will be accurate. The Company's future funding requirements and use of proceeds will depend on many factors, including: any expansion or acceleration and the breadth of the Company's research and development programs; the results of research and development, preclinical studies and clinical trials conducted by the Company or its collaborative partners or licensees, if any; the acquisition or licensing of technologies or compounds, if any; the Company's ability to maintain existing and establish new corporate relationships and research collaborations; the Company's ability to manage growth; competing technological and market developments; the time and costs involved in filing, prosecuting, defending and enforcing patent and intellectual property claims; the receipt of licensing or milestone fees from its current or future collaborative and license arrangements, if established; the continued funding of governmental research grants; the timing of regulatory approvals; and other factors. The Company will need to raise substantial additional capital to fund its operations. Initially, the Company intends to seek such additional funding through collaborative arrangements and through public or private financings, including equity or debt financings. See "Risk Factors -- Need for Additional Capital; Uncertainty of Additional Funding" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The Company intends to retain future earnings, if any, for reinvestment in its business. Any future determination to pay cash dividends would be at the discretion of the Board of Directors and would be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1998: (i) the actual capitalization of the Company; (ii) the pro forma capitalization of the Company, giving effect to (a) the automatic conversion of all outstanding shares of Series A through Series G Preferred Stock of the Company into an aggregate of 2,385,039 shares of Common Stock (assuming an initial public offering price of $7.00 per share), concurrently with the closing of the Offering, and (b) the reincorporation of the Company in Delaware and the amendment of its charter prior to the effective date of the Offering; and (iii) the pro forma as adjusted capitalization of the Company adjusted to reflect the issuance and sale of the 2,700,000 shares of Common Stock offered hereby (assuming an initial public offering price of $7.00 per share), the receipt and application of the estimated net proceeds therefrom, and the sale of 571,429 shares of Common Stock (assuming an initial public offering price of $7.00 per share) to Abbott for $4.0 million, concurrently with the closing of the Offering. The number of shares of Common Stock to be issued upon conversion of RiboGene's Series F Preferred Stock and to Abbott will depend upon the initial public offering price. See "Use of Proceeds," "Business -- Collaborative and Research Agreements," "Certain Transactions" and "Description of Capital Stock."

                                                                      MARCH 31, 1998
                                                        ------------------------------------------
                                                                                      PRO FORMA
                                                         ACTUAL      PRO FORMA       AS ADJUSTED
                                                        --------    ------------    --------------
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
LONG-TERM OBLIGATIONS:
  Capital lease obligations less current portion and
     other noncurrent liabilities.....................  $    464      $    464         $    464
                                                        --------      --------         --------
STOCKHOLDERS' EQUITY:
  Preferred Stock, no par value: 19,688,488 shares
     authorized (actual); 5,000,000 shares authorized,
     $0.001 par value (pro forma and pro forma as
     adjusted); 15,133,739 shares issued and
     outstanding (actual); none issued and outstanding
     (pro forma and pro forma as adjusted)............    35,514            --               --
  Common Stock, no par value: 50,000,000 shares
     authorized (actual); 30,000,000 shares
     authorized, $0.001 par value (pro forma and pro
     forma as adjusted); 107,587 shares issued and
     outstanding (actual); 2,492,626 shares issued and
     outstanding (pro forma); 5,764,055 shares issued
     and outstanding (pro forma as adjusted)(1).......     1,853             2                5
Additional paid in capital............................     1,672        39,037           58,422
Notes receivable from stockholders....................      (147)         (147)            (147)
Deferred compensation.................................    (1,269)       (1,269)          (1,269)
Deficit accumulated during development stage..........   (36,397)      (36,397)         (36,430)
                                                        --------      --------         --------
  Total stockholders' equity (deficit)................     1,226         1,226           20,581
                                                        --------      --------         --------
          Total capitalization........................  $  1,690      $  1,690         $ 21,045
                                                        ========      ========         ========

---------------
(1) Excludes: (i) an aggregate of 182,433 shares of Common Stock reserved for issuance under the Company's stock plans upon exercise of options outstanding at a weighted average exercise price of $3.57 per share; (ii) an aggregate of 1,506,486 shares of Common Stock reserved for future grants or purchases under the Company's equity incentive plans; (iii) 162,967 shares of Common Stock reserved for issuance upon exercise of the Class A Warrants;
    (iv) 166,319 shares of Common Stock reserved for issuance upon the exercise of warrants (other than Class A Warrants) outstanding at a weighted average exercise price of $16.75 per share; (v) 733,755 shares of Common Stock reserved for issuance upon exercise of the Placement Agent Unit Options;
    (vi) 40,739 shares of Common Stock reserved for issuance upon the exercise of the Placement Agent Class A Warrants; and (vii) an aggregate of 270,000 shares of Common Stock reserved for issuance upon the exercise of the Representative's Warrants. The number of shares of Common Stock to be issued upon conversion of the Series F Preferred Stock and exercise of the Placement Agent Unit Options will depend upon the initial public offering price. See "Management -- Stock and Related Employee Benefit Plans," "Certain Transactions," "Description of Capital Stock" and "Underwriting."

                                    DILUTION

     The pro forma net tangible book value (deficit) of the Company as of March 31, 1998, was approximately $(143,000) or $(0.06) per share of Common Stock. Pro forma net tangible book value (deficit) per share is equal to the Company's pro forma net tangible assets (pro forma tangible assets less pro forma total liabilities and deferred offering costs) divided by the pro forma number of shares of Common Stock outstanding at that date, giving effect to the automatic conversion of all outstanding shares of Series A through Series G Preferred Stock of the Company into an aggregate of 2,385,039 shares of Common Stock (assuming an initial public offering price of $7.00 per share) concurrently with the closing of the Offering. Without taking into account any other changes in pro forma net tangible book value other than to give effect to the receipt and application of the estimated net proceeds from the sale of the 2,700,000 shares of Common Stock offered hereby (assuming an initial public offering price of $7.00 per share), at an assumed initial public offering price of $7.00 per share, and the sale of 571,429 shares of Common Stock (assuming an initial public offering price of $7.00 per share) to Abbott for $4.0 million, the pro forma net tangible book value of the Company as of March 31, 1998 would have been $20,581,000 or $3.57 per share. This represents an immediate increase in such pro forma net tangible book value of $3.63 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $3.43 per share to new investors. The number of shares of Common Stock to be issued upon conversion of RiboGene's Series F Preferred Stock and to Abbott will depend upon the initial public offering price. See "Certain Transactions" and "Description of Capital Stock." The following table illustrates this per share dilution:

    Assumed initial public offering price per share.............            $7.00
      Pro forma net tangible book value per share as of March
         31, 1998...............................................  $(0.06)
      Increase in net tangible book value per share attributable
         to new investors.......................................    3.63
                                                                  ------
    Pro forma net tangible book value per share after the
      Offering and the sale of the Abbott Shares................             3.57
                                                                            -----
    Dilution per share to new investors.........................            $3.43
                                                                            =====

     The following table summarizes, on a pro forma basis as of March 31, 1998, the differences between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders (excluding Abbott), by Abbott and by new investors (at an assumed offering price of $7.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses):

                                                 SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                                -------------------   ---------------------     PRICE
                                                 NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                                ---------   -------   -----------   -------   ---------
    Existing stockholders.....................  2,381,560      41%    $33,770,000      56%     $14.18
    Abbott....................................    682,495      12       7,500,000      13       10.99
    New investors.............................  2,700,000      47      18,900,000      31        7.00
                                                ---------     ---     -----------     ---
              Total...........................  5,764,055     100%    $60,170,000     100%
                                                =========     ===     ===========     ===

     The foregoing discussion and table assumes no exercise of outstanding options or warrants subsequent to March 31, 1998, and excludes: (i) an aggregate of 182,433 shares of Common Stock reserved for issuance under the Company's stock plans upon exercise of options outstanding at a weighted average exercise price of $3.57 per share; (ii) an aggregate of 1,506,486 shares of Common Stock reserved for future grants or purchases under the Company's equity incentive plans; (iii) 162,967 shares of Common Stock reserved for issuance upon exercise of the Class A Warrants; (iv) 166,319 shares of Common Stock reserved for issuance upon the exercise of warrants (other than Class A Warrants) outstanding at a weighted average exercise price of $16.75 per share; (v) 733,755 shares of Common Stock reserved for issuance upon the exercise of the Placement Agent Unit Options; (vi) 40,739 shares of Common Stock reserved for issuance upon exercise of the Placement Agent Class A Warrants; and (vii) 270,000 shares of Common Stock reserved for issuance upon the exercise of the Representative's Warrants. The number of shares of Common Stock to be issued upon conversion of the Series F Preferred Stock and exercise of the Placement Agent Unit Options will depend upon the initial public offering price. See "Business -- Collaborative and Research Agreements," "Management -- Stock Plans and Related Employee Benefits Plans," "Certain Transactions," "Description of Capital Stock" and "Underwriting."

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below at December 31, 1993, 1994, 1995, 1996, 1997 and for each of the years then ended have been derived from the audited financial statements of the Company. The audited financial statements of the Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, together with the notes thereto and the related report of Ernst & Young LLP, independent auditors, are included elsewhere herein. The report of Ernst & Young LLP contains an explanatory paragraph that describes the uncertainty as to the ability of the Company to continue as a going concern as described in Note 1 of Notes to Financial Statements. The balance sheet data as of March 31, 1998 and the statement of operations data for the three month periods ended March 31, 1997 and 1998 and for the period from inception (May 5, 1989) to March 31, 1998 have been derived from unaudited financial statements of the Company and, in the opinion of the Company's management, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein. The results for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year. The selected financial data set forth below should be read in conjunction with the Financial Statements of the Company and related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company has not declared or paid cash dividends on its Common Stock since inception and does not intend to pay any cash dividends in the foreseeable future.

                                                                                         THREE MONTHS         PERIOD FROM
                                                                                             ENDED             INCEPTION
                                                YEAR ENDED DECEMBER 31,                    MARCH 31,         (MAY 5, 1989)
                                  ---------------------------------------------------   ---------------       TO MARCH 31,
                                    1993       1994       1995       1996      1997      1997     1998            1998
                                  --------   --------   --------   --------   -------   ------   ------   --------------------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Contract research...........  $     --   $     --   $     --   $  1,112   $ 1,668   $  417   $  749         $  3,529
    Grants......................        --        238        407        975     1,303      313      257            3,180
                                  --------   --------   --------   --------   -------   ------   ------         --------
                                        --        238        407      2,087     2,971      730    1,006            6,709
  Operating expenses:
    Research and development....     1,970      4,209      4,663      4,077     4,130      999    1,177           23,875
    General and
      administrative............     1,924      2,424      2,758      1,372     1,551      360      459           12,098
    Financial advisory costs....        --         --         --         --     1,396       --       --            1,396
    Restructuring costs.........        --         --         --        219        --       --       --              219
    Acquired in-process research
      and development...........        --      5,000         --         --        --       --       --            5,000
                                  --------   --------   --------   --------   -------   ------   ------         --------
  Total operating expenses......     3,894     11,633      7,421      5,668     7,077    1,359    1,636           42,588
                                  --------   --------   --------   --------   -------   ------   ------         --------
  Loss from operations..........    (3,894)   (11,395)    (7,014)    (3,581)   (4,106)    (629)    (630)         (35,879)
  Interest income (expense),
    net.........................        55        (42)      (240)      (282)       (7)      (9)     (70)            (518)
                                  --------   --------   --------   --------   -------   ------   ------         --------
  Net loss......................  $ (3,839)  $(11,437)  $ (7,254)  $ (3,863)  $(4,113)  $ (638)  $ (700)        $(36,397)
                                  ========   ========   ========   ========   =======   ======   ======         ========
  Basic net loss per share(1)...  $(239.94)  $(300.97)  $(164.86)  $ (52.92)  $(41.13)  $(6.44)  $(6.73)
                                  ========   ========   ========   ========   =======   ======   ======
  Shares used in computing basic
    net loss per share(1).......        16         38         44         73       100       99      104
                                  ========   ========   ========   ========   =======   ======   ======
  Pro forma net loss per
    share(1)....................                                              $ (1.95)           $(0.28)
                                                                              =======            ======
  Shares used in computing pro
    forma net loss per
    share(1)....................                                                2,109             2,469
                                                                              =======            ======

                                                                               DECEMBER 31,
                                                            --------------------------------------------------   MARCH 31,
                                                             1993      1994       1995       1996       1997       1998
                                                            -------   -------   --------   --------   --------   ---------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments.......  $ 2,105   $ 4,416   $  1,897   $  1,981   $  2,045   $  3,272
  Working capital (deficit)...............................    1,708     2,133     (1,762)      (954)    (1,745)      (622)
  Total assets............................................    2,892     5,105      2,404      2,657      4,312      5,765
  Long-term obligations...................................      249     3,192      2,656      1,494        477        464
  Deficit accumulated during the development stage........   (9,030)  (20,467)   (27,721)   (31,584)   (35,697)   (36,397)
  Total stockholders' equity (deficit)....................    1,980      (504)    (4,029)    (1,956)      (162)     1,226

---------------

(1) See Note 1 of Notes to Financial Statements for information concerning the computation of pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include the factors discussed below as well as the factors discussed in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     RiboGene is a drug discovery company focused on the identification of novel leads and the development of potential drug candidates for the treatment of infectious diseases. The Company was founded in May 1989 to develop laboratory equipment for cell-free protein synthesis. In January 1993, the Company discontinued development of the lab equipment and began to focus its research and development efforts on the identification of novel leads and the development of potential drug candidates for the treatment of infectious diseases. The Company's research efforts initially focused on infections caused by fungi and viruses. In 1996, the Company expanded its research efforts to include infections caused by bacteria. Simultaneously with the shift in focus to infectious disease drug discovery, in 1993 and later in 1994, the Company in-licensed certain technology not directly related to its drug discovery efforts. In September 1993, the Company acquired the rights to a compound known as RG-201. In January 1994, the Company acquired from Hyline Laboratories, Inc. ("Hyline") certain in-process research and development (the "Intranasal Product Acquisition"), including certain patents and other intellectual property, for an aggregate purchase price of $5.0 million, of which $800,000 was paid in cash and $4.2 million was paid in the form of promissory notes ($909,000 of which remained outstanding as of December 31, 1997), and warrants to purchase 92,820 shares of Common Stock, with an exercise price of $15.87. The promissory note outstanding was amended and a principal payment of $500,000 was made on January 5, 1998, and the remaining principal balance of $409,000, plus accrued interest was paid in May 1998. As consideration for the amendment, the Company issued a warrant to purchase 13,923 shares of Common Stock at $15.87 per share. The warrant expires in January 1999. The patents and other intellectual property acquired in connection with the Intranasal Product Acquisition relate to intranasal formulations and the corresponding administration of metoclopramide, propranolol and certain benzodiazepines. Potential products incorporating this technology were under development by Hyline at the time of acquisition. In connection with the Intranasal Product Acquisition, the Company also entered into an agreement with the sole stockholder of Hyline pursuant to which the Company is obligated to pay such stockholder $50,000 per quarter through December 1999. Such obligation was fully recognized in the Company's Statement of Operations in 1994 and 1995. One of the potential products acquired by the Company was Emitasol, an intranasal formulation of metoclopramide for the treatment of emesis following chemotherapy. In 1996, the Company discontinued development of RG-201 and all the potential intranasal products, including Emitasol. See "Business -- Patents and Proprietary Rights" and "Certain Transactions."

     On January 27, 1998, the Company entered into a collaboration with Dainippon encompassing the two principal targets in the Company's antibacterial program. As part of the Dainippon Collaboration, Dainippon agreed to provide the Company with up to $6.0 million in research support payments ($2.0 million of which has been received), and to provide additional research and development at Dainippon, over the three-year term of the research program. The Company may also be entitled to receive milestone payments upon the achievement of mostly late-stage clinical and regulatory milestones in an amount of up to $10.0 million for each product developed through the collaboration, consisting of up to $5.0 million through approval in Japan and up to $5.0 million through approval in one additional major market territory. In connection with the Dainippon Collaboration, Dainippon purchased $2.0 million of the Company's Series G Preferred Stock, which will automatically convert into 53,988 shares of Common Stock concurrently with the closing of the Offering. In April 1996, the Company entered into a collaboration with Abbott for the Company's antifungal program. On February 6, 1998, Abbott notified the Company of its termination of the Abbott Collaboration effective April 8, 1998. As of March 31, 1998, the Company had realized $3.2 million in research support revenues from Abbott and expects to realize $139,000 of revenue deferred at March 31, 1998. In connection with the Abbott Collaboration, Abbott made a $3.5 million equity investment in the Company and agreed to purchase an additional $4.0 million of Common Stock directly from the Company in a private placement at a price per share equal to the initial public offering price concurrently with the closing of the Offering, assuming the Offering results in gross proceeds to the Company of $16.0 million. See "Business -- Collaborative and Research Agreements."

     The Company is a development stage company, has generated no revenue from the sales of products and, through March 31, 1998, has incurred cumulative net losses of approximately $36.4 million and, at March 31, 1998, had a net stockholders' equity of $1.2 million. The Company expects to incur significant operating losses over the next several years due primarily to expanded research and development efforts, preclinical and clinical testing of its product candidates and commercialization activities. The Company does not anticipate revenues from product sales for a significant number of years, if ever. The Company's sources of revenues for the next several years will be payments from strategic collaborations if any, and interest income. Certain payments under collaborations are or will be contingent upon the Company or its collaborators achieving certain milestones as to which there can be no assurance. Results of operations may vary significantly from quarter to quarter depending on, among other factors, the progress of the Company's research and development efforts, results of clinical testing, the timing of certain expenses, the establishment of collaborative research agreements and the receipt of grants or milestone payments, if any. See "Risk Factors -- Need for Additional Capital; Uncertainty of Additional Funding."

RESULTS OF OPERATIONS

     FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

     For the three month period ended March 31, 1998, the Company's revenues consisted of revenues from the collaboration agreements and SBIR grants from the National Institutes of Health. Revenue earned under the Abbott agreement was $417,000 for the three month periods ended March 31, 1998 and 1997. Revenue earned under the Dainippon agreement, which began in February 1998, amounted to $332,000 for the three month period ended March 31, 1998. Revenues from SBIR grants for the three month period ended March 31, 1998 were $257,000 as compared to $313,000 in the three month period ended March 31, 1997. The decrease in grant revenues results from the completion of two grants during the third quarter of 1997. Revenues earned under research grants are determined by the timing of the award from the issuing agency. As a result, research grant revenue earned in one period is not predictive of research grant revenue to be earned in future periods.

     Research and development expenses increased $178,000, or 18%, to approximately $1.2 million for the three month period ended March 31, 1998, from $1.0 million in the three month period ended March 31, 1997. This increase resulted from equipment costs associated with the Company's new laboratories, a $73,000 non-cash charge for deferred compensation relating to certain options granted during 1997, and initial costs associated with the Dainippon Collaboration. Research and development expenses represented approximately 72% of total operating expenses of $1.6 million in the three month period ended March 31, 1998, as compared to 74% of total operating expenses of $1.4 million in the three month period ended March 31, 1997.

     General and administration expenses increased $99,000, or 28%, to $459,000 for the three month period ended March 31, 1998, from $360,000 in the three month period ended March 31, 1997. This increase is due to a charge for the amortization of additional operating costs associated with the Company's new facility and a $20,000 non-cash charge for deferred compensation relating to certain options granted during 1997.

     Net interest expense increased $61,000 to $70,000 for the three month period ended March 31, 1998, from $9,000 in the three month period ended March 31, 1997. This increase results from a non-cash charge for the amortization of the value of a warrant issued in connection with the extension of a note payable.

     The net loss for the three month period ended March 31, 1998 was $700,000, an increase of $62,000, or 10%, from the net loss of $638,000 for the three month period ended March 31, 1997. The increase resulted from the changes in revenue and operating expenses discussed above.

     YEARS ENDED DECEMBER 31, 1997 AND 1996

     For the year ended December 31, 1997, the Company's revenues consisted of revenues from the Abbott Agreements and SBIR grants from the National Institutes of Health. Revenues earned under the Abbott

Agreements were $1.7 million for the year ended December 31, 1997, as compared to $1.1 million for the year ended December 31, 1996. The increase is attributable to the Company's research support payments beginning in May 1996 and, as a result, the 1996 period includes only eight months of support revenue as compared to 12 months of support revenue during 1997. Revenues from the SBIR grants for the year ended December 31, 1997 were $1.3 million as compared to $975,000 for the year ended December 31, 1996. The increase in grant revenue results from the funding of two grants that were awarded in the fourth quarter of 1996. Revenues earned under research grants are determined by the timing of the award from the issuing agency. As a result, research grant revenue earned in one period is not predictive of research grant revenue to be earned in future periods.

     Research and development expenses were $4.1 million in 1997. Although the Company discontinued the external activities involving Emitasol and RG-201 in 1996, research and development expenses in 1997 remained the same as compared to 1996 due to an increase in the Company's scientific staff to support its PSTM drug discovery programs. Research and development expenses represented approximately 58% of total operating expenses of $7.1 million in 1997 as compared to 72% of total operating expenses of $5.7 million in 1996.

     General and administrative expenses increased $179,000, or 13%, to $1.6 million in 1997, from $1.4 million in 1996. This increase was the result of additional administrative costs associated with a 1997 increase in the Company's scientific staff.

     Financial advisory costs consist of a one-time, non-cash charge of $1.3 million, and $96,000 of accrued expenses, which were recognized as an expense upon the signing of a financial advisory agreement in June 1997 with a placement agent who assisted the Company with the issuance of the Series F Preferred Stock ("the Placement Agent"). The $1.3 million one-time, non-cash charge for financial advisory costs represents the fair value of options issued to the Placement Agent pursuant to the financial advisory agreement.

     In March 1996, the Company restructured its operations to focus on its PSTM technology and the search for novel leads for antiinfective drugs. As a result, certain employees associated with discontinued programs (Emitasol, RG-201) were terminated. Severance compensation and other associated costs were recognized as a charge to operations of $219,000 in 1996.

     Net interest expense decreased $275,000, or 98%, to $7,000 in 1997, from $282,000 in 1996. This decrease resulted from the repayment of debt and conversion of promissory notes issued to certain of the Company's investors in 1996.

     The net loss for the year ended December 31, 1997 was $4.1 million, an increase of $250,000, or 6%, from the net loss of $3.9 million for 1996, due to the changes in revenue and operating expenses discussed above. The net loss of $4.1 million included the $1.4 million one-time charge ($1.3 million of which is non-cash) described above for expense associated with the signing of the financial advisory agreement. Exclusive of the $1.4 million charge, the net loss would have decreased by $1.1 million or 30% from $3.9 million to $2.7 million.

     As of December 31, 1997, the Company had a federal net operating loss carryforward of approximately $28.4 million available to offset future taxable income, if any. The Company also had federal and state research and development tax credit carryforwards of approximately $575,000 and $375,000, respectively. The net operating loss carryforward will begin to expire incrementally at various dates beginning from 2004 through 2012, if not utilized. Utilization of the net operating losses and credits may be subject to substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. See Note 8 of Notes to Financial Statements.

     YEARS ENDED DECEMBER 31, 1996 AND 1995

     Revenues for the year ended December 31, 1996 were $2.1 million compared to $407,000 in the prior year. The Company's 1995 revenues consisted solely of SBIR grants. Revenues in 1996 included $1.1 million in research payments from Abbott. The increase in grant revenue in 1996 was attributed to the funding of SBIR grants in the second quarter of 1995 and the fourth quarter of 1996. Revenues earned under research grants are determined by the timing of the award from the issuing agency. As a result, research grant revenue earned in one period is not predictive of research grant revenue to be earned in future periods.

     Research and development expenses decreased $586,000, or 13%, to $4.1 million in 1996, from $4.7 million in 1995 due primarily to the discontinuance of outside consulting and contract research services related to preclinical studies of RG-201 and various activities associated with Emitasol. Research and development expenses represented approximately 72% of total operating expenses of $5.7 million in 1996 and 63% of total operating expenses of $7.4 million in 1995.

     General and administrative expenses decreased $1.4 million, or 50%, to $1.4 million in 1996, from $2.8 million in 1995. The decrease was due to a one-time charge in 1995, of $646,000, related to a consulting services agreement with an executive of the selling party in the Intranasal Product Acquisition in 1994. The remainder of the decrease was attributable to personnel and administrative costs savings associated with the reorganization of the business development function in the first quarter of 1996 and a reduction in the use of external consulting during 1996.

     Net interest expense increased from $240,000 in 1995 to $282,000 in 1996. The increase of $42,000, or 18%, was due primarily to interest on notes payable to a bank and convertible promissory notes issued to certain of the Company's investors.

     The net loss decreased from $7.3 million in 1995 to $3.9 million in 1996. The decrease of $3.4 million, or 47%, was due primarily to revenue and operating expense differences discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations since incorporation primarily through private sales of Common Stock and preferred stock, warrants, SBIR grants, the Abbott Collaboration, the issuance of short-term convertible notes and equipment financing arrangements. Through March 31, 1998, the Company has raised approximately $37.3 million from the sale of Common Stock and preferred stock, warrants and short-term convertible notes, $3.2 million from SBIR grants and $3.5 million from the Abbott and Dainippon Collaborations (excluding the initial Abbott and Dainippon equity investments). The Company's capital expenditures and payments under capital lease obligations aggregate approximately $1.4 million through March 31, 1998, and cash used to fund operating activities since incorporation $25.8 million.

     At March 31, 1998, the Company had cash and cash equivalents of approximately $3.3 million and a working capital deficit of $622,000.

     On March 7, 1997, the Company entered into a 15-year lease (with the right of sublease) for a new facility located in Hayward, California. The lease provides for an initial annual rent of $531,000, with scheduled increases. Pursuant to the lease, the Company issued to the landlord a six-year warrant to purchase 17,850 shares of Common Stock at $31.51 per share. The Company relocated to the new facility in November 1997. In September 1997, the Company amended the lease to include additional square footage in the new facility. The Company has sublet the additional space through February 28, 2001. See "Business -- Facilities."

     The Company will require substantial additional funds to continue and expand its research and development activities, conduct preclinical studies and expand administrative capabilities. The Company estimates that at its planned rate of spending, existing cash and cash equivalents, together with the net proceeds from the Offering and the proceeds from the sale of the Abbott Shares and the interest income earned on such proceeds, will be sufficient for the purposes specified herein and to allow the Company to maintain its current and planned operations through the first quarter of 2000. There can be no assurance, however, that the Company's assumptions regarding its future level of expenditures and operating losses will prove to be accurate. The Company's future funding requirements will depend on many factors, including: any expansion or acceleration and the breadth of the Company's research and development programs; the results of research and development, preclinical studies and clinical trials conducted by the Company or its collaborative partners or licensees, if any; the acquisition and licensing of technologies or compounds, if any; the Company's ability to maintain existing and establish new corporate relationships and research collabora-tions; the Company's ability to manage growth; competing technological and market developments; the time and costs involved in filing, prosecuting, defending and enforcing patent and intellectual property claims; the receipt of licensing or milestone fees from its current or future collaborative and license arrangements, if established; the continued funding of governmental research grants; the timing of regulatory approvals; and other factors. See "Risk
Factors -- Need for Additional Capital; Uncertainty of Additional Funding."

IMPACT OF YEAR 2000

     It is possible that the Company's currently installed computer systems, software products or other business systems, or those of the Company's suppliers or service providers, working either alone or in conjunction with other software or systems, will not accept input of, store, manipulate and output dates for the years 1999, 2000 or thereafter without error or interruption (commonly known as the "Year 2000" problem). The Company does not have a comprehensive or formal Year 2000 plan for its operations. However, the Company has assessed its computer systems and at this time, believes that such systems will function properly with respect to dates in the years 1999, 2000 and thereafter. Some risks associated with the Year 2000 problem are beyond the ability of the Company to control, including the extent to which the Company's suppliers and service providers, including providers of telephone services, can address the Year 2000 problem. The failure by a third party to adequately address the Year 2000 issue could have a material adverse impact on such third party, and could have an adverse impact on the Company. The Company is assessing the possible effects on the Company's operations of the possible failure of the Company's key suppliers and providers, contractors and collaborators to identify and remedy potential Year 2000 problems.

                                    BUSINESS

OVERVIEW

     RiboGene is a drug discovery company focused on the identification of novel leads and the development of potential drug candidates for the treatment of infectious diseases. The Company's drug discovery efforts target bacterial, fungal and viral infections for which the efficacy of existing therapies is being threatened by the emergence of drug resistance or for which existing therapies have had limited effectiveness. The Company's drug discovery technology is based on the translational control of gene expression. Translation is the process used by cells to make proteins and is an essential cellular process for all living organisms, including infectious pathogens. The Company is using its platform technology to discover compounds that inhibit or interfere with PSTMs. RiboGene's extensive knowledge of translation allows the Company to identify components of the translation process unique to a particular pathogen and essential to its existence. The Company believes that targeting PSTMs may lead to the discovery of drugs that are effective against either drug-resistant pathogens or pathogens for which current therapies are not effective.

     Infectious diseases have increased significantly during the past 20 years and are now the third most common cause of death in the United States. Worldwide sales of antiinfective drugs were approximately $33.0 billion in 1996 and constituted the second largest pharmaceutical sales category. The antibacterial, antifungal and antiviral markets are estimated to be approximately $26.0 billion, $4.0 billion and $3.0 billion, respectively, based on 1996 sales. There are currently three antibacterial drugs that each generate in excess of $1.0 billion in worldwide sales annually and one antifungal drug that generates nearly $1.0 billion. Of the 100 best selling brand name drugs worldwide, 20 are antiinfectives addressing bacterial, fungal and viral infections. The clinical efficacy of many bacterial and fungal antiinfectives is being threatened by emerging strains of drug-resistant pathogens. In the antiviral area, there are only a limited number of effective therapeutics currently marketed.

     The Company believes that its target-based approach is different from, and provides advantages over, traditional drug discovery techniques. Antiinfective drug discovery has historically used a limited number of biological targets which has restricted the ability to discover new drugs effective against drug resistant pathogens. RiboGene's PSTMs represent a new class of targets for drug discovery. By focusing discovery efforts on drugs which are effective inhibitors of PSTMs, the Company believes that it may be possible to discover drug candidates for which pathogens have not already developed resistance. In addition, because the Company selects only PSTM targets which are essential for the life of the pathogen and appear to bear little or no resemblance to their human counterpart, such compounds may in certain applications have better safety and efficacy profiles than existing therapies, or may provide a therapy where no other therapy currently exists. The Company's scientists and SAB use their knowledge and expertise in the field of translation to identify unique targets specific to pathogens and to design and implement assays in order to identify selective compounds which demonstrate activity at the pathogen specific translation targets. By developing assays to discover compounds with identified mechanisms of action against desired targets, the Company believes that the compounds which demonstrate activity at these targets will be better characterized and more likely to result in lead candidates for optimization and further development.

     RiboGene has established antibacterial, antifungal and antiviral drug discovery programs. Within each program, the Company's drug discovery process consists of four phases: (i) target identification -- the selection and characterization of PSTM targets; (ii) assay development -- the design and implementation of screening systems to identify compounds active against the PSTM targets; (iii) lead discovery -- the screening of compound libraries to identify small-molecule lead compounds; and (iv) lead optimization -- the refinement of lead compounds in order to develop drug candidates. In its antibacterial program, the Company has two principal targets in the lead discovery phase, deformylase and ppGpp degradase, for which it conducts research in collaboration with Dainippon. The Company has several additional antibacterial targets, to which it has retained its rights, that are in the assay development phase. In its antifungal program, two targets, EF3 and GCN4, are in the lead optimization phase and several others that are in various phases of early research and development. In its antiviral program, which is currently focused exclusively on the hepatitis C virus

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

("HCV"), the Company has one target, HCV IRES, in the lead discovery phase and one target, HCV NS5A/PKR, in the assay development phase.

     In order to accelerate the discovery, development and commercialization of antiinfective drugs, the Company seeks to enter into collaborations with major pharmaceutical companies and, additionally, into research and licensing agreements with biotechnology companies, combinatorial chemistry companies and universities. These relationships are intended to provide the Company with funding, research and development support, access to additional compound libraries and targets, as well as to provide the Company with preclinical and clinical trial, manufacturing and marketing capabilities. On January 27, 1998, the Company entered into a collaboration with Dainippon encompassing the two principal targets in the Company's antibacterial program. As part of the Dainippon Collaboration, Dainippon agreed to provide the Company with up to $6.0 million in research support payments ($2.0 million of which has been received), and to provide additional research and development support at Dainippon, over the three-year term of the research program. The Company may be entitled to receive milestone payments upon the achievement of mostly late-stage clinical and regulatory milestones in the amount of up to $10.0 million consisting of up to $5.0 million in milestones through approval in Japan and an additional $5.0 million in milestones through approval in one other major market territory for each product developed through the collaboration. RiboGene also has the right to co-promote, on a country-by-country basis, any products resulting from the collaboration. In connection with the Dainippon Collaboration, Dainippon made a $2.0 million equity investment in the Company on February 23, 1998, by purchasing the Dainippon Shares, which will automatically convert into 53,988 shares of Common Stock upon the closing of the Offering. In April 1996, the Company entered into a collaboration with Abbott for its anti-fungal program. In connection with the Abbott Collaboration, Abbott made a $3.5 million equity investment in the Company. Abbott also agreed to purchase an additional $4.0 million of Common Stock in a private placement at a purchase price equal to the initial public offering price assuming the offering results in gross proceeds to the Company of $20.0 million including the $4.0 million investment from Abbott. As of March 31, 1998, the Company had realized $3.2 million in research support revenues from Abbott and expects to realize $139,000 of revenue deferred at March 31, 1998. On February 6, 1998, Abbott notified the Company of the termination of the Research Agreement entered into as part of the Abbott Collaboration effective April 8, 1998. The Company has also entered into agreements with ArQule, Inc. ("ArQule"), Pharmacopeia, Inc. ("Pharmacopeia") and Trega Biosciences, Inc. ("Trega") to provide the Company with access to additional compound libraries for its drug discovery programs and with the University of Washington to acquire the rights to the HCV NS5A/PKR target for its antiviral program.

STRATEGY

     The Company's objective is to discover and develop novel antiinfective drugs. To achieve this objective, the key elements of the Company's strategy are to:

     Exploit expertise in pathogen specific translation mechanisms. The Company intends to use its accumulated expertise and know-how in pathogen specific translation mechanisms to identify novel targets critical for the survival of bacteria, fungi or viruses. With these targets, the Company develops assays which are used to identify compounds with desired mechanisms of action. By using targets which are specific to pathogens, the Company believes it may be able to identify small-molecule lead compounds which inhibit pathogen function and thereby kill or attenuate pathogen growth with minimal effects on humans. The Company believes that in certain applications these small-molecule lead compounds may have better safety and efficacy profiles than those of existing drugs.

     Develop novel antiinfectives which target drug resistant pathogens. The Company directs its drug discovery programs toward the development of drugs that target pathogens which have developed resistance to currently marketed antiinfectives. Because new drugs which inhibit PSTMs will have different molecular targets than those of existing classes of antiinfectives, the Company believes that potential drug candidates resulting from its drug discovery programs may be effective against existing drug resistant pathogens.

     Leverage platform technology over multiple indications and multiple targets. The Company will continue to leverage its platform technology over multiple targets and across multiple disease states, including

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

its current focus on antibacterials, antifungals and antivirals, which the Company believes may increase the likelihood of successful development of leads for potential drug candidates.

     Establish collaborative relationships. The Company employs a two-pronged collaborative strategy to accelerate the discovery, development and commercialization of novel antiinfective drugs. The Company seeks to enter into collaborations with (i) major pharmaceutical companies, on entire programs or on specific targets, to provide the Company with funds, research and development resources, including chemistry capabilities, access to compound libraries and preclinical and clinical trial, regulatory, manufacturing and commercialization capabilities and (ii) biotechnology and combinatorial chemistry companies and universities to provide the Company with access to drug discovery and development technologies, compound libraries and targets. The Company has entered into the Dainippon Collaboration in order to enhance its antibacterial program. The Company has also entered into agreements with ArQule, Pharmacopeia and Trega to provide RiboGene with access to additional compound libraries for certain of RiboGene's drug discovery programs.

     Maintain and enhance proprietary position. RiboGene will continue to seek protection for its discoveries and proprietary technology through the maintenance of trade secrets, the filing of patent applications and the in-licensing of issued patents and pending patent applications. The Company has an issued patent and a pending United States application relating to its antifungal program, an issued United States patent and pending application relating to its antiviral program and a provisional application, a pending application and certain corresponding foreign applications relating to its antibacterial program.

BACKGROUND

  Infectious Disease Resistance

     The increase in prevalence of infectious diseases caused by bacteria, fungi and viruses that have developed resistance to existing antiinfective drugs is well documented in the medical literature. This current situation results in part from the overuse or incorrect use of antiinfective drugs. Administering antiinfectives in the presence of resistant pathogens creates a growth advantage for such pathogens and allows them to multiply preferentially over those that have not developed resistance. These resistant pathogens can then spread quickly from infected patients to healthy individuals.

     Resistant pathogens have developed multiple mechanisms against certain approved antiinfective drugs. Mechanisms of resistance include altering the pathogen target, altering the drug itself or preventing the drug from interacting with the target. Because traditional antiinfective drug discovery approaches have used a limited number of biological targets, they have not adequately addressed this resistance problem. As a result, new generations of antiinfectives resulting from traditional approaches have been susceptible to the same resistance mechanisms.

  Traditional Approaches to Antiinfective Drug Discovery

     There are two traditional approaches to antiinfective drug discovery. Biological approaches rely on the use of whole organism based assays to screen for compounds which kill pathogens. Although antiinfectives have been discovered using this approach, information on the molecular target or the mechanism of action of the drug resulting from this approach is minimal. The lack of information on the target or mechanism of action makes it difficult to understand the cause of subsequent drug resistance. Chemistry driven approaches focus on chemical modifications of known antiinfective compounds. This approach has led to the identification of new drugs which have chemical structures that are closely related to existing drugs. As a result, these newer drugs are active at the same molecular targets and eventually encounter the same resistance problems that were observed for earlier drugs.

     RiboGene's target-based approach involves the identification and characterization of translation mechanisms that are specific to pathogens and essential to their survival. This approach stands in contrast to traditional methods for antiinfective drug discovery (particularly for antibacterial agents) which have produced the drugs that are in clinical use today. Although a number of existing antibacterials kill pathogens by inhibiting bacteria translation, these drugs were discovered through traditional approaches. The Company's approach is one of several modern drug discovery methods, including antisense, gene therapy and genomics, that have emerged as alternatives to traditional methods. The Company believes that its targeted approach, which is based on PSTMs, and assays incorporating those PSTM-based targets combined with contemporary medicinal and combinatorial chemistry techniques, could increase the possibility of identifying unique drug candidates.

THE RIBOGENE APPROACH

     The Company's scientists, in combination with its collaborative partner and SAB, use their extensive knowledge and expertise in the field of translation to identify targets specific to pathogens and to design and implement assays to identify selective compounds which demonstrate activity at the specific translation targets. By developing assays which identify compounds with mechanisms of action against the desired target, the Company believes that the compounds which demonstrate activity at the target will be better characterized and more likely to result in lead candidates for optimization and further development. Because RiboGene's PSTMs represent new drug targets, the Company believes that antiinfective drugs which result from its drug discovery programs may also be effective against current drug resistant pathogens.

     Translation and protein synthesis are synonymous terms for the process used by cells to make proteins from a template known as messenger RNA ("mRNA"). Proteins participate in virtually all cellular functions. All proteins are assembled from a defined set of building blocks known as amino acids, and it is the sequence in which the amino acids are assembled which distinguishes one protein from another. The instructions that determine this sequence are encoded within the genes of the organism. Typically, each gene contains coded information for the synthesis of one particular protein. For this protein to be synthesized, the information in the gene must be decoded. The decoding process has two primary stages known as transcription and translation. (See Figure 1). During the first stage, which is known as transcription, the genetic information is "transcribed," or copied, and the copies produced are known as mRNA molecules. During the second stage of gene expression, which is known as translation, the information is "translated," or utilized, to assemble amino acids into proteins. During this stage, these mRNA molecules direct the synthesis of the protein by intracellular structures known as ribosomes. Each ribosome moves along the mRNA and reads it like a tape, which tells the ribosome which amino acid to add next as it synthesizes the protein.

                FIGURE 1 -- THE NATURAL GENE EXPRESSION PROCESS

                                      LOGO

Genetic information is stored archivally as DNA, transcribed into a working copy as mRNA, and translated into functional units as proteins.

RIBOGENE'S DRUG DISCOVERY PROCESS

     RiboGene's drug discovery process consists of four phases: (i) target identification; (ii) assay development; (iii) lead discovery; and (iv) lead optimization. The Company currently has the capability internally for the first three phases and intends to use a portion of the proceeds of the Offering to enhance its internal lead optimization capabilities.

     The following diagram illustrates RiboGene's four-phase integrated drug discovery process.

                 FIGURE 2 -- RIBOGENE'S DRUG DISCOVERY PROCESS

                                      LOGO

  Target Identification

     In the first phase of the process, the Company uses its accumulated translation specific expertise and know-how in combination with functional genetics and microbial genomics to identify and select the PSTM targets for use in its drug discovery programs. Only PSTM targets which are essential for the life of the pathogen and appear to bear little or no resemblance to their human counterpart are selected for RiboGene's programs. The Company validates PSTM targets by demonstrating their essential nature through the examination of the effects on pathogens upon disruption or deletion of the gene which encodes the PSTM target. The Company believes that the expertise of its staff and SAB provides it with an important advantage in identifying PSTM targets. To date, the Company has identified several PSTM targets utilizing its assembled knowledge of pathogen and human translation.

  Assay Development

     When PSTM targets have been identified and validated, RiboGene scientists use a variety of techniques to design and implement translation-based assays. RiboGene has considerable expertise in the design and implementation of translation-based assays incorporating conventional, automated and high-throughput screening technology. The Company believes that its internal translation-based assay development and implementation capabilities represent a core competence of RiboGene and an advantage over more traditional drug discovery screens. To date, the Company has applied its assay development capabilities to create 40 unique PSTM assays, including those currently utilized in its antibacterial collaboration with Dainippon.

     Several types of assays have been developed internally for use in the Company's drug discovery programs, including primary and secondary in vitro biochemical assays and secondary whole cell assays. Primary assays incorporate PSTM targets in a high-throughput format and are used to indicate the biological activity of a compound against the specific PSTM target. This biological activity is then reconfirmed in separate assays to eliminate compounds that are not selectively acting against the specific PSTM target. Secondary assays are used to characterize further the activity of screened compounds.

     The basic constructs in many of the Company's assays are similar throughout all of its drug discovery programs. It is this similarity and the Company's internal expertise in assay development that allow for advances made in the design and development of screens for one particular program to be applied to all of its other programs as well. This advantage can be demonstrated by a review of the total assay development time for certain of its antifungal and antibacterial assays. Advances made in the Company's antifungal program allowed certain antibacterial screens to be developed in half the time required to develop their fungal counterparts.

  Lead Discovery

     Once a PSTM target has been incorporated into a high-throughput assay, RiboGene scientists use these assays to screen compound libraries to identify potential lead compounds suitable for lead optimization. Compounds with demonstrated activity in the primary screen are considered "hits." Secondary assays designed to characterize further the activity of hits consist of separate analyses of the compound against (i) the specific PSTM target in an environment that more closely resembles its natural state, (ii) the specific pathogens in cell culture and (iii) an appropriate human cell line. The data generated from screening compounds in these assays is used to identify compounds that have activity against a given PSTM target. This information is then used to select compounds that serve as the starting point for lead optimization.

     Currently, the Company has the capacity to screen approximately 1.25 million samples per year. The Company believes that with currently planned improvements, this capacity can be increased to over 2.4 million samples per year. The Company intends to use a portion of the proceeds from the Offering to increase its screening capacity.

     In order to increase the probability of identifying compounds that are active against selected PSTMs, the Company has acquired and will continue to acquire access to diverse and biased compound libraries. Diverse libraries contain compounds with a wide variety of chemical structures and structural features or motifs. Biased libraries contain a narrower selection of chemical structures and structural motifs that are selected based on their propensity to bind selected targets. Currently, RiboGene's compound library consists of over 100,000 diverse small-molecule compounds and natural product extracts. The Company's library has been assembled through acquisitions from commercial and academic sources as well as through custom syntheses. The RiboGene library also contains a small number of compounds that are biased toward certain PSTM targets. Through the Dainippon Collaboration, the Company will gain access to the Dainippon compound library for use in connection with development activities under the collaboration. In addition, the Company has obtained access to certain compound libraries of Trega, ArQule and Pharmacopeia through research agreements for use in its antiinfective PSTM assays. See "-- Collaborative and Research Agreements."

  Lead Optimization

     Lead optimization involves the use of contemporary medicinal and combinatorial chemistry techniques to enhance the potency, selectivity, pharmacokinetic and other properties of potential leads identified using the Company's assays. Lead optimization begins with the generation of compounds which are structurally related to the potential lead compounds ("analogs"). The analogs are generated by methodically altering specific components of a potential lead compound. The effects of these alterations on the activity of the analogs are studied in order to determine the function of the altered components. Once the key components of a given core structure are known, undesirable or unimportant components may be eliminated, leading to improved potential lead compounds. Lead optimization is an iterative process involving the systematic refinement and retesting of potential lead compounds. The Company currently has limited internal lead optimization capabilities. RiboGene intends to use a significant portion of the net proceeds from the Offering to further develop the chemistry capabilities necessary to support its drug discovery programs. The Company believes that developing these capabilities internally may allow it to retain control over its discovery programs until a later stage and, therefore, increase the value of its discovery programs. See "Risk
Factors -- Need for Chemistry Capabilities."

THE RIBOGENE PROGRAMS

     The status of RiboGene's primary drug discovery programs is shown below.

             FIGURE 3 -- STATUS OF RIBOGENE DRUG DISCOVERY PROGRAMS

                                      LOGO

ANTIBACTERIAL PROGRAM

  Bacterial Infections

     Bacterial infections are a significant and growing medical problem. These infections may either be confined to a single organ or tissue, or disseminated throughout the body by bloodstream infections, and can cause many serious diseases, including pneumonia, meningitis and complicated urinary-tract infections. Antibiotics are administered both to prevent bacterial infections and to treat established bacterial disease. When administered to prevent an infection, antibiotics are given before any clinical signs or symptoms of an infection are present. When administered to treat an established infection, antibiotics are often chosen and administered empirically before diagnostic testing has established the causative bacterium and its susceptibility to specific antibiotics.

  Antibacterial Resistance and Market Opportunity

     Annual worldwide sales of all antibacterial drugs in 1996 were approximately $26.0 billion. At least three drugs have individually reached worldwide sales of over $1.0 billion annually: Augmentin (amoxicillin/clavulanate potassium), Biaxin (clarithromycin) and Cipro (ciprofloxacin). Each of these drugs replaced previously prescribed drugs (such as penicillin, tetracycline and erythromycin) whose effectiveness has diminished as a consequence of bacterial drug resistance which developed after years of administration. The clinical efficacy of these new drugs, however, is similarly being threatened by emerging strains of drug-resistant pathogens.

     The increasing prevalence of drug-resistant pathogens has contributed to higher mortality rates from infectious diseases, particularly those caused by Staphylococcus aureus, Streptococcus pneumoniae and Enterococcus faecium/faecalis. S. aureus is the most common pathogen to cause life-threatening infections. This organism is an aggressive pathogen that has developed resistance to most antibiotics, except vancomycin (frequently called "the drug of last resort"). Recent reports of vancomycin-resistant S. aureus infections in the

United States and Japan suggest that S. aureus has begun to show, and the Company believes will continue to show, resistance to "the drug of last resort."
S. pneumoniae is a frequent cause of death among the elderly and is the most frequently isolated pathogen in children with otitis media (middle ear infections) and adults with sinusitis (sinus infection). Studies have shown that patients with pneumonia caused by drug-resistant strains of S. pneumoniae have a higher mortality rate than those with drug-sensitive strains. Enterococci are commonly found living within the human intestinal tract, but can cause serious bloodstream infections in weakened individuals. Vancomycin-resistant enterococci, or "VRE" in the medical literature, are extremely difficult to treat and are increasingly common in clinical settings. It is also feared that these organisms will be able to pass their vancomycin resistance trait onto the more serious pathogen S. aureus.

     The Company believes that these examples demonstrate the importance of identifying new molecular targets which will lead to antibacterial agents with new mechanisms of action. RiboGene's PSTM technology is designed to identify novel classes of antibiotics that act against new molecular targets.

  RiboGene's Antibacterial Projects

     RiboGene is focusing its antibacterial drug discovery programs on those pathogens that have a high annual incidence rate worldwide and that have become resistant to all but a few available antibacterial drugs. The Center for Disease Control ("CDC") has reported that 47% of the two million hospital-acquired infections in the United States are caused by four bacteria: staphylococci, enterococci, pneumococci and pseudomoni. The Company's antibacterial projects target infections caused by these and other bacteria.

     Translation in bacterial cells differs from translation in human cells. In particular, the translation initiation factors used by bacterial cells are fewer in number and have little homology with functional counterparts in human cell types. In addition, bacteria use translational control processes not found in human cells. RiboGene is exploiting its knowledge of these bacterial PSTMs and is designing and implementing antibacterial drug discovery systems incorporating these PSTM targets. The Company's bacterial PSTM targets are in various stages of research and development. The Company has developed assays incorporating certain of these targets and intends to continue assay development incorporating previously identified and future bacterial PSTM targets. Several of the assays utilize proprietary strains of bacteria that may allow identification of inhibitors of the target. Other assays utilize in vitro enzymatic reactions designed to identify enzyme inhibitors of the target.

     The Company has identified several bacterial PSTM targets that are in various stages of research and development. Two of these targets, deformylase and ppGpp degradase, are the focus of the Company's most advanced antibacterial projects. The Company believes that bacterial PSTMs such as deformylase and ppGpp degradase may be excellent selective targets for drug intervention and has therefore established drug discovery projects based on these targets. The Company entered into a collaboration with Dainippon in January 1998 to continue the research and development of antibacterials that have activity against deformylase or ppGpp. As part of the Dainippon Collaboration, RiboGene is screening both the RiboGene and Dainippon compound libraries. RiboGene has responsibility for assay development and lead discovery. Both parties have joint responsibility for in vitro testing and lead optimization. Dainippon generally has responsibility for any preclinical and clinical development, regulatory submission, manufacturing or marketing. See " -- Collaborative and Research Agreements."

     Deformylase Inhibitor Project. Bacteria initiate translation using an amino acid building block called formyl-methionine. The enzyme deformylase, common to all bacteria, removes the formyl group from methionine releasing the protein for use by the bacteria. This formylation-deformylation process is essential for growth of all pathogenic bacteria. Because there is no mammalian counterpart, the Company believes that deformylase enzyme inhibition is a useful target to identify selective inhibitors of bacterial translation. In addition, the Company believes that all pathogenic bacteria utilize this translation process, and therefore deformylase inhibitors have the potential to be broad spectrum antibacterial agents. RiboGene scientists have designed and implemented assays that target the identification of inhibitors of the deformylase enzyme.

     The deformylase inhibitor project is currently in the lead discovery phase. Through its assay system, the Company has discovered small-molecule deformylase inhibitors that have activity against bacterial pathogens.

The Company, in collaboration with Dainippon, will continue to screen compounds in the deformylase assays to identify additional novel lead compounds suitable for lead optimization.

     ppGpp Degradase Inhibitor Project. ppGpp (guanosine tetraphosphate) is an unusual nucleotide, synthesized during the translation process and regulated by the essential enzyme, ppGpp degradase. Bacteria carefully regulate ppGpp levels because accumulation of this nucleotide is toxic to the organism. Therefore, the Company believes that inhibitors of the ppGpp degradase enzyme should kill bacteria. Since this process is not part of the human translation process, yet all bacteria appear to utilize this process, RiboGene scientists believe that ppGpp degradase inhibitors have the potential to be antibacterial agents with selective broad spectrum activity against pathogens and potentially low toxicity to humans. The Company has developed a high-throughput primary assay around the ppGpp degradase enzyme. Secondary assays developed by the Company include an assay which comprises the isolated ppGpp enzyme and an assay which quantitatively measures the accumulation of ppGpp. These assays are used to confirm the mechanism of action of the inhibitors identified in the primary assay.

     The ppGpp degradase inhibitor project is in the lead discovery phase. The ppGpp assays have identified several potential small-molecule lead compounds with antibacterial activity in vitro against pathogenic bacteria. The Company, in collaboration with Dainippon, will continue to screen compounds in the ppGpp assays to identify novel lead compounds suitable for lead optimization. In the fall of 1997, the Company received a Phase I SBIR grant in the amount of $100,000 to support this project.

ANTIFUNGAL PROGRAM

  Fungal Infections

     Systemic fungal infections are a serious and growing problem. Infections by fungi or yeasts are frequently caused by Candida albicans, a yeast which is commonly found in the intestinal tract and on mucosal linings of healthy individuals. This yeast also causes thrush (sore throat), vaginitis, and life-threatening infections, particularly in individuals with weakened immune systems. Another frequent source of serious fungal infections is the Aspergillus genus, which the average person is exposed to on a regular basis. Healthy individuals resist Aspergillus infections, but after a severe illness or injury, this fungus can cause lung infections which can then spread throughout the body resulting in death. Many diseases and disease states (e.g., organ transplants, diabetes, cancer) of an aging and increasingly affluent population correlate with an increased susceptibility to systemic fungal infections, as do increasingly common medical practices such as use of broad-spectrum antibiotics, cancer chemotherapy and intensive-care unit support. C. albicans, the most common fungal pathogen, now accounts for 8-15% of all hospital-acquired infections, which represents a 480% increase over the last decade. Infections caused by C. albicans are a significant cause of morbidity and mortality, with median increased hospital stays of 30 days and estimates of death rates ranging from 30 to 80%. Aspergillus, a less common cause of fungal infection, results in a mortality rate estimated at greater than 50%.

  Fungal Resistance and Market Opportunity

     Worldwide sales of all antifungal drugs in 1996 were approximately $4.0 billion. The largest selling antifungal, Diflucan (fluconazole) had sales in 1996 of approximately $910 million. Diflucan is fungistatic in that it only stops the growth of the fungus but does not kill it. The Company believes that a fungicidal drug (i.e., a drug that kills fungi) would be a more effective antifungal. Relatively few therapeutics have been approved for fungal infections and almost all inhibit a common biochemical pathway. Because the differences between fungal and mammalian cells are less than those between bacterial and mammalian cells, agents that damage or kill fungal cells are more likely to have toxic effects on mammalian cells. As a result, progress in antifungal therapy has been slow. By attacking only one pathway, current antifungals are vulnerable to increased resistance. Although resistance to antifungal therapeutics is not yet as serious as for antibacterials, it is increasing and is expected to become worse if present trends continue.

  RiboGene's Antifungal Projects

     Certain fungal translational mechanisms differ from those found in human cells and therefore provide opportunities for RiboGene scientists to identify translation targets specific to fungal pathogens. RiboGene believes that it may be possible to identify substances that interfere in fungal translation without significantly affecting human translation. The Company has identified several fungal PSTM targets and developed fungal-specific in vitro and whole cell assays. The hits identified in the primary high-throughput assays are then analyzed using secondary in vitro translational assays to confirm that the compounds interfere specifically with fungal translation without significantly affecting mammalian translation. Compounds with the desired potency and selectivity are then assayed for their effects against pathogenic fungi in cell culture.

     The Company has identified several fungal PSTM targets that are in various stages of development. Two examples of antifungal PSTMs are the third soluble elongation factor ("EF3") and another system focused more broadly on fungal translation ("GCN4"). The Company believes that antifungal PSTMs, such as EF3 and GCN4, are excellent selective targets for drug intervention and has therefore established drug discovery projects based on these targets.

     Elongation Factor 3 (EF3) Project. EF3 is a translation factor unique to fungi and essential for fungal translation and growth. Although EF3 is common to all known fungi, the Company believes that no known human counterpart exists, which increases the probability of identifying selective drugs. At the elongation stage of translation, fungi utilize three soluble elongation factors whereas human cells utilize only two. Based upon such differing factors, RiboGene believes that it may be possible to identify substances that interfere in fungal translation without significantly affecting human translation.

     From April 1996 to April 8, 1998, RiboGene worked with Abbott to discover novel lead compounds that inhibit this factor. The Company, in conjunction with Abbott, developed multiple approaches to identify substances that interfere selectively with EF3 function. Certain potential lead compounds have been identified. Several compounds identified using the primary assay appear to be fungicidal. In addition, the Company has recently received a Phase I SBIR grant in the amount of $100,000 to fund the development of one EF3 assay system.

     GCN4 Project. GCN4 is used as a biological signal which can provide information on fungal translation by responding to inhibition of several steps within the translation pathway. The Company uses whole living fungal cells with genetic mutations to screen for inhibitors of these translational components. RiboGene has developed and patented this drug screening system.

     From April 1996 to April 8, 1998, through the Abbott Collaboration, the Company worked towards the development of novel antifungal drugs identified with this assay. Potential lead compounds identified using the primary screen at RiboGene have progressed to the lead optimization stage. The Company received one Phase I and one Phase II SBIR grant in the aggregate amount of $830,000 to fund early work on the GCN4 project.

     On February 6, 1998, Abbott notified the Company of its termination of the Abbott Collaboration effective April 8, 1998. The Company is seeking to establish a corporate collaboration for its antifungal program to replace the Abbott Collaboration. If the Company is not successful in such efforts, it currently intends to fund the antifungal program from its own resources. See "-- Collaborative and Research Agreements -- The Abbott Agreements."

ANTIVIRAL PROGRAM

  Viral Infections and Hepatitis C

     Viruses are intracellular parasites that can only reproduce and proliferate within a living host cell. Viruses are composed of RNA or DNA genetic material enclosed in a protective viral coat. A virus reproduces by entering a host cell and releasing the genetic material which utilizes the host cell machinery to recreate itself. Unlike bacteria and fungi, viruses do not have their own cellular machinery to reproduce. The Company currently is focusing all of its antiviral efforts on HCV.

     HCV is recognized as a major cause of chronic hepatitis worldwide. According to the CDC, there are approximately four million HCV infected individuals in the United States, with up to 180,000 new cases occurring each year. The World Health Organization estimates that an additional 10 million individuals are infected with HCV in Europe and a total of 100 million people are infected worldwide. Hepatitis C accounts for 20% of all cases of acute hepatitis. Approximately 85% of HCV infected persons will develop chronic hepatitis, of which 20% will progress to liver cirrhosis. Chronic HCV infection can also lead to the development of hepatocellular carcinoma and liver failure. Currently, hepatitis C is responsible for an estimated 8,000 deaths annually, and without effective intervention that number is estimated to triple in the next 10 to 20 years. Hepatitis C is also a leading cause for liver transplantation in the United States.

  HCV and Market Opportunity

     Interferon alpha and its derivatives are the only approved therapeutics for HCV infections. Interferon alpha is estimated to be only 20% effective while resistance to interferon occurs in the other 80% of HCV patients. Based on published studies conducted by a team of researchers led by a member of the Company's SAB, the Company believes that hepatitis C virus may be intrinsically resistant to interferon and that the clinical efficacy observed is due to the occurrence of virus strains which are partially defective. As interferon alpha is also administered for other indications, including cancer, it is difficult to determine the precise amount used specifically for HCV treatment. However, total worldwide sales of all brands of interferon in 1996 were approximately $1.2 billion.

  RiboGene's HCV Projects

     RiboGene's antiviral drug discovery program focuses on interfering with viral translation mechanisms important for viral replication. The Company is currently focusing its HCV efforts on two HCV PSTM targets, the HCV Internal Ribosome Entry Site ("HCV IRES"), and the interaction between a viral protein NS5A and a human protein kinase, RNA-activated enzyme ("PKR"), together known as HCV NS5A/PKR. The Company has considerable expertise in the area of HCV translation. Two members of the Company's SAB, Dr. Nahum Sonenberg and Dr. Michael Katze, are responsible for certain important discoveries that have significantly aided the Company's HCV efforts. Dr. Sonenberg was a co-discoverer of the IRES mechanisms, and Dr. Katze recently published his findings on the interaction of interferon-induced PKR and NS5A. Based in part on discoveries made by Dr. Sonenberg, Company scientists have developed translation-based assays incorporating certain viral IRES elements, including the HCV IRES. The Company has screened and will continue to screen compounds in these assays. In April 1997, the Company licensed the rights to the HCV discovery made by Dr. Katze from the University of Washington. The Company is currently incorporating the findings of Dr. Katze and is developing an assay designed to identify inhibitors of the interaction between NS5A and interferon-induced PKR. See "Risk Factors -- Dependence on Patents and Proprietary Rights."

     HCV Internal Ribosome Entry Site (HCV IRES) Project. An IRES is a special structure within HCV that enables the virus to manipulate a human cell's translation process. Viruses with defective IRES elements replicate poorly which, the Company believes, demonstrates that a loss of IRES function is damaging to virus replication. RiboGene believes that drugs which affect IRES function may have similarly damaging effects on viruses with minimal side effects on human protein synthesis because humans do not utilize IRESs to initiate translation.

     The HCV-IRES project is in the lead discovery phase. The Company has identified potential small-molecule lead compounds that have demonstrated activity against HCV surrogates in cell culture. The Company has been awarded Phase I and Phase II SBIR grants in an aggregate amount of $850,000 to fund the HCV-IRES project.

     HCV NS5A/PKR Project. PKR plays an important role in defending cells against many kinds of viral infections. PKR regulates protein synthesis in infected cells, thereby preventing the production of new viruses. Many viruses, including HCV, have evolved certain defense mechanisms against PKR. RiboGene believes that if a drug protects PKR against the HCV defense mechanisms it may be an effective HCV therapeutic because it will enable the human enzyme to exert its natural anti-HCV effect. The recent work published by Dr. Katze suggests that the HCV protein NS5A confers interferon resistance by blocking the action of PKR.

     The Company is working to discover novel therapeutics that protect PKR from this viral protein in the belief that such therapeutics could increase the efficacy of interferon treatment. The Company also believes that it may be possible that a compound with this activity might even allow the efficacious use of lower doses of interferon, thereby reducing the side effects of high-dose interferon therapy or increase patient compliance to interferon therapy. The target has undergone validation and is in the assay development stage. RiboGene scientists are determining the optimal translational assay system to identify inhibitors of the HCV NS5A/PKR interaction.

COLLABORATIVE AND RESEARCH AGREEMENTS

  The Dainippon Agreements

     On January 27, 1998, the Company entered into a research agreement with Dainippon in connection with the Company's two principal antibacterial targets, deformylase and ppGpp degradase. Pursuant to the research agreement, Dainippon and the Company agreed to collaborate in a research program directed at accelerating the discovery of antibacterial drugs that have activity against either of these two bacterial specific targets. Dainippon has agreed to provide certain antibacterial research and development support internally at Dainippon and up to $6.0 million ($2.0 million of which has been received) to support related research at RiboGene over a three-year period, subject to extension upon mutual agreement by both parties. Pursuant to the terms of the research agreement, the duties and responsibilities of Dainippon and RiboGene are determined by a research committee comprised of representatives from both companies. RiboGene's initial responsibilities include assay development and lead discovery. Both parties are responsible for in vitro testing against pathogens and lead optimization. Dainippon is responsible for in vivo evaluation and preclinical development. Dainippon may terminate the research agreement at any time after January 27, 1999 upon 180 days' written notice to the Company.

     Also in January 1998, the Company entered into a license agreement with Dainippon. Pursuant to the license agreement, the Company granted Dainippon exclusive, worldwide rights to develop and market any and all antibacterial products discovered by the parties during the joint research collaboration to have activity against deformylase or ppGpp degradase. Under the terms of the license agreement, Dainippon has responsibility for all development activities necessary to commercialize potential lead compounds resulting from the Dainippon Collaboration, including preclinical testing, clinical development, submission for regulatory approval, manufacturing and marketing. The Company is entitled to receive milestone payments of up to $10.0 million for each product developed upon the achievement of mostly late-stage clinical and regulatory milestones, consisting of up to $5.0 million through approval in Japan and up to $5.0 million through approval in a major market other than Japan, and royalties on worldwide sales of any products that may result from such collaboration. The Company also has an option on a country-by-country basis to co-promote any products resulting from the Dainippon Collaboration. If the Company elects to co-promote, it will receive a co-promotion fee, in addition to royalties on product sales, equal to at least the fully-burdened cost of each of the Company's sales representatives that promote the products, plus an additional co-promotion fee.

     In connection with the Dainippon Collaboration, the Company and Dainippon entered into the Series G Preferred Stock Purchase Agreement, pursuant to which Dainippon made an initial equity investment in the Company of $2.0 million by purchasing 756,144 shares of the Company's Series G Preferred Stock, which will automatically convert into 53,988 shares of Common Stock upon the closing of the Offering. Dainippon also will receive certain registration rights with respect to the Dainippon Shares. See "Description of Capital Stock -- Registration Rights."

     There can be no assurance that the Company or Dainippon will be successful in developing or commercializing any drugs or products under the Dainippon Agreements. As such, there can be no assurance that any milestones will be achieved or that any royalties contemplated by the Dainippon Agreements will ever be made. There can be no assurance that the Dainippon Agreements will not be terminated by Dainippon prior to their expiration. See "Risk
Factors -- Dependence on Collaborative Relationships; Funding of Programs."

  Research Agreements

     Trega Biosciences, Inc. In April 1995, RiboGene entered into an agreement with Trega (formerly Houghten Pharmaceuticals, Inc.), which was amended in April 1997 and again in March 1998, pursuant to which the two companies agreed to collaborate to screen combinatorial chemistry libraries developed by Trega using assays developed by RiboGene. Core antifungals and certain antiviral assays were the initial therapeutic targets. The Company has completed screening the Trega compounds in the antifungal assays, but continues to screen compounds in its HCV assays. Pursuant to this agreement, once a compound is selected for further development the parties will jointly agree on a development plan which will further specify each party's obligations. Each party has the right but not the obligation to participate in the development of the compound. In no case is the Company obligated to expend additional funds for development. The agreement provides for proportionate ownership of compounds resulting from the collaboration, based on each party's contribution to development of the compound. Each party's contribution will be calculated based on actual internal and external expenditures.

     Pharmacopeia, Inc. In September 1997, the Company entered into a Library Sample Evaluation Agreement with Pharmacopeia, a combinatorial chemistry company (the "Pharmacopeia Agreement"). The Pharmacopeia Agreement grants the Company sequential access to up to three of Pharmacopeia's proprietary compound libraries (the "Pharmacopeia Compounds"). The Company intends to screen the Pharmacopeia Compounds in certain of its assays. Upon receipt of the Pharmacopeia Compounds, the Company will have four months (subject to extension) during which it will have the exclusive right to screen the compounds against specified targets. If the Company determines that a Pharmacopeia Compound has demonstrated biological activity, the Company has the right, within 180 days, to negotiate a subsequent development agreement with respect to the use and development of such compound. At this point, the Company is not obligated to expend additional funds for development of compounds under this agreement. The agreement can be terminated by the Company upon 60 days notice, without any further obligation.

     ArQule, Inc. In September 1997, the Company entered into a Material Transfer and Screening Agreement with ArQule, a combinatorial chemistry company (the "ArQule Agreement"), which grants the Company access to ArQule's proprietary combinatorial chemistry libraries (the "ArQule Compounds"). The Company intends to screen the ArQule Compounds in certain of its assays. If the Company detects activity in one or more of the ArQule Compounds and such compounds have not already been licensed to a third-party, the Company will have the opportunity to negotiate a collaboration agreement for such compounds. The ArQule Agreement has an initial six-month term with automatic six-month renewal periods, unless earlier terminated by either party. At this point, the Company is not obligated to expend additional funds for development of compounds under this agreement. The agreement can be terminated by the Company upon 30 days notice, without any further obligation.

     Georgia State University. In March 1995, the Company entered into an assignment agreement with Georgia State University Research Foundation ("GSU") for the transfer of rights to certain compounds synthesized at GSU that have shown activity in certain of the Company's antiviral assays. The agreement transfers to RiboGene all right, title and ownership to such compounds. In consideration for these rights, the Company paid to GSU a one-time fee of $10,000 and agreed to the payment of royalties to GSU from any sales of products which incorporate the assigned compounds.

  License Agreements

     University of Washington. In April 1997, the Company entered into an agreement with the University of Washington, which was amended in October 1997, pursuant to which RiboGene received an exclusive worldwide license to certain patent rights and technology relating to the interaction of the hepatitis C virus NS5A protein and PKR. Under the agreement, the Company paid an upfront license fee and has agreed to pay a quarterly license maintenance fee and a milestone payment of $250,000 due upon the approval of an NDA for a compound developed using the licensed patent rights. See "Risk Factors -- Dependence on Patents and Proprietary Rights."

     University of Washington and McGill University. In April 1993, RiboGene entered into an agreement with the University of Washington and McGill University, under which RiboGene received an option to acquire an exclusive, worldwide license to certain patent rights and technology relating to the tumor-suppressing properties of the enzyme PKR. This agreement was amended in April 1996 to extend the term of the option through April 1998, in exchange for a minimal payment and a commitment by the Company to screen specified compounds in assays incorporating this technology, which has been completed, and to conduct preclinical studies on future lead compounds selected. The Company is currently in negotiations with the parties with respect to obtaining a worldwide license to such patent rights and technology. There can be no assurance, however, that the Company will be able to obtain such rights, or that any license agreement negotiated by the Company would be as favorable to the Company as are the terms contained in the option. No lead compounds have been selected for development to date. The funding for this research is being provided by an SBIR grant that awarded the Company up to $640,000 over a two-year period ending in August 1998.

  The Abbott Agreements

     In April 1996, RiboGene established a collaboration with Abbott (the "Abbott Collaboration") to discover and develop antifungal drugs. On February 6, 1998, Abbott notified the Company of its termination of the Abbott Collaboration effective April 8, 1998. Pursuant to the Abbott Agreements, Abbott was granted exclusive worldwide rights to develop and market any and all antifungal products discovered through the Abbott-sponsored collaborative research program. Since May 1996, Abbott has funded a significant portion of the costs associated with the Company's antifungal program. Pursuant to the Abbott Agreements, Abbott was committed, subject to rights of early termination, to pay up to $5.0 million in research support payments over the three-year term of the research program. As of March 31, 1998, the Company had realized $3.2 million in research support revenues from Abbott and expects to realize $139,000 of revenue deferred at March 31, 1998. As a result of Abbott's termination of the Abbott Collaboration, the Company will be reimbursed for all irrevocably committed research costs for the project prior to termination that were not covered by previous research support payments. In addition, each party to the Abbott Agreements will return to the other proprietary and any confidential information and know-how of such other party in its possession, and retain copies of any technical or other information which was solely or jointly generated as a direct result of the Abbott Collaboration. The Company is seeking to establish a corporate collaboration for its antifungal program to replace the Abbott Collaboration. However, there can be no assurance that the Company will be successful in such efforts. If the Company is not able to establish a corporate collaboration for its antifungal program it currently intends to fund the antifungal program from its own resources. See "Risk Factors -- Dependence on Collaborative Relationships; Funding of Programs."

     In connection with the Abbott Agreements, the Company and Abbott entered into a stock purchase agreement, dated April 26, 1996, as amended (the "Abbott Purchase Agreement"), pursuant to which Abbott made an initial equity investment in the Company of $3.5 million in 1996 and agreed to purchase the Abbott Shares directly from the Company concurrently with the closing of the Company's initial public offering, assuming such initial public offering resulted in gross proceeds to the Company of $16.0 million. Pursuant to the Abbott Purchase Agreement, Abbott also will receive certain registration rights with respect to the Abbott Shares. See "Description of Capital Stock -- Registration Rights."

PATENTS AND PROPRIETARY RIGHTS

     The Company believes that patents and other proprietary rights are important to its business. The Company's policy is to file patent applications to protect technology, inventions and improvements to its inventions that are considered important to the development of its business. The Company's commercial success will depend, in part, on its ability, and the ability of any licensors, to obtain patent protection for its products and technologies, both in the United States and in other countries. The patent positions of pharmaceutical and biotechnology firms can be highly uncertain and involve complex legal and technical questions for which important legal principles are largely unresolved issues; thus making it difficult to predict the breadth of claims which would be found allowable in any particular case. This uncertain situation is also affected by revisions to the United States patent law adopted in recent years to give effect to international accords to which the United States has become a party. The extent to which such changes in laws will affect the obligations of the Company cannot be ascertained.

     The Company owns a provisional application, a pending patent application and certain corresponding foreign applications relating to its antibacterial drug discovery program; an issued U.S. patent, a pending U.S. patent application and certain corresponding foreign applications, relating to its antifungal drug discovery program; and an issued United States patent, a pending United States patent application and certain corresponding foreign applications relating to its antiviral drug discovery program. One of the coinventors of the Company-owned patent applications relating to the antiviral drug discovery program is Michael Katze, Ph.D. Dr. Katze presently is a member of the SAB and, at the time these applications were filed, was a consultant to the Company and a faculty member at the University of Washington. The Company has received inquiries from, and has been in discussions with, University of Washington regarding a potential, partial ownership interest in these patent applications that Dr. Katze and the coinventors assigned to the Company. Such discussions are ongoing and may result in a determination that University of Washington is a joint owner of the patent applications, though the Company believes, after a review of the information available to date, that Dr. Katze, in his capacity as a consultant to the Company, properly assigned his rights in these applications to the Company. Nevertheless, in connection with these ongoing discussions, the Company decided to obtain an option for an exclusive, worldwide license under the University's potential ownership interest. The option is exercisable upon payment of a $25,000 fee, at which time the Company will have an exclusive license under terms that will include payments of $250,000 for each new drug application approval, royalty payments on future sales of products developed under the licensed patent rights and a percentage payment of sublicensing fees received by the Company, and certain other terms to be negotiated in good faith.

     The Company is an assignee, along with McGill University, of an allowed U.S. patent application generally relating to the PSTM program. The Company is an exclusive licensee under a University of Washington pending United States application and certain corresponding foreign applications directed to HCV NS5A/PKR. In addition, the Company has an option, from the University of Washington and McGill University, to license a recently-issued U.S. patent and a pending U.S. patent application relating to translational technology. There can be no assurance that any of these patent applications, or any patent applications which the Company may acquire in the future, will issue as patents, that any such issued patents will afford adequate protection to the Company or not be challenged, invalidated, circumvented or infringed, or that any rights granted under such patents will afford competitive advantages to the Company. To protect its rights to its patent applications and/or patents, the Company may be required to participate in interference proceedings before the United States Patent and Trademark Office to determine priority of invention. In addition, if patents that cover the Company's activities are issued to other companies, there can be no assurance that the Company would be able to obtain licenses to such patents at a reasonable cost if at all or be able to develop alternative technology. The Company also could incur substantial costs should suits be brought against third parties, in which the Company asserts patents to which the Company has rights. There can be no assurance that the Company's patents or those of its licensors if issued, would not be held invalid by a court or that a competitor's technology or product would be found to infringe such patents.

     The Company's success further will depend, in part, on its ability to operate without infringing the proprietary rights of others without breaching agreements that cover technology used in the Company's products. There can be no assurance that the Company's activities will not infringe patents owned by others. The Company could incur substantial costs in defending itself in suits brought against it or any licensor. Should the Company's products or technologies be found to infringe patents issued to third parties, the manufacture, use, and sale of any of the Company's products could be enjoined and the Company could be required to pay substantial damages. In addition, the Company, in connection with the development and use of its products and technologies, may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. Failure to obtain such licenses may have a material adverse effect on the Company.

     In addition to patent protection, the Company also relies to a significant extent upon trade secret protection for its confidential and proprietary information, including many of the Company's key discovery technologies. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology. To protect its trade secrets, it is RiboGene's policy to require its employees, consultants, SAB members and parties to collaboration and licensing agreements to execute confidentiality agreements upon the commencement of employment, the consulting relationship or the collaboration or licensing arrangement, as the case may be, with RiboGene. In the case of employees, the agreements also provide that all inventions resulting from work performed by them while employed by RiboGene will be the exclusive property of RiboGene. In the case of SAB members, the agreements also provide that any confidential information that results from work performed for RiboGene will be the exclusive property of RiboGene. The Company will continue to require its employees, consultants, SAB members, collaborators and licensees to execute confidentiality agreements and inventions assignment agreements (in the case of its employees) upon the commencement of employment, the consulting relationship or the collaboration or license with the Company. There can be no assurance, however, that these agreements will not be breached or that they will provide meaningful protection of the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information, that the Company can meaningfully protect its rights in such unpatented proprietary technology through other means, that any obligation to maintain the confidentiality of such proprietary technology will not be breached by employees, consultants, advisors, collaborators, licensees or others, or that others will not independently develop the same or substantially equivalent technology. The loss of trade secret protection of any of the Company's key discovery technologies would materially and adversely affect the Company's competitive position and could have a material adverse effect on the Company's business, financial condition and results of operations. Finally, disputes may arise as to the ownership of proprietary rights to the extent that outside collaborators, licensees or consultants apply technology information developed independently by them or others to Company projects or apply Company technology to other projects and, if adversely determined, such disputes would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company had acquired intellectual property that falls outside the field of infectious diseases and translational control. The Company does not intend to develop these products itself. These acquired products include Emitasol, for emesis associated with chemotherapy, Migrastat, for migraine, and intranasal benzodiazepines for various conditions such as anxiety, seizures, panic attacks and sleep disorders. The Company has ongoing debt obligations relating to the purchase of these products. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company discontinued the development of Emitasol, Migrastat and the intranasal benzodiazepines in 1996. The Company has decided to discontinue the patent prosecution for Migrastat. The Company has licensed rights to Emitasol in Italy, Spain, Austria and certain former Soviet block countries. The Italian licensee for Emitasol applied to the Italian regulatory authorities in 1993 for registration of the product. There can be no assurance that the foreign licensees will obtain the necessary regulatory approvals to market Emitasol, or that, in the event such approvals are obtained, that Emitasol will achieve market acceptance in such countries, or that the Company will ever realize royalties on sales of Emitasol in such countries.

     The Company has received notice that Peptech (Europe A/S) is opposing the grant of a European patent with claims directed to the nasal administration of benzodiazepines. As one of the grounds for the opposition, Peptech has submitted a published abstract describing the nasal administration, to children, of the benzodiazepine midazolam. This abstract has an apparent publication date of February 1988, several months prior to the earliest filing date in the United States from which the Company's European patent application could have claimed priority. While the Company intends to respond vigorously to the opposition, no assurance can be given as to the scope of the claims, if any, which the European Patent Office ultimately will find patentable. Failure of the Company to prevail in the opposition before the European Patent Office could impede the Company's ability to outlicense the technology portfolio containing this patent.

     The issued United States patent relating to the nasal administration of benzodiazepines is the subject of a reissue proceeding before the United States Patent and Trademark Office. In the course of negotiations with a potential licensee of the technology portfolio containing this patent, the Company became aware that the issued United States patent for which reissue is being sought had expired for failure to pay the required maintenance fees. The Company's petition to revive this patent recently was granted by the Patent and Trademark Office, effectively resulting in the reinstatement of the patent, as if it had not expired. However, should the Company choose to enforce this patent by instituting an infringement action, the patent statute would provide certain protection to those infringers who first began practicing, or first made substantial preparation to practice, the patented invention during the approximately three-year and four month period that the patent had lapsed. The Company presently is not aware of any potential infringers who may be entitled to such so-called "intervening rights."

     In April 1997, the Company entered into an agreement with CSC Pharmaceuticals Ltd. ("CSC") of Vienna, Austria for the sale and distribution of Emitasol in Austria, Eastern Europe and the Russian Federation. Under the terms of the agreement, CSC is obligated to file for regulatory approval in Austria on its behalf and three other European Union countries (as directed by and for the benefit of the Company) for the purpose of obtaining European Union approval to market the product via the Mutual Recognition process. CSC is obligated to file for approval in Austria by April 1998. In the event the Company licenses a third party in a European Union country other than Austria, and the third party obtains marketing approval through substantial reliance on the marketing approval obtained by CSC, on behalf of the Company, in any of the three designated countries, the Company will pay CSC 10% of all up-front consideration received from the third party, other than payment for equity, up to a maximum of 200% of CSC's expenses for obtaining such marketing approval. In a separate agreement, the Company's Italian Licensee, Crinos, has agreed to manufacture Emitasol for CSC and any other licensees. There can be no assurance that CSC will obtain approval in Austria or that if approval is obtained, CSC will file for and obtain approval in the other EU countries.

COMPETITION

     The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Many of the drugs which the Company is developing will be competing with existing therapies. In addition, a number of companies are pursuing the development of pharmaceuticals which target the same diseases and conditions the Company is targeting, using technology similar to the RiboGene technology, as well as alternative discovery technologies, including antisense, gene therapy and genomics. The Company faces competition from pharmaceutical and biotechnology companies both in the United States and abroad. Many of the Company's competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than the Company. In addition, unlike the Company, many of these competitors have experience in undertaking preclinical studies and clinical trials of new pharmaceutical products, obtaining the necessary regulatory approvals and manufacturing and marketing products. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competing products or technologies and may establish exclusive collaborative or licensing relationships with competitors of the Company.

     The Company believes that its ability to compete is dependent, in part, upon its abilities to create and maintain scientifically advanced technology and to develop and commercialize pharmaceutical products based on this technology, as well as its ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary technology or processes and secure sufficient capital resources for the expected substantial time period between technological conception and commercial sales of products based upon the Company's technology.

     There can be no assurance that the Company's competitors will not succeed in developing technologies and drugs that are more effective or less costly than any which are being developed by the Company or which would render the Company's technology and future drugs obsolete and noncompetitive. In addition, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates more rapidly than the Company. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage, including certain patent and FDA marketing exclusivity rights that would delay the Company's ability to market certain products. There can be no assurance that drugs resulting from the Company's research and development efforts, or from the joint efforts of the Company and its existing or future collaborative partners, will be able to compete successfully with competitors' existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere.

GOVERNMENT REGULATION

     Regulation by governmental authorities in the United States and other countries will be a significant factor in the production and marketing of any pharmaceutical products that ultimately may be developed by the Company. All of the Company's products will require regulatory approval by governmental agencies prior to commercialization. Therapeutic drug products intended for human use are subject to rigorous preclinical and clinical testing requirements and extensive review and approval procedures by the FDA in the United States and similar health authorities in other countries. Various statutes and regulations also govern or affect, among other things, the clinical testing, safety, efficacy, manufacturing, labeling, storage, record keeping, advertising and marketing and distribution of such products. Failure to comply with such regulations could result in, among other things, delays in obtaining required marketing authorizations, warning letters, recalls, suspension or termination of production, product seizures, injunctions, civil penalties and criminal prosecution.

     The Company currently is engaged in the preliminary stages of drug development and does not expect to submit an application for FDA marketing approval of any therapeutic product drug for a number of years, if ever. Once the Company identifies a pharmaceutical candidate for potential commercial development, it will be subject to a lengthy and uncertain regulatory review process. The steps ordinarily required before a new biopharmaceutical product may be marketed in the United States include: (i) drug discovery and screening activities; (ii) preclinical testing; (iii) the submission to the FDA of an investigational new drug application (an "IND") which must become effective before clinical trials may commence; (iv) adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for its intended use; (v) the submission of an NDA to the FDA; and (vi) FDA review and approval of the NDA prior to any commercial sale or distribution.

     Preclinical testing includes laboratory evaluation of product chemistry and formulation, as well as animal studies to assess the safety and efficacy of the product. Preclinical tests must be conducted in compliance with good laboratory practice regulations. The results of preclinical tests are submitted to the FDA as part of an IND. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. In addition, the FDA may, at any time, impose a clinical hold on an ongoing trial, requiring the suspension of the trial until the agency authorizes its re-commencement. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials or that such authorization will lead to ultimate FDA approval of a marketing application for the product.

     Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified principal investigators. Clinical trials must be conducted in accordance with good clinical practices under protocols submitted to the FDA as part of the IND. In addition, each clinical trial must be approved and conducted under the auspices of an Institutional Review Board ("IRB"), which will consider, among other things, ethical factors, the safety of the human subjects and the potential liability of the institution conducting the investigation.

     Clinical trials ordinarily are conducted in three sequential phases and generally take an average of five years, but may take longer. In certain cases the phases may overlap. Phase I represents the initial introduction of the drug to a small group of healthy subjects to test for safety, dosage tolerance, and the essential characteristics of the drug. Phase II involves studies in a limited number of patients to test the safety and efficacy of the drug at different dosages. Phase III trials involve large-scale evaluation of safety and effectiveness, usually (though not necessarily) in comparison with a placebo or an existing treatment. The results of the preclinical and clinical testing are submitted to the FDA in the NDA. In some cases, the FDA may require additional trials to be conducted following marketing approval to confirm safety and/or effectiveness. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all, with respect to any potential products that may be developed by the Company. Furthermore, the FDA may suspend clinical trials at any time if it decides that patients are being exposed to a significant health risk.

     All data obtained from a comprehensive development program are submitted as an NDA to the FDA. Although the FDA is required by law to review applications within 180 days of their filing, in practice longer times are typically required. Review generally takes an average of at least 15 months but may take longer. The FDA frequently requests that additional information be submitted requiring significant additional review time.

Any potential products of the Company will be subject to demanding and time-consuming NDA or similar approval procedures in countries where the Company intends to market its products. Such regulations vary country by country.

     The process of obtaining required FDA marketing approvals, including a review of manufacturing process and facilities used to produce such products, can be costly, time consuming and subject to unanticipated delays. The FDA may refuse to approve an application if it believes that applicable regulatory criteria are not satisfied. The FDA may also require additional testing of a drug product as a condition of marketing approval. There can be no assurance that approvals of any potential products that may be developed by the Company and its collaborative partners will be granted on a timely basis, if at all. Even if granted, marketing approval will be limited to specific therapeutic indications, and the Company and its collaborative partners will be subject to periodic inspection for compliance with good manufacturing practices and other applicable regulatory requirements relating to labeling, advertising, record keeping, and reporting to FDA of adverse experiences and other information.

     For marketing outside of the United States before FDA approval to market, the Company must submit an export permit application to the FDA. Whether or not FDA approval is obtained, approval of a potential product by comparable regulatory authorities may be necessary in other countries prior to marketing such product in such countries. The review and approval procedures vary from country to country, can involve additional testing and the time required may differ from that required for FDA approval. In addition, product licensing, pricing and reimbursement requirements vary widely from country to country. There can be no assurance that the Company will meet and sustain any such requirements.

     The Company's research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any liability could exceed the resources of the Company. See "Risk
Factors -- Uncertainties Related to Clinical Trials" and "-- Government Regulation and Need for Product Approvals."

SCIENTIFIC ADVISORS

     The Company has established an SAB consisting of individuals with expertise in translational biochemistry, particularly as it relates to bacteria, fungi, and viruses. The Company is highly dependent on its SAB members, who conduct research in cooperation with the Company and provide the Company with access to technology developed by them. The potential success of the Company's drug discovery programs depends in part on continued collaborations with these advisors. The Company and various members of its management and research staff rely heavily on the SAB for new translation-based targets and for expertise in translation research. The Company has entered into agreements with its SAB members which provide for confidentiality of the Company's proprietary information. The agreements also provide that any confidential information that results from work performed for the Company is the exclusive property of the Company. However, the Company may not have rights to developments, publications or the results of any research conducted by these advisors, which may adversely affect the Company. See "Risk Factors -- Dependence on Scientific Advisors."

     The SAB holds meetings at least twice a year, and SAB members consult with and meet informally with the Company and with each other on a more frequent basis. The Company also has entered into independent consulting agreements with certain of its SAB members pursuant to which such SAB members provide additional services in the discovery and development of PSTM-targeted therapeutics on a per project basis. In consideration for services provided to the Company, each independent consultant is paid a retainer and may receive stock options pursuant to the consulting agreements. The members of the SAB are as follows:

     JOE B. HARFORD, PH.D., Chairman of the SAB, has served on the SAB since July 1997. Dr. Harford serves as Associate Director of the National Cancer Institute ("NCI"). In his current position Dr. Harford plays a role in shaping the course of the NIH in several areas. He is an editor of several books related to Molecular Biology and has over 100 scientific publications. Prior to joining the NCI, Dr. Harford was the Director of New Drug Discovery at RiboGene from 1993 to 1996. Prior to that, Dr. Harford held various research and managerial positions at the NIH from 1979 to 1993. Dr. Harford holds a B.S. degree in Chemistry from Ohio University, and a Ph.D. degree in Biochemistry from the University of Maryland School of Medicine. Dr. Harford has been active in the translation field for over 10 years.

     JOHN HERSHEY, PH.D., has served on the SAB since November 1992. Dr. Hershey, Professor and Chairman, Department of Biological Chemistry, University of California, Davis. Dr. Hershey has conducted extensive research relating to translation factors and mechanisms in many species, including humans, bacteria, fungi, plants and sea urchins. He has 168 scientific publications (30 in the last five years) and has served on the editorial board of several journals, with current positions at BioChemie and Gene Expression. Dr. Hershey also is a co-editor of the book Translational Control (1996), which is a definitive text in the field. He received his B.S. degree from Haverford College and his Ph.D. degree from Harvard University. Dr. Hershey has been active in the translation field for over 35 years.

     ALAN HINNEBUSCH, PH.D., has served on the SAB since January 1993. Dr. Hinnebusch is Chief, Laboratory of Eukaryotic Gene Regulation, National Institute of Child Health and Human Development. Dr. Hinnebusch's research interests include translational control mechanisms in fungi and mammals. He has devised methods for cloning many translation factor genes from fungi and mammals and this work has led to a much greater understanding of how the translation initiation process works. Dr. Hinnebusch has 76 scientific publications (28 in the last five years) and has served on the editorial board of several journals, with current positions at Molecular & Cellular Biology, Microbiological Reviews and Genetics. He received his B.S. degree from the University of Dayton and his Ph.D. degree from Harvard University. Dr. Hinnebusch has been active in the translation field for over 10 years.

     ADAM GEBALLE, M.D., has served on the SAB since December 1992. Dr. Geballe is an Associate Member in Molecular Medicine and Clinical Research, Fred Hutchinson Cancer Research Center and Associate Professor of Medicine. Dr. Geballe's research interests include translational control of viral gene expression and translation termination in eukaryotes. He has 26 scientific publications (nine in the last five years) and serves as Associate Editor on the Journal of Infectious Diseases. Dr. Geballe is certified by the American Board of Internal Medicine with a Subspecialty of Infectious Disease. He received his B.A. degree from Stanford University and his M.D. degree from Duke University. Dr. Geballe has been active in the translation field for over 10 years.

     MICHAEL KATZE, PH.D., has served on the SAB since October 1992. Dr. Katze, Professor, Department of Microbiology, University of Washington and Associate Director for Scientific Affairs at the Regional Primate Research Center, has conducted extensive research relating to translational control by several viruses, including HCV, influenza, and HIV, and regulation of cellular translation and growth by PKR. Dr. Katze devised the Company's current model of interferon resistance in HCV. He also was involved in the development of an alternative animal model for HIV infection. He has 83 scientific publications (38 in the last five years) and serves on the editorial boards of Interferon and Cytokine Research. He received his B.A. in Biology from Boston University and his M.S. degree and Ph.D. degree from Hahnemann Medical College and Hospital. Dr. Katze has been active in the translation field for over 15 years.

     DAVID MORRIS, PH.D., has served on the SAB since October 1992. Dr. Morris, Professor, Department of Biochemistry, University of Washington, has conducted extensive research relating to polyamine biochemistry, translational control mechanisms and growth control regulation of translation in mammalian cells. He has 113 scientific publications (14 in the last five years). He received his B.A. degree from the University of California at Los Angeles and his Ph.D. degree from the University of Illinois. Dr. Morris has been active in the translation field for over 25 years.

     MICHAEL MATHEWS, PH.D., has served on the SAB since April 1993. Dr. Mathews, Professor and Chairman of the Department of Biochemistry and Molecular Biology at the New Jersey Medical School, has conducted extensive research relating to translational control mechanisms by viruses, including HIV, adenovirus and hepatitis D virus, and regulation of cellular translation and growth by PKR. He has 152 scientific publications (47 in the last five years), and has served on the editorial board of several journals, with current positions at Genes & Development and Journal of Virology. He also is a co-editor of the book Translational Control (1996), which is a definitive text in the field. He received his B.A. degree and Ph.D. degree from Cambridge University. Dr. Mathews has been active in the translation field for 30 years.

     NAHUM SONENBERG, PH.D., has served on the SAB since October 1992. Dr. Sonenberg, Professor, Department of Biochemistry and McGill Cancer Center, McGill University, has conducted extensive research relating to translation factors and mechanisms in many species, including humans, fungi and viruses. Most of his work has been focused on translational control of mammalian cell growth, translational control by viruses, including HCV, HIV and rhinovirus and the initiation phase of translation. Dr. Sonenberg was one of the co-discoverers of viral IRES elements. He has 193 scientific publications (68 in the last five years) and has served on the editorial board of several journals, with current positions at Molecular & Cellular Biology, Gene Expression, Journal of Virology and RNA. He is also a co-editor of the book Translational Control (1996), which is a definitive text in the field. He received his B.Sc. degree and M.Sc. degree from Tel-Aviv University and his Ph.D. degree from the Weitzman Institute of Science. Dr. Sonenberg has been active in the translation field for almost 25 years.

     There can be no assurance that the Company will be able to maintain its consulting arrangements with its SAB members or that such advisors will not enter into consulting arrangements with competing pharmaceutical or biotechnology companies, any of which would have a detrimental impact on the Company's research objectives and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Scientific Advisors."

EMPLOYEES

     At March 31, 1998, the Company had 26 full-time employees. Twenty of the Company's employees are engaged in, or directly support, the Company's research and development activities. Of the employees engaged in research and development activities, ten hold Ph.D. degrees. The Company considers relations with its employees to be good. None of the Company's employees is covered by a collective bargaining agreement.

     The Company's success will depend in large part on its ability to attract and retain key employees and scientific advisors. The Company's potential growth and expansion into areas and activities requiring additional expertise, such as chemistry, are expected to place increased demands on the Company's management skills and resources. These demands are expected to require a substantial increase in management and scientific personnel and the development of additional expertise by existing management personnel. Accordingly, recruiting and retaining management and operational personnel and qualified scientific personnel to perform research and development work in the future will also be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain skilled and experienced management, operational and scientific personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies, universities and other research institutions for such personnel. The failure to attract and retain such personnel or to develop such expertise could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on and Need for Additional Key Personnel" and "Management."

FACILITIES

     RiboGene currently leases approximately 30,000 square feet of laboratory and office space in Hayward, California under a lease expiring in November 2012, that provides for annual rent of approximately $531,000, which includes amortization of $2.0 million of tenant improvements paid by the landlord. The Company has sublet 5,000 square feet of this facility through February 28, 2001. In connection with the lease, the Company issued to the landlord a six-year warrant to purchase 17,850 shares of Common Stock at $31.51 per share. See "Description of Capital Stock."

LEGAL PROCEEDINGS

     The Company is not subject to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


     The following table sets forth certain information as of May 27, 1998 with respect to the current executive officers, directors and key employees of the
Company:


                   NAME                       AGE                POSITION
                   ----                       ---                --------
Charles J. Casamento(1)...................    52     President, Chief Executive
                                                     Officer and Chairman of the
                                                     Board of Directors
Laura S. Lehman, Ph.D.....................    40     Vice President of Research
Timothy E. Morris.........................    36     Vice President, Finance &
                                                     Administration, Chief Financial
                                                     Officer and Assistant Secretary
Charles Gluchowski, Ph.D..................    42     Director of Drug Discovery
Charles M. Moehle, Ph.D...................    39     Associate Director of
                                                     Translational Control Research
Digby W. Barrios(2).......................    60     Director
Frank J. Sasinowski(3)....................    45     Director
Jon S. Saxe(1)(2)(3)......................    61     Director

---------------

(1) Member of the Nominating Committee.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

     MR. CASAMENTO joined the Company as President, Chief Executive Officer and Chairman of the Board in June 1993. Prior to joining the Company, he was co-founder, President and Chief Executive Officer of Interneuron Pharmaceuticals, Inc., a biopharmaceutical company, from March 1989 until May 1993. Mr. Casamento has also held management positions at Genzyme Corporation, American Hospital Supply, Johnson & Johnson, Hoffman-LaRoche, Inc. and Sandoz Inc. Mr. Casamento is also a director of CORTEX Pharmaceuticals, a biopharmaceutical company. Mr. Casamento holds a bachelor's degree in Pharmacy from Fordham University and an M.B.A. degree from Iona College.

     DR. LEHMAN has served as the Company's Vice President of Research since January 1996, and before that she was Vice President of Drug Discovery and Drug Development, since June 1994. Prior to joining the Company, she served as Senior Director, Medicinal Chemistry, at Amylin Pharmaceuticals, Inc., a pharmaceutical discovery and development company, from June 1989 to June 1994, and worked as a Senior Scientist at Schering-Plough Research from 1983 to 1989. Dr. Lehman holds a B.S. degree in Chemistry from Bucknell University, an M.S. degree in Organic Chemistry from Bucknell University and a Ph.D. degree in Organic Chemistry from Duke University.

     MR. MORRIS joined the Company as Vice President, Finance & Administration and Chief Financial Officer in June 1995 and was appointed Assistant Secretary in October 1997. Prior to joining the Company, he served as Chief Accounting Officer and Senior Director, Finance at Glycomed Incorporated, a biotechnology company, from May 1992 until May 1995, and with Ernst & Young from July 1984 to May 1992. Mr. Morris is a certified public accountant and holds a B.S. degree in Accounting from California State University, Chico.

     DR. GLUCHOWSKI joined the Company as Director of Drug Discovery in January 1997. Prior to joining the Company, he was the Director, Department of Chemistry at Synaptic Pharmaceutical Corporation, a biotechnology company, from September 1990 until January 1997 and worked as a medicinal chemist with Allergan, Inc. from 1984 to 1990. Dr. Gluchowski received a B.S. degree in Chemistry from the Stevens Institute of Technology and a Ph.D. degree in Organic Chemistry from Texas A&M University.

     DR. MOEHLE joined the Company in May 1993 and currently serves as the Associate Director of Translational Control Research. Prior to joining the Company, he was at the National Institute of Child

Health and Human Development from 1988 to 1993, most recently as a Senior Staff Fellow in the Laboratory of Molecular Genetics. Dr. Moehle holds a B.A. degree in Biochemistry and Molecular Biology from Northwestern University and a Ph.D. degree in Biology from Carnegie Mellon University.

     MR. BARRIOS joined the Company's Board of Directors in August 1996. He is currently a consultant to the pharmaceutical and biotechnology industries. From 1982 to 1992, Mr. Barrios served in various positions with Boehringer Ingelheim Corporation, a pharmaceutical manufacturer, most recently as the President and Chief Executive Officer. Mr. Barrios also serves as a director of Allelix Biopharmaceuticals, a biopharmaceutical company, Cypros, Inc., a biopharmaceutical company, Drug Royalty Corporation, a technology investment company, Roberts Pharmaceutical Corporation, a pharmaceutical company, Sepracor, Inc., a pharmaceutical company, and several private organizations.

     MR. SASINOWSKI joined the Company's Board of Directors in March 1998. Since 1987, he has been a partner with Hyman, Phelps & McNamara, P.C., a food and drug law firm. From December 1983 to June 1987, Mr. Sasinowski served in various positions with the United States Food and Drug Administration.

     MR. SAXE joined the Company's Board of Directors in April 1994. He has been a director since 1989 and President since January 1995 of Protein Design Labs, Inc., a biotechnology company. From August 1960 to September 1989, Mr. Saxe held a number of executive positions at Hoffmann-La Roche Inc., including Vice President, Licensing and Corporate Development. From October 1989 to May 1993, he served as President and Chief Executive Officer of Synergen, Inc., a biopharmaceutical company, and from May 1993 to May 1995, as President of Saxe Associates, a biotechnology consulting firm. Mr. Saxe also serves as a director of ID Biomedical Corporation, a diagnostics and vaccine development company, and Incyte Pharmaceuticals, Inc., a genomics company.

     The Company's by-laws authorize a board of directors consisting of five members, and the Company currently has a board of directors consisting of four members. Officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

BOARD COMMITTEES

     The Nominating Committee of the Board of Directors was formed in October 1997 to interview, evaluate, nominate and recommend individuals for membership on the Company's Board of Directors and committees thereof. The Compensation Committee of the Board of Directors was formed in March 1997 to establish salaries, incentives and other forms of compensation paid to officers and employees of the Company. The Compensation Committee also administers the issuance of stock options and other awards under the Company's stock plans. The Audit Committee of the Board of Directors was formed in October 1997 to review the internal accounting procedures of the Company and consult with and review the services provided by the Company's independent auditors.

DIRECTOR COMPENSATION

     Directors who are employees of the Company currently do not receive any cash compensation from the Company for their services as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and committee meetings. Non-employee directors who are not affiliated with a significant stockholder (the "Independent Directors") receive $2,000 per meeting plus reimbursement of certain expenses. The Independent Directors were paid an aggregate of $20,000 in director fees during the last fiscal year. In 1997, Dr. Barkas and Dr. Treu (each, a former director) were each granted options to purchase 2,834 shares of the Company's Common Stock under the 1993 Stock Option Plan. Upon completion of the Offering, all non-employee directors will be eligible to receive stock options pursuant to the Company's 1997 Non-Employee Directors' Stock Option Plan. See "-- Stock Plans and Related Employee Benefit Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the formation of the Compensation Committee in March 1997, the Board of Directors made all determinations with respect to executive officer compensation. Of the directors who participated in deliberations concerning executive officer compensation, either prior to the formation of the Compensation Committee or in their capacity as a member of the Compensation Committee, none have served as officers of the

Company other than Mr. Casamento, who has served as President and Chief Executive Officer of the Company since June 1993. Certain of the Company's directors have purchased securities of the Company individually or through an affiliated entity. See "Certain Transactions" and "Principal Stockholders."

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned in 1997 by the Company's Chief Executive Officer and the other executive officers who earned in excess of $100,000 during the fiscal year ended December 31, 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION      ALL OTHER
                                                             ---------------------    COMPENSATION
               NAME AND PRINCIPAL POSITION                   SALARY($)    BONUS($)        ($)
               ---------------------------                   ---------    --------    ------------
Charles J. Casamento.....................................     325,000      50,000        66,407(1)
  President, Chief Executive Officer and Chairman of the
  Board of Directors
Laura S. Lehman, Ph.D....................................     160,000          --            --
  Vice President of Research
Timothy E. Morris........................................     162,100      40,525            --
  Vice President, Finance & Administration, Chief
  Financial Officer and Assistant Secretary

---------------

(1) Represents $47,613 of principal and interest on a note forgiven by the Company and $18,794 in life and disability insurance premiums paid by the Company. See "Certain Transactions."

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options to the Named Executive Officers during the fiscal year ended December 31, 1997.

                                           INDIVIDUAL GRANTS
                                       --------------------------                            POTENTIAL REALIZABLE
                                                          %                                    VALUE AT ASSUMED
                                                       OF TOTAL                                 ANNUAL RATES OF
                                        NUMBER OF      OPTIONS                                    STOCK PRICE
                                       SECURITIES     GRANTED TO    EXERCISE                   APPRECIATION FOR
                                       UNDERLYING    EMPLOYEES IN     PRICE                     OPTION TERM(3)
                                         OPTIONS        FISCAL         PER      EXPIRATION   ---------------------
                NAME                     GRANTED       YEAR(1)      SHARE(2)       DATE         5%          10%
                ----                   -----------   ------------   ---------   ----------   ---------   ---------
Charles J. Casamento.................    17,136           26%         $3.15     07/24/07      $33,947     $86,028
Laura S. Lehman, Ph.D................    14,280           22%         $3.15     07/24/07       28,289      71,690
Timothy E. Morris....................     6,069            9%         $3.15     07/24/07       12,023      30,468

---------------

(1) Based on options to purchase 64,941 shares of Common Stock granted to employees in fiscal 1997.

(2) The exercise price is equal to 100% of the fair value of the Common Stock at the date of grant, as determined by the Board of Directors.

(3) The potential realizable value is calculated based on the term of the option at the time of grant (ten years). Stock price appreciation of five percent and ten percent is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of the stock price performance. The potential realizable value is calculated by assuming that the fair value of the Common Stock at the date of the grant, as determined by the Board of Directors, appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

     In 1997, 10,710, 2,142 and 2,142 shares were purchased by Mr. Casamento, Dr. Lehman and Mr. Morris, respectively, pursuant to purchase rights granted under the 1993 Stock Plan. Such shares are subject to the Company's right of repurchase upon termination of employment, which lapses over four years. Such shares were purchased at fair value ($3.15) as determined by the Company's Board of Directors.

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth for each of the Named Executive Officers the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1997:

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                               OPTIONS AT                    OPTIONS AT
                                                          DECEMBER 31, 1997(#)         DECEMBER 31, 1997($)(1)
                                                       ---------------------------   ---------------------------
                                                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                       -----------   -------------   -----------   -------------
Charles J. Casamento.................................    24,331         33,409         $76,866       $118,365
Laura S. Lehman......................................     8,666         17,723          27,095         67,002
Timothy E. Morris....................................     4,730          9,192          19,456         36,131

---------------

(1) Based on the initial public offering price of $7.00 per share, less the option exercise price.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL AGREEMENTS

     In May 1993, the Company entered into an employment agreement with Charles
J. Casamento, President, Chief Executive Officer and Chairman of the Board of Directors of the Company. The agreement provides for an annual base salary of $200,000, subject to annual review. In addition, the Board of Directors approved a bonus of up to $150,000 to be paid to Mr. Casamento in the event of a Merger (as defined in the employment agreement) or an initial public offering of the Company's Common Stock, and up to an additional $150,000 for the achievement of specific goals ($50,000 per goal) in 1997, of which $50,000 was paid in connection with the Series F Private Placement. On the first day of employment and on the first and second anniversary of employment, the Company loaned Mr. Casamento $40,000 (for a total of $120,000) in the form of three-year notes with interest rates of 3.62%, 5.63% and 5.97% per annum, respectively. The loans due in June of 1996 and 1997 have been forgiven. These loans were made in connection with cost-of-living adjustments and may be forgiven, at the election of the Board of Directors, for so long as Mr. Casamento remains employed by the Company. In addition, in October 1993, the Company provided Mr. Casamento with a bridge loan in the aggregate amount of $250,000, which loan subsequently was repaid by Mr. Casamento in October 1994.

     In July 1995, the Company entered into a Change of Control agreement with Mr. Casamento that provides for certain severance benefits in the event his employment is involuntarily terminated other than for "cause" at any time within 12 months after, or in contemplation of, a Change of Control (defined as a reorganization in which the current shareholders hold less than a 50% ownership interest in the surviving entity consummated without the approval of the Board of Directors, a sale of all or substantially all of the Company's assets, a liquidation of the Company or a transaction in which more than half of the Company's Board of Directors is replaced). Severance benefits include a lump-sum payment equal to 12 months' salary and the continued payment of medical benefits during the 12 months following termination. In addition, all loans issued by the Company to Mr. Casamento will be forgiven automatically upon a Change of Control. The Change of Control agreement also provides that all options held by Mr. Casamento will immediately vest, and the exercise period of such options will be extended to a date one year from the earlier of the termination date or the date upon which any relevant lock-up agreements expire.

     In July 1995, the Company also entered into Change of Control agreements with Dr. Lehman and Mr. Morris that provide for certain severance benefits in the event their employment is terminated, other than for cause, at any time within 12 months after, or in contemplation of, a Change of Control. Severance benefits payable to Dr. Lehman and Mr. Morris include a lump-sum payment equal to six months' salary and continuation of certain medical benefits for the six-month period following termination. Dr. Lehman and Mr. Morris will receive an additional six months of vesting on their stock options, and the exercise term of such options will extend to 12 months from the earlier of the termination date or the expiration of any relevant lock-up agreements.

     Pursuant to an agreement between the Company and Mr. Morris, dated June 30, 1995, in the event that Mr. Morris's employment with the Company is involuntarily terminated, he is entitled to continue to receive his then current salary for a period of six months after the termination date.

     The Company also has entered into letter agreements with Dr. Lehman and Mr. Morris, providing each with a bonus payment of 25% of their annual salary upon the achievement of certain objectives.

STOCK PLANS AND RELATED EMPLOYEE BENEFIT PLANS

  1993 Stock Plan

     The Company's 1993 Stock Plan, as amended (the "1993 Plan"), was adopted by the Board of Directors and approved by the Company's stockholders in March 1993. The 1993 Plan has been amended to increase the number of shares of Common Stock reserved for issuance under the 1993 Plan to a total of 295,239 shares. As of March 31, 1998, 86,320 shares had been issued under the 1993 Plan pursuant to the exercise of stock options or purchase rights, options to purchase a total of 182,433 were outstanding and 26,486 shares remained available for future option or purchase grants.

     The 1993 Plan provides for the grant to employees of the Company (including officers and employee directors) of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), for the grant of nonstatutory stock options, to employees and consultants of the Company, and for the direct issuance of shares of Common Stock pursuant to Restricted Stock Purchase Agreements. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, any such excess options shall be treated as nonstatutory stock options.

     The 1993 Plan is administered by the Compensation Committee of the Board of Directors (the "Administrator"). The Administrator determines the terms of options granted under the 1993 Plan, including the number of shares subject to the option, exercise price, term and exercisability. The exercise price of all incentive stock options granted under the 1993 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of all nonstatutory stock options must equal at least 85% of the fair market value of the Common Stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the voting power of the Company's outstanding capital stock (a "10% Stockholder") must equal at least 110% of the fair market value of the Common Stock on the date of grant. Payment of the exercise price may be made in cash, promissory notes or other consideration determined by the Administrator. The term of a stock option may not exceed 10 years (five years if issued to a 10% Stockholder). No option may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of the optionee only by such optionee. Options granted to each employee under the 1993 Plan generally become exercisable for 12.5% of the total number of shares subject to the options after the six-month period from the date of grant, and approximately 2% each month thereafter. Similarly, stock purchase rights granted to employees typically are subject to the Company's right to repurchase the shares at the purchase price in the event that the employee's relationship with the Company terminates, which repurchase right typically lapses in accordance with the vesting schedule set forth in the preceding sentence.

     In the event of certain changes in control of the Company, the 1993 Plan requires that each outstanding option be assumed or an equivalent option substituted by the successor corporation. The Administrator has the authority to amend or terminate the 1993 Plan as long as such action does not adversely affect any outstanding option and provided that shareholder approval shall be required for an amendment to increase the number of shares subject to the 1993 Plan, or any change in the designation of the class of persons eligible to be granted options, or a material increase in benefits accruing to participants under the 1993 Plan if the Company is registered under Section 12 of the Exchange Act. If not terminated earlier, the 1993 Plan will terminate in March 2003.

  1997 Equity Incentive Plan

     The Company's 1997 Equity Incentive Plan (the "Incentive Plan") was adopted by the Board in October 1997. Currently, there is an aggregate of 800,000 shares of Common Stock authorized for issuance under the Incentive Plan.

     The Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock purchase awards and stock bonuses under the Code, to employees (including officers and employee-directors) and nonstatutory stock options, restricted stock purchase awards and stock bonuses to employees (including officers and employee-directors), directors and consultants of the Company. The Incentive Plan is administered by the Compensation Committee of the Board of Directors which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

     The exercise price of options granted under the Incentive Plan is determined by the Compensation Committee of the Board of Directors, provided that the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of the option grant, and the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of the option grant. Options granted under the Incentive Plan vest at the rate specified in the option agreement. Generally, no stock option may be transferred by the optionee other than by will or the laws of descent or distribution, except a nonstatutory stock may also be transferred pursuant to a domestic relations order. In all events, an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose relationship with the Company or any affiliate ceases for any reason (other than by death or permanent and total disability) may generally exercise vested options in the three-month period following such cessation. In the case of death or total and permanent disability, vested options may be exercised for 18 or 12 months, respectively, after an optionee's relationship with the Company and related entities ceases. Notwithstanding the foregoing, an optionee's option agreement may provide for longer or shorter post-termination exercise periods as determined by the Compensation Committee of the Board of Directors. In no event, however, may an option be exercised after 10 years following the date of its grant.

     No incentive stock option may be granted to any person who at the time of the grant is a 10% Stockholder unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under the Incentive Plan and all other stock plans of the Company and its affiliates) may not exceed $100,000.

     When the Company becomes subject to Section 162(m) of the Code (which denies a deduction to publicly held corporations for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000), no person may be granted options under the Incentive Plan covering more than 300,000 shares of Common Stock in any calendar year.

     Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the Incentive Plan. The Compensation Committee of the Board of Directors has the authority to reprice outstanding options and to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares. Both the original and new options will count toward the limitation set forth above.

     Restricted stock purchase awards granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule and at a price determined by the Compensation Committee of the Board of Directors. Restricted stock purchases must be at a price equal to at least 85% of the stock's fair market value on the award date, but stock bonuses may be awarded in consideration of past services without a purchase payment. Rights under a stock bonus or restricted stock purchase agreement may not be transferred other than by will, the laws of descent and distribution or a domestic relations order during such period as the stock awarded pursuant to such an agreement remains subject to the agreement.

     Upon certain changes in control of the Company, all outstanding awards under the Incentive Plan may either be assumed or substituted by the surviving entity. If the surviving entity determines not to assume or substitute such awards, then, with respect to persons then performing services for the Company, the exercise period for such awards will be accelerated and the awards terminated if not exercised prior to the change in control. Awards held by other persons will be terminated if not exercised prior to such event, subject to a limited number of exceptions. If the surviving entity assumes or substitutes such awards, and if a person's service as an employee, director or consultant is terminated within 13 months following the date of the change in control, the full vesting of any award held by such person shall accelerate and such award will become exercisable for up to 12 months after the date of full vesting. An award under the Incentive Plan that has been assumed or substituted by the surviving entity and is held by a person still providing services to the Company 13 months after the change in control will become fully vested on such date, and such award will become exercisable for up to 12 months following the date of full vesting.

  1997 Non-Employee Directors' Stock Option Plan

     In October 1997, the Board adopted the 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The Directors' Plan is administered by the Board, unless the Board delegates administration to a committee.

     The aggregate number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 80,000. Pursuant to the terms of the Directors' Plan, each person serving as a director of the Company who is not an employee of the Company (a "Non-Employee Director") shall upon the date such person first becomes a Non-Employee Director after the date that the Directors' Plan is adopted automatically be granted an option to purchase 10,000 shares of Common Stock. In addition, on the date immediately following the date of each stockholders meeting, each Non-Employee Director who has been in office for 6 months will automatically be granted an option to purchase 2,500 shares of Common Stock.

     Each initial grant of options under the Directors' Plan will vest in four equal, annual installments commencing one year from the date of the grant of the option. Each subsequent annual grant shall become exercisable one year from the date of grant. The exercise price of the options granted under the Directors' Plan will be equal to the fair market value of the Common Stock granted on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of 10 years from the date it was granted. Options granted under the Directors' Plan are generally non-transferable. The Directors' Plan will terminate in 2007 unless sooner terminated by the Board.

     In the event of certain changes of control, options outstanding under the Directors' Plan will automatically become fully vested and will terminate if not exercised prior to such change of control.

  Employee Stock Purchase Plan

     In October 1997, the Board of Directors approved the Employee Stock Purchase Plan (the "Purchase Plan") with an aggregate of 600,000 shares of Common Stock reserved for issuance under such plan. The Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of
Section 423 of the Code. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no longer than 27 months.

     Generally, employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board of Directors. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan and applied, on specified dates determined by the

Board, to the purchase of shares of Common Stock. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Subject to the terms of an offering, employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

     In the event of certain changes of control, the Board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the Board's direction.

  401(k) Plan

     In 1992, the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") under which eligible employees may elect to defer their current compensation up to certain statutorily prescribed annual limits ($9,500 in 1997) and to contribute such amounts to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions to the 401(k) Plan by the Company on behalf of all participants in the 401(k) Plan. Effective January 1, 1997, the Company has agreed to match 10% of each participant's contribution. Each employee's matching contribution vests at a rate of 25% per year. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the 401(k) Plan employee salary deferrals in selected investment options.

                              CERTAIN TRANSACTIONS

     In January 1994, the Company purchased the assets of Hyline in exchange for $800,000 in cash, promissory notes due and payable on January 5, 1995, January 5, 1996, January 5, 1997, and January 5, 1998 in the principal amounts of $1,121,000, $916,000, $910,000 and $909,000, respectively, and a warrant to purchase 92,820 shares of Common Stock with an exercise price of $15.87 per share (the "Hyline Warrant"). Hyline is a beneficial owner of more than 5% of the outstanding Common Stock. Each such promissory note accrued interest at 3.98% per annum, except that the promissory note due and payable on January 5, 1998 accrued interest at 5.32% per annum. The promissory note due January 1998 was amended to provide for a principal payment of $500,000 in January 1998, with the remaining principal balance of $409,000, plus accrued interest at a rate of 7% per annum, due in May 1998. As consideration for this amendment, the Company issued a warrant to purchase 13,923 shares of Common Stock at $15.87 per share. The warrant expires January 1999. The Company paid in full the principal amounts of the notes due and payable in 1995, 1996 and 1997 and paid interest on the notes due and payable in 1995, 1996 and 1997 in the amounts of $44,616, $72,914 and $108,654, respectively. In connection with the asset purchase, the Company entered into a non-competition agreement with Michael Ashkin, the President and sole stockholder of Hyline, in exchange for $386,000, of which $82,000 was due and paid on January 5, 1995, $91,000 was due and paid on January 5, 1996, $101,000 was due and paid on January 5, 1997 and $112,000 of which is due on May 5, 1998. In addition, the Company entered into a consulting agreement with Mr. Ashkin. The agreement provides for guaranteed payments of $50,000 per quarter from January 1995 through December 1999, whether or not he provides services to the Company. To date, Mr. Ashkin has not performed any services for the Company under this agreement, and the Company does not expect to use his services in the future. The Hyline Warrant contains certain antidilution adjustment provisions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     In April 1994, the Company sold an aggregate of 4,000,000 shares (after giving effect to a three-for-four stock split of the Company's outstanding Series E Preferred Stock effected in November 1995) of Series E Preferred Stock at a price of $2.25 per share ($31.51 per share of Common Stock on a post-split, as-converted basis) in a private placement to certain institutional investors, including 444,445 shares to entities affiliated with Kleiner Perkins Caufield & Byers V ("KPCB V"), 666,666 shares to CW Ventures II L.P. ("CW"), 444,445 shares to Domain Partners II, L.P. ("Domain"), 444,445 shares to Sierra Ventures III ("Sierra"), 888,889 shares to Biotechnology Investments Limited ("BIL") and 666,666 shares to entities affiliated with Oxford Bioscience Partners ("Oxford"). Dr. Alexander E. Barkas, a former director of the Company, was a partner with KPCB until June 1997. KPCB is an affiliate of KPCB V, a beneficial owner of more than 5% of the outstanding Common Stock. Charles Hartman, a former director of the Company, is a partner with CW Group, the general partner of CW, which is a beneficial owner of more than 5% of the outstanding Common Stock. Dr. Jesse Treu, a director of the Company, is a general partner of Domain, a beneficial owner of more than 5% of the outstanding Common Stock. Dr. Petri Vainio, a former director of the Company, is a partner of Sierra, a beneficial owner of more than 5% of the outstanding Common Stock. BIL and Oxford each are beneficial owners of more than 5% of the outstanding Common Stock.

     In July and September 1995, the Company issued to certain investors and a financial institution convertible promissory notes in an aggregate principal amount of $4,394,680 bearing interest at a rate of 7% per annum, to provide temporary working capital for the Company. Included in the total principal amount of notes issued were $733,555 principal amount of notes issued to KPCB V, $632,375 principal amount of notes issued to CW, $581,875 principal amount of notes issued to each of Domain and Sierra, and $500,000 principal amount of notes issued to each of BIL and Oxford. In September 1995, the Company repaid $765,000 principal amount of these notes to the financial institution. In November 1995, the remaining outstanding notes were converted into an aggregate of 1,647,814 shares of Series E Preferred Stock at a rate of one share per $2.25 of principal and interest due and payable (including 332,250 shares to KPCB V, 286,843 shares to CW, 264,180 to each of Domain and Sierra and 227,437 to each of BIL and Oxford.)

     In February 1996, the Company issued to certain investors convertible promissory notes in an aggregate principal amount of $1,892,500 bearing interest at a rate of 7% per annum to provide temporary working capital for the Company. Included in the total amount of notes issued were $434,000 principal amount of notes issued to KPCB V, $395,000 principal amount of notes issued to CW, $346,500 principal amount of notes issued to Domain, $240,000 principal amount of notes issued to Sierra, $265,000 principal amount of notes issued to BIL and $212,000 principal amount of notes issued to Oxford. In May 1996, such notes were converted into an aggregate of 860,844 shares of Series E Preferred Stock at a rate of one share per $2.25 of principal and interest due and payable (including 197,415 shares to KPCB V, 179,675 shares to CW, 157,613 shares to Domain, 109,169 shares to Sierra, 120,541 shares to BIL and 96,431 shares to Oxford).

     In May 1996, in connection with the Abbott Agreements, Abbott purchased an aggregate of 1,555,556 shares of Series E Preferred Stock at a per share price of $2.25. Abbott also agreed, pursuant to the Abbott Purchase Agreement, to purchase the Abbott Shares concurrently with the closing of the Offering. See "Business -- Collaborative and Research Agreements." Abbott is a beneficial owner of more than 5% of the outstanding Common Stock.

     Concurrently with the closing of the Offering, each outstanding share of Series E Preferred Stock will be converted into 0.0714 of a share of Common Stock. See "Description of Capital Stock -- Preferred Stock."

     In connection with the Series F Private Placement in August 1996, the Company entered into a Placement Agency Agreement (the "Placement Agency Agreement") with Paramount Capital, Inc. ("Paramount"). Pursuant to the Placement Agency Agreement, the Company paid Paramount commissions and non-accountable expense allowances of $681,586. The Company also granted to Paramount Placement Agent Unit Options to purchase 228,266 Placement Agent Units, each consisting of two shares of Series F Preferred Stock and one Placement Agent Class A Warrant. The Placement Agent Unit Options, which include cashless exercise provisions, may be exercised for an aggregate of approximately $283,000 and expire on December 23, 2007. The Placement Agent Class A Warrants expire on June 22, 2003. The Series F Private Placement was conducted by Paramount on a best-efforts basis. Accordingly, the compensation paid to Paramount was based on a percentage of the total amount of Premium Preferred Units (as defined below) placed by Paramount. The percentage rates used to determine the commission and the amount of Placement Agent Unit Options issued was determined by negotiations between the Company and Paramount. Pursuant to the Placement Agency Agreement, Paramount is entitled to propose one person for nomination as a voting director of the Company until 2001. The Company is required to vote all voting securities for which the Company holds proxies granting it voting discretion, or which the Company is otherwise entitled to vote, in favor of, and to use its best efforts to cause the election of such individual. At the Placement Agent's option, in lieu of proposing a voting director for nomination, it may designate a nonvoting observer who shall be entitled to attend all meetings of the Board of Directors and any of its committees. Paramount has currently elected to designate an observer in lieu of a voting director.

     In February 1997 and June 1997, the Company sold an aggregate of 2,282,663 premium preferred units in the Series F Private Placement at a purchase price of $2.25 per premium preferred unit (each, a "Premium Preferred Unit"). Each Premium Preferred Unit consists of one share of Series F Preferred Stock and one Class A Common Stock Warrant. Each share of Series F will be converted upon the completion of the Offering into 0.6429 of a share of Common Stock (assuming an offering price of $7.00 per share). The conversion ratio of the Series F Preferred Stock will depend on the initial public offering price of the Common Stock sold in the Offering.

     The Class A Warrants have a six-year term and entitle the holder to purchase 0.0714 of a share of Common Stock at an exercise price per share equal to the lesser of (i) $31.51 or (ii) the effective per share price of common stock in an initial public offering which results in gross proceeds of at least $7.5 million to the Company. In the Series F Private Placement, The Aries Trust purchased 573,334 Premium Preferred Units, Aries Domestic Fund, L.P. (the "Aries Fund") purchased 315,555 Premium Preferred Units, CW purchased 44,445 Premium Preferred Units, KPCB V purchased 88,889 Premium Preferred Units and Oxford purchased 88,889 Premium Preferred Units. The Aries Trust and related entities constitute a beneficial owner of more than 5% of the outstanding Common Stock.

     In connection with and as a condition of the Series F Private Placement, the Company also entered into a Financial Advisory Agreement with Paramount in June 1997 (the "Financial Advisory Agreement"), pursuant to which Paramount receives $4,000 per month for a minimum of 24 months to provide financial advisory services to the Company. Although Paramount is under no obligation to provide any services under the Financial Advisory Agreement, pursuant to such agreement, Paramount may receive additional compensation for certain referral services including the introduction of parties by Paramount to the Company in which the Company completes the sale of securities, sale, merger or acquisition of the Company, strategic alliance or product acquisition with such parties as provided for in the Financial Advisory Agreement. In addition, Paramount received 342,399 Placement Agent Unit Options. The Placement Agent Unit Options, which include cashless exercise provisions, may be exercised for an aggregate of $424,500 and expire on December 23, 2007. The Class A Warrants included in the Placement Agent Unit Options expire on June 22, 2003.

     The Placement Agent Unit Options granted to Paramount were distributed by Paramount in September 1997. As a result of this distribution, Dr. Lindsay Rosenwald, a former director of the Company, holds 353,947 Placement Agent Unit Options, the Aries Fund holds 31,556 Placement Agent Unit Options and The Aries Trust holds 57,333 Placement Agent Unit Options. The balance of 127,879 Placement Agent Unit Options were distributed to designees or employees of Paramount.

     Dr. Rosenwald is the President, Chairman of the Board of Directors and the sole stockholder of both Paramount Capital Asset Management Inc., the general partner of the Aries Fund and the investment manager to The Aries Trust, and Paramount. Dr. Rosenwald was appointed by Paramount to the Board of Directors pursuant to the rights, described above, but subsequently resigned in September 1997. An employee of Paramount currently serves as an observer on the Board of Directors of the Company.

     Concurrently with the closing of the Offering, each outstanding share of Series F Preferred Stock will be converted into 0.6429 of a share of Common Stock (assuming an initial public offering price of $7.00 per share). See "Description of Capital Stock -- Preferred Stock."

     In March 1997, the Company issued to Paramount warrants to purchase 1,785 shares of Common Stock at $31.51 per share. Paramount subsequently distributed such warrants to an employee of Paramount in September 1997.

     In May 1993, the Company entered into an employment agreement with Charles
J. Casamento, President, Chief Executive Officer and Chairman of the Board of Directors of the Company. The agreement provides for an annual base salary of $200,000, subject to annual review. Effective July 24, 1997 and retroactive to January 1, 1997, Mr. Casamento's annual base salary was increased to $325,000. In addition, the Board of Directors approved a bonus of up to $150,000 to be paid to Mr. Casamento in the event of a Merger (as defined in the employment agreement) or an initial public offering of the Company's Common Stock, and up to an additional $150,000 for the achievement of specific goals ($50,000 per goal) in 1997, of which $50,000 was paid in connection with the execution of the Series F Private Placement. On the first day of employment and on the first and second anniversary of employment, the Company loaned Mr. Casamento $40,000 (for a total of $120,000) in the form of three-year notes with interest rates of 3.62%, 5.63% and 5.97% per annum, respectively. These loans were made in connection with cost-of-living adjustments and may be forgiven, at the election of the Board of Directors, for so long as Mr. Casamento remains employed by the Company. The loans due in June of 1996 and 1997 have been forgiven. In addition, in October 1993, the Company provided Mr. Casamento with a bridge loan in the aggregate of $250,000, which loan subsequently was repaid by Mr. Casamento in October 1994. In July 1993, Mr. Casamento purchased an aggregate of 10,710 shares of Common Stock. In March 1994, August 1996 and March 1997, Mr. Casamento purchased an aggregate of 30,794 shares of Common Stock pursuant to purchase rights issued under the 1993 Stock Plan. In payment for such Common Stock, Mr. Casamento issued promissory notes to the Company in the aggregate principal amount of $108,293. Such Notes accrue interest at 5.47%, 5.29%, 6.73% and 6.32% per annum, respectively. As of December 31, 1997, $95,992 of the aggregate principal amount of such notes remained outstanding plus an aggregate of $12,625 of accrued interest.

     In July 1995, the Company entered into a Change of Control agreement with Mr. Casamento that provides for certain severance benefits in the event his employment is involuntarily terminated other than for cause at any time within 12 months after, or in contemplation of, a Change of Control (defined as a reorganization in which the current stockholders hold less than a 50% ownership interest in the surviving entity consummated without the approval of the Board of Directors, a sale of all or substantially all of the Company's assets, a liquidation of the Company or a transaction in which more than half of the Company's Board of Directors is replaced). Severance benefits include a lump sum payment equal to 12 months' salary and the continued payment of medical benefits during the 12 months following termination. In addition, all loans issued by the Company to Mr. Casamento shall automatically be forgiven upon a Change of Control. The Change of Control agreement also provides that all options held by Mr. Casamento will immediately vest, and the exercise period of such options will be extended to a date one year from the earlier of the termination date or the date upon which any lock-up agreements expire.

     In July 1995, the Company also entered into Change of Control agreements with Dr. Lehman and Mr. Morris that provide for certain severance benefits in the event their employment is terminated, other than for cause, at any time within 12 months after, or in contemplation of, a Change of Control. Severance benefits payable to Dr. Lehman and Mr. Morris include a lump sum payment equal to six months' salary and continuation of certain medical benefits for the six month period following termination. Dr. Lehman and Mr. Morris will receive an additional vesting of six months on their stock options, and the exercise term of such options will extend to 12 months from the earlier of the termination date or the expiration of any lock-up agreements.

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

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of March 31, 1998, as adjusted to reflect the sale of 2,700,000 shares of Common Stock in the Offering and the sale by the Company to Abbott of the Abbott Shares by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group.

                                                                               PERCENTAGE OF SHARES
                                                             NUMBER OF          BENEFICIALLY OWNED
                                                               SHARES         ----------------------
                                                            BENEFICIALLY      PRIOR TO       AFTER
                     BENEFICIAL OWNER                         OWNED(1)        OFFERING      OFFERING
                     ----------------                       ------------      --------      --------
Dr. Lindsay Rosenwald(2)..................................   1,235,948          18.9%        19.23%
  787 Seventh Avenue
  New York, NY 10019
Abbott Laboratories.......................................     682,495          8.22%        11.84%
  100 Abbott Park Road
  Abbott Park, IL 60064
The Aries Trust(3)........................................     487,343          9.62%         8.28%
  787 Seventh Avenue
  New York, NY 10019
Aries Domestic Fund, L.P.(4)..............................     268,227          5.39%         4.60%
  787 Seventh Avenue
  New York, NY 10019
Kleiner Perkins Caufield & Byers V,.......................     208,369         12.07%         3.61%
  a California Limited Partnership(5)
  2750 Sand Hill Road
  Menlo Park, CA 94025
CW Ventures II, L.P.(6)...................................     163,697         10.45%         2.84%
  1041 Third Avenue
  New York, NY 10021
Oxford Bioscience Partners L.P.(7)........................     134,212          6.61%         2.33%
  650 Town Center Drive, Suite 810
  Costa Mesa, CA 92626
Domain Partners II, L.P...................................     115,627          8.56%         2.01%
  One Palmer Square
  Princeton, NJ 08542
Sierra Ventures III.......................................     111,979          8.29%         1.94%
  a California Limited Partnership(8)
  3000 Sand Hill Road
  Building A, Suite 210
  Menlo Park, CA 94025
Hyline Laboratories, Inc.(9)..............................     106,743          7.32%         1.82%
  100 Banks Avenue
  Rockville Center, NY 11570
Biotechnology Investment Limited..........................      88,311          6.54%         1.53%
  St. Julian's Court
  St. Peter Port
  Guernsey, Channel Islands
Digby Barrios(10).........................................       3,034              *             *
Charles J. Casamento(11)..................................      72,766          5.27%         1.26%
Laura S. Lehman(12).......................................      16,827          1.24%             *
Timothy E. Morris(13).....................................      14,309          1.05%             *
Frank J. Sasinowski.......................................           0              *             *
Jon S. Saxe...............................................       3,034              *             *
All executive officers and directors
  as a group (6 persons)(14)..............................     109,970          7.85%         1.89%

---------------

  * Less than one percent

 (1) Calculated in accordance with Rule 13d-3 promulgated under the Exchange Act based on 5,764,055 shares of capital stock outstanding on a post-split, as-converted basis as of March 31, 1998.

 (2) Includes 480,378 shares issuable upon exercise of outstanding Placement Agent Unit Options, 368,596 shares held by The Aries Trust and 202,870 shares by the Aries Fund. Also includes 118,747 shares issuable upon exercise of outstanding Class A Warrants and Placement Agent Unit Options held by The Aries Trust and 65,357 shares issuable upon exercise of Class A Warrants and Placement Agent Unit Options held by the Aries Fund. Dr. Rosenwald is the general partner of the Aries Fund and the investment manager to The Aries Trust. Dr. Rosenwald disclaims beneficial ownership of the securities held by the Aries Fund and The Aries Trust, except to the extent of his pecuniary interest therein, if any.

 (3) Includes 118,747 shares issuable upon the exercise of Class A Warrants and Placement Agent Unit Options held by The Aries Trust.

 (4) Includes 65,357 shares issuable upon exercise of Class A Warrants and Placement Agent Unit Options.

 (5) Includes 6,346 shares issuable upon exercise of outstanding Class A Warrants, and 589 shares held by KPCB Zaibatsu Fund I ("KPCB Zaibatsu"), an entity affiliated with KPCB V.

 (6) Includes 3,173 shares issuable upon exercise of outstanding Class A
     Warrants.

 (7) Includes 25,573 shares held by Oxford Bioscience Partners (Adjunct) L.P. ("OBP Adjunct") and 22,213 shares held by Oxford Bioscience Partners (Bermuda) ("OBP Bermuda"), entities affiliated with Oxford Bioscience Partners L.P. ("OBP L.P."). Also includes Common Stock issuable upon exercise of outstanding Class A Warrants, in the following amounts, 1,269 held by OBP Adjunct, 1,102 held by OBP Bermuda and 3,974 held by OBP L.P.

 (8) Includes 2,237 shares held by Sierra Ventures III International, an entity affiliated with Sierra.

 (9) Consists of 106,743 shares of Common Stock issuable upon exercise of outstanding warrants.

(10) Consists of options to purchase 3,034 shares exercisable within 60 days of March 31, 1998.

(11) Includes 3,854 shares held by various family members of Mr. Casamento that Mr. Casamento may be deemed to beneficially own; 13,110 shares subject to repurchase as of March 31, 1998; and options or stock purchase rights for the purchase of 29,835 shares exercisable within 60 days of March 31, 1998.

(12) Includes 2,573 shares subject to repurchase as of March 31, 1998 and options to purchase 9,511 shares exercisable within 60 days of March 31, 1998.

(13) Includes 4,507 shares subject to repurchase as of March 31, 1998 and options to purchase 6,812 shares exercisable within 60 days of March 31, 1998.

(14) See footnote (5) and footnotes (10) - (13).

                          DESCRIPTION OF CAPITAL STOCK


     The Company's Amended and Restated Certificate of Incorporation authorize 69,688,488 shares of capital stock, consisting of 50,000,000 shares of Common Stock and 19,688,488 shares of Preferred Stock. In connection with the Offering, the Company will adopt a Certificate of Incorporation (the "Restated Certificate of Incorporation"), which will authorize the issuance of 35,000,000 shares of capital stock, consisting of 30,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. Set forth below is a description of the capital stock of the Company.


COMMON STOCK

     As of March 31, 1998, there were 2,492,626 shares of Common Stock issued and outstanding held of record by 116 stockholders, assuming conversion of all outstanding shares of Preferred Stock. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and are not entitled to cumulative voting rights with respect to the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to preferences that may be applicable to any outstanding Preferred Stock. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all net assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption, conversion or other subscription rights, and there are no sinking fund provisions applicable to the Common Stock. All currently outstanding shares of Common Stock are, and the shares of Common Stock being issued and sold in the Offering will be, duly authorized, validly, issued, fully paid and nonassessable.

PREFERRED STOCK

     No shares of Preferred Stock will be outstanding after the Offering. At March 31, 1998, the Company had outstanding an aggregate of 12,851,076 shares of Series A, Series B, Series C, Series D, Series E and Series G Preferred Stock. Each share of such outstanding Preferred Stock will convert automatically into
0.0714 of a share of Common Stock concurrently with the closing of the Offering, for a total of 917,529 shares of Common Stock. Holders of Series A through Series E and Series G Preferred Stock have been granted certain registration rights. See "-- Registration Rights."

     At March 31, 1998, the Company had outstanding 2,282,663 shares of Series F Preferred Stock. The ratio by which the Series F Preferred Stock is convertible into Common Stock (the "Conversion Ratio") will be determined by the following formula:

                                      4.5
                                      ---
                                       P

     where:


         =   the initial public offering price per share of Common Stock
    P

     Assuming an initial public offering price of $7.00 per share, the Series F Preferred Stock will convert into 1,467,510 shares of Common Stock.

     The number of shares of Common Stock issuable upon conversion of the outstanding shares of Series F Preferred Stock is calculated by multiplying the Conversion Ratio by the number of shares of Series F Preferred Stock outstanding.

     Thus, when:

                                 P     =        $7.00
                                                 4.5
    Conversion ratio                =           $7.00    = .6429
    Outstanding shares of Series F
      Preferred Stock               =     2,282,663 X .6429
                                    =     1,467,510

     Any adjustment made to the conversion ratio of the Series F Preferred Stock would change the number of shares used in calculations of, among other things, dilution to new investors, shares held by certain principal stockholders, shares subject to registration rights and shares eligible for future sale. See "Dilution," "Principal Stockholders," "-- Registration Rights," and "Shares Eligible for Future Sale."

     Following completion of the Offering and the conversion of all the outstanding shares of Preferred Stock, the Board of Directors will have the authority to issue from time to time up to 5,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock could adversely affect the rights of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

     At March 31, 1998, there were warrants outstanding to purchase (i) an aggregate of 20,111 shares of Common Stock at an exercise price of $31.51, (ii) an aggregate of 106,743 shares of Common Stock at an exercise price of $15.87 per share, (iii) an aggregate of 928 shares of Common Stock at exercise of $15.44 per share, (iv) an aggregate of 3,793 shares of Common Stock at an exercise price of $15.82 per share, (v) an aggregate of 1,998 shares of Common Stock at an exercise price of $11.26, (vi) an aggregate of 17,646 shares of Common Stock at an exercise price of $14.45 per share, and (vii) an aggregate of 15,100 shares of Common Stock at an exercise price of $7.00 per share. In addition, the Company has 2,282,663 outstanding Class A Warrants which initially entitled the holder to purchase .0714 of a share of Common Stock at an exercise price per share equal to the lesser of (a) $31.51 or (b) the initial public offering price. If the initial public offering price is $7.00 per share, the outstanding Class A Warrants will be exercisable into 162,967 shares of Common Stock. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassification and consolidations. Each warrant may be exercised, without the payment of cash, for an adjusted number of shares of Common Stock. The warrants have terms expiring from September 1998 to June 2002. Warrant holders have been granted certain registration rights. See
"-- Registration Rights."

PLACEMENT AGENT UNIT OPTIONS

     At March 31, 1998, 570,665 Placement Agent Unit Options were outstanding, at an exercise price of $1.24 per Placement Agent Unit Option. Each Placement Agent Unit Option entitles the holder thereof to purchase a Placement Agent Unit consisting of two shares of Series F Preferred Stock and one Class A Warrant. The Class A Warrants expire on June 22, 2003. The Placement Agent Unit Options expire on December 23, 2007. The number of shares of Common Stock to be issued upon exercise of the Placement Agent Unit Options will depend upon the initial public offering price. The number of shares of Common Stock issuable upon exercise of the Placement Agent Unit Options is calculated by multiplying the Conversion Ratio (as calculated above) by 1,141,330 (the aggregate number of shares of Series F Preferred Stock issuable upon exercise of the Placement Agent Unit Options). Consequently, following the Offering (assuming an initial public offering price of $7.00 per share) the Placement Agent Unit Options will be exercisable for an aggregate of 733,755 shares of Common Stock and an aggregate of 40,739 Class A Warrants.

REPRESENTATIVE'S WARRANTS

     The Company has agreed to issue to the Representatives warrants to purchase an aggregate of 270,000 shares of Common Stock, exercisable at any time following the first anniversary of the date of this Prospectus, each warrant having an exercise price equal to 165% of the initial public offering price of the Common Stock and expiring five years from the date of this Prospectus (the "Representative's Warrants"). The Company has granted the holders of the Representative's Warrants certain demand and piggy-back registration rights with respect to the shares of Common Stock issuable upon the exercise of such warrants. See "-- Registration Rights" and "Underwriting."

REGISTRATION RIGHTS

     The holders of 917,529 shares of Common Stock issuable upon conversion of outstanding preferred stock (except Series F Preferred Stock) and the holders of warrants exercisable for up to 23,437 shares of Common Stock (collectively, the "Registrable Securities") will be entitled to certain rights with respect to the registration of such shares of Common Stock under the Securities Act. Under the terms of an agreement between the Company and such holders, if the Company proposes to register any of its Common Stock either for its own account or for the account of other stockholders, subject to certain exceptions, under the Securities Act, the holders of Registrable Securities are entitled to notice of the registration and are entitled to include, at the Company's expense, shares of such Common Stock therein. The holders of Registrable Securities have waived their registration rights with respect to the Offering. In addition, holders of at least 25% of the then-outstanding Registrable Securities may, on two occasions, require the Company to file a registration statement under the Securities Act at the Company's expense, registering the Registrable Securities for public resale. Such rights may not be exercised until 90 days after the effective date of the Offering. Further, holders of sufficient shares with registration rights may require the Company to register their shares on Form S-3 at such holders' expense when such form becomes available to the Company, subject to certain conditions and limitations. Such registration rights expire in December 2004.

     In addition, the holders of an aggregate of 1,467,510 shares of Common Stock issuable upon conversion of the outstanding Series F Preferred Stock concurrently with the closing of the Offering, the holders of Class A Warrants issued in connection with the Series F Private Placement to purchase an aggregate of 162,967 shares of Common Stock and holders of the Placement Agent Unit Options (collectively, the "Series F Holders") are entitled to require the Company to file a shelf registration statement at the Company's expense pursuant to the Securities Act within 270 days after the closing of the Offering covering shares of Common Stock then held by the holders of Series F Preferred Stock. The number of shares of Common Stock to be issued upon conversion of the Series F Preferred Stock and the exercise of the Placement Agent Unit Options will depend upon the initial public offering price. See "-- Preferred Stock" and "-- Placement Agent Unit Options."

     Pursuant to the Abbott Purchase Agreement, the Company has granted certain demand registration rights to Abbott which become operative one year after the Offering. The registration expenses of any such registration are to be borne by the Company subject to certain limitations.

     The Company will grant to the holders of the Representative's Warrants certain demand and piggy-back registration rights with respect to the shares of Common Stock issuable upon the exercise of such warrants.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS


     Under the Company's Restated Certificate of Incorporation, the Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the powers, rights, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, such issuance could dilute the voting power of holders of Common Stock and, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.


     In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.


     The Restated Certification of Incorporation also provides that after the closing of the Offering, any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Restated Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, the Chief Executive Officer, the Board of Directors or by any person or persons holding at least 10% of the outstanding capital stock. This provision may discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent. Under the Company's Amended and Restated By-Laws (the "By-Laws"), in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. This provision could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by holders of a majority of the outstanding voting securities of the Company.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Restated Certificate of Incorporation and the By-Laws require the affirmative vote of the holders of at least 66 2/3 percent of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

     The Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Restated Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent for the Common Stock of the Company is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering the Company will have outstanding an aggregate of 5,764,055 shares of Common Stock (6,169,055 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 2,700,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act, except for any shares held by an "affiliate" of the Company, as that term is defined in Rule 144. The remaining 3,064,055 shares of Common Stock held by existing stockholders of the Company (including the Abbott Shares) are Restricted Shares. The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act, including an exemption under Rule 144 or 701 under the Securities Act. Pursuant to "lock-up" agreements, all directors and executive officers and certain other stockholders of the Company, holding in the aggregate approximately 90% of the Restricted Shares have agreed not to offer, sell, contract to sell, grant any options to purchase or otherwise dispose of any of such shares for a period 180 days from the date of this Prospectus without the prior written consent of the Representative.

     As of March 31, 1998, options to purchase an aggregate of 182,433 shares of Common Stock were outstanding under the Company's stock plans and an aggregate of 1,506,486 shares of Common Stock were reserved for future grants or purchases under the Company's equity incentive plans. The holders of all such outstanding options have agreed not to offer, sell, contract to sell, grant any options to purchase or otherwise dispose of any shares of Common Stock issuable upon exercise of such options for a period 180 days from the date of this Prospectus without the prior written consent of the Company, and the Company has agreed in the Underwriting Agreement that it will not grant any such consent without the prior written consent of the Representative. After the effective date of the Offering, the Company intends to file registration statements on Form S-8 to register an aggregate of 1,506,486 shares of Common Stock reserved for issuance under its equity incentive plans. Such registration statements will become effective automatically upon filing. Shares issued under the Company's equity incentive plans after the filing of the registration statements on Form S-8 may be sold in the open market subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lockup agreements and vesting restrictions imposed by the Company.

     In addition, as of March 31, 1998, 166,319 shares of Common Stock were reserved for issuance upon the exercise of warrants (other than Class A Warrants); 162,967 shares of Common Stock were reserved for issuance upon exercise of the Class A Warrants; 733,755 shares of Common Stock were reserved for issuance upon exercise of the Placement Agent Unit Options in respect of shares of Series F Preferred Stock issuable thereunder; 40,739 shares of Common Stock were reserved for issuance upon the exercise of the Placement Agent Class A Warrants; and 270,000 shares of Common Stock were reserved for issuance upon exercise of the Representative's Warrants. Holders of Placement Agent Unit Options and warrants to purchase an aggregate of 1,102,017 shares of Common Stock have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of their shares of Common Stock or any securities convertible into or exercisable for shares of Common Stock, for a period of 180 days from the date of this Prospectus without the prior written consent of the Representative. See "Underwriting."

     Upon expiration of the lockup period, approximately 191,206 Restricted Shares held by non-affiliates will be eligible for sale in the public market without restriction pursuant to Rule 144(k) and approximately 1,478,242 Restricted Shares held by affiliates and approximately 756,271 Restricted Shares held by non-affiliates will be so eligible subject to compliance with the volume limitations of Rule 144 described below. Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock or the Company's ability to raise capital.

     Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Exchange Act, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144. If all the requirements of Rule 701 are met, upon expiration of the above-referenced lockup agreements an aggregate of 161,523 shares of Common Stock issuable upon exercise of currently outstanding options will be eligible for sale pursuant to such rule.

     In general, under Rule 144 as currently in effect, an affiliate of the Company or a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year will be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (57,640) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the shares proposed to be sold, is entitled to sell such shares under Rule 144(k) without regard to the limitations described above.

     The Company is unable to estimate accurately the number of Restricted Shares that will be sold under Rule 144 since this will depend in part on the market price for the Common Stock, the personal circumstances of the seller and other factors. See "Description of Capital Stock -- Preferred Stock."

     Following completion of the Offering, holders of 2,385,039 Restricted Shares and 370,025 shares issuable upon exercise of outstanding warrants will be entitled to certain registration rights under the Securities Act. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters (the "Underwriters") named below, for whom Gruntal & Co., L.L.C. is acting as the Representative, have severally agreed to purchase, and the Company has agreed to sell to the Underwriters, the following respective number of shares of Common Stock.

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
Gruntal & Co., L.L.C........................................
                                                              ---------
          Total.............................................  2,700,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus, and to
certain dealers at such price less a concession not in excess of $     per
share. The Underwriters may allow to selected dealers and such dealers may
reallow a concession not in excess of $     per share to certain other dealers.
After the initial public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the Representative.

     The Company has granted to the Underwriters an option, exercisable at any time during the 45-day period after the date of this Prospectus, to purchase up to an additional 405,000 shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth next to such Underwriter's name in the preceding table bears to the total number of shares listed in the table.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot the Offering, creating a syndicate short position. In addition, the Underwriters may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Common Stock. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members in the Offering, if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Prior to the date six months after the consummation of the Offering, no Underwriter may offer or sell any shares of Common Stock offered hereby to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations of 1995. Each Underwriter must comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom. Each Underwriter may only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     The Representative has informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The Company has agreed to issue to the Representative warrants to purchase up to an aggregate of 270,000 shares of Common Stock, exercisable at any time following the first anniversary of the date of this Prospectus, each warrant having an exercise price equal to 165% of the initial public offering price of the Common Stock set forth on the cover page of this Prospectus, and expiring five years from the date of this Prospectus. The Representative's Warrants contain provisions providing for adjustment of the exercise price and the number and type of securities issuable upon the exercise thereof upon the occurrence of certain events, including the issuance of any shares of Common Stock or other securities convertible into or exercisable for shares of Common Stock at a price per share less than the exercise price, or the market price of the Common Stock, or in the event of any stock dividend, stock split, stock combination or similar transaction. Holders of the Representative's Warrants have been granted certain demand and piggy-back registrations rights under the Securities Act with respect to the securities issuable upon exercise of the Representative's Warrants. For a period of twelve months from the date of this Prospectus, the Representative is generally prohibited from selling, transferring, assigning, pledging or hypothecating the Representative's Warrants or the Common Stock underlying the Representative's Warrants. Thereafter, the Representative's Warrants will be transferable subject to compliance with the Securities Act. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible For Future Sale."

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof. The Underwriting Agreement provides that upon the closing of the Offering the Representative will be paid a non-accountable expense allowance equal to 3% of the gross proceeds of the Offering. The Company also has agreed to pay all expenses in connection with qualifying the shares of Common Stock offered hereby for sale under the laws of such states as the Representative may designate, including expenses of counsel retained for such purpose by the Representative.

     The executive officers, directors and certain employees of the Company and other stockholders, including Abbott and Dainippon, have agreed that they will not, without the prior written consent of Gruntal & Co, L.L.C., offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock for a period of 180 days from the date of this Prospectus. The Company has also agreed that it will not, without the prior written consent of Gruntal & Co, L.L.C., offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock for a period of 180 days after the date of this Prospectus, except for securities issued under its existing employee benefit plans or upon exercise of currently outstanding warrants. See "Shares Eligible for Future Sale."

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the shares of Common Stock included in the Offering will be determined by negotiations between the Company and the Representative. Among the factors to be considered in determining such price will be the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, its past and present operations and financial performance, the prospects for future earnings of the Company, the present state of the Company's research programs, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in comparable industries, and the current prevailing condition in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.


     The Company has applied for listing of its Common Stock on the American Stock Exchange under the symbol "RBO" subject to the Company meeting the exchange's listing requirements. See "Risk Factors -- No Assurance of American Stock Exchange."

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 and for the period from inception (May 5, 1989) to December 31, 1997 included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

     The statements in this Prospectus under the captions "Risk
Factors -- Dependence on Patents and Proprietary Rights" and
"Business -- Patents and Proprietary Rights" relating to United States patent matters have been reviewed and approved by Pennie & Edmonds LLP, New York, New York, patent counsel to the Company, and have been included herein in reliance upon the review and approval by such firm as experts in patent law.

                             ADDITIONAL INFORMATION

     As a result of the Offering, the Company will become subject to the information and reporting requirements of the Exchange Act, and in accordance therewith will file periodic reports, proxy statements and other information with the Commission. The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm and will make available copies of quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

     A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered by the Company hereby has been filed with the Commission, Washington, D.C. 20549. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statements and the exhibits and schedules thereto. A copy of the Registration Statement and exhibits thereto may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part thereof may be obtained from such offices, upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information filed electronically with the Commission. The address of the Commission World Wide Website is http://www.sec.gov.

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                                    CONTENTS

                                                                PAGE
                                                                ----
Report of Ernst & Young LLP, Independent Auditors...........    F-2
Financial Statements
Balance Sheets..............................................    F-3
Statements of Operations....................................    F-4
Statements of Stockholders' Equity (Deficit)................    F-5
Statements of Cash Flows....................................    F-8
Notes to Financial Statements...............................    F-9

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
RiboGene, Inc.

     We have audited the accompanying balance sheets of RiboGene, Inc. (a development stage company) as of December 31, 1996 and 1997, and the related statements of operations, cash flows and stockholders' equity (deficit) for each of the three years in the period ended December 31, 1997 and for the period from inception (May 5, 1989) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RiboGene, Inc. (a development stage company) at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 and for the period from inception (May 5, 1989) to December 31, 1997, in conformity with generally accepted accounting principles.

     As more fully described in Note 1 to the financial statements, the Company is in the development stage, has incurred losses from inception to December 31, 1997 of approximately $35.7 million and expects such losses to continue. At December 31, 1997, the Company had a working capital deficit and a net stockholders' deficit of approximately $1.7 million and $162,000, respectively. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                               ERNST & YOUNG LLP

Palo Alto, California
January 22, 1998, except as to Note 9,

for which the date is May 19, 1998

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                                   UNAUDITED
                                                                                                   PRO FORMA
                                                                                                 STOCKHOLDERS'
                                                                DECEMBER 31,                       EQUITY AT
                                                             -------------------    MARCH 31,      MARCH 31,
                                                               1996       1997        1998           1998
                                                             --------   --------   -----------   -------------
                                                                                   (UNAUDITED)
                                                                                   -----------     (NOTE 9)
Current assets:
  Cash and cash equivalents................................  $  1,981   $  2,045     $  3,272
  Prepaid expenses and other current assets................       184        207          181
                                                             --------   --------     --------
          Total current assets.............................     2,165      2,252        3,453
Property and equipment, net................................       285        471          492
Deferred offering costs....................................        --      1,142        1,369
Deferred lease expense.....................................        --        290          278
Other assets...............................................       207        157          173
                                                             --------   --------     --------
                                                             $  2,657   $  4,312     $  5,765
                                                             ========   ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.........................................  $    499   $  1,402     $    801
  Accrued compensation.....................................       263        254          172
  Accrued interest payable.................................       294        224          234
  Deferred revenue -- related parties......................       556        556        1,806
  Other current liabilities................................       401        469          438
  Current portion of capital lease obligations.............       106        174          157
  Current portion of notes payable.........................     1,000        918          467
                                                             --------   --------     --------
          Total current liabilities........................     3,119      3,997        4,075
Long-term portion of capital lease obligations.............       137        289          322
Long-term portion of notes payable.........................     1,000         --           --
Other noncurrent liabilities...............................       357        188          142
Commitments
Stockholders' equity (deficit):
  Preferred Stock, no par value; 12,658,491, 18,932,344 and
     19,688,488 shares authorized at December 31, 1996 and
     1997 and March 31, 1998, respectively (5,000,000
     shares authorized, $0.001 par value, pro forma);
     issuable in series; 12,094,932, 14,377,595 and
     15,133,739 convertible preferred shares issued and
     outstanding at December 31, 1996 and 1997 and March
     31, 1998, respectively (none pro forma) (aggregate
     liquidation preference of $40,478,381 and $42,478,381
     at December 31, 1997 and March 31, 1998,
     respectively).........................................    29,449     33,533       35,514      $     --
  Common Stock, no par value; 25,000,000 shares authorized
     at December 31, 1996 and 50,000,000 shares authorized
     at December 31, 1997 and March 31, 1998 (30,000,000
     shares authorized, $0.001 par value, pro forma);
     83,373, 103,845 and 107,587 shares issued and
     outstanding at December 31, 1996 and 1997 and March
     31, 1998, respectively (2,492,626 shares pro forma)...       290      1,839        1,853             2
Additional paid-in capital.................................        --      1,672        1,672        39,037
Notes receivable from stockholders.........................      (111)      (147)        (147)         (147)
Deferred compensation......................................        --     (1,362)      (1,269)       (1,269)
Deficit accumulated during the development stage...........   (31,584)   (35,697)     (36,397)      (36,397)
                                                             --------   --------     --------      --------
Total stockholders' equity (deficit).......................    (1,956)      (162)       1,226      $  1,226
                                                             --------   --------     --------      ========
                                                             $  2,657   $  4,312     $  5,765
                                                             ========   ========     ========

                            See accompanying notes.

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            PERIOD FROM      THREE MONTHS      PERIOD FROM
                                                             INCEPTION           ENDED          INCEPTION
                            YEARS ENDED DECEMBER 31,       (MAY 5, 1989)       MARCH 31,      (MAY 5, 1989)
                          -----------------------------   TO DECEMBER 31,   ---------------   TO MARCH 31,
                            1995       1996      1997          1997          1997     1998        1998
                          ---------   -------   -------   ---------------   ------   ------   -------------
                                                                              (UNAUDITED)      (UNAUDITED)
Revenue:
  Contract research
     revenue from
     related parties....  $      --   $ 1,112   $ 1,668      $  2,780       $  417   $  749   $       3,529
  Grant revenue.........        407       975     1,303         2,923          313      257           3,180
                          ---------   -------   -------      --------       ------   ------   -------------
          Total
            revenue.....        407     2,087     2,971         5,703          730    1,006           6,709
                          ---------   -------   -------      --------       ------   ------   -------------
Operating expenses:
  Research and
     development........      4,663     4,077     4,130        22,698          999    1,177          23,875
  General and
     administrative.....      2,758     1,372     1,551        11,639          360      459          12,098
  Financial advisory
     costs (Note 7).....         --        --     1,396         1,396           --       --           1,396
  Restructuring costs...         --       219        --           219           --       --             219
  Acquired in-process
     research and
     development........         --        --        --         5,000           --       --           5,000
                          ---------   -------   -------      --------       ------   ------   -------------
          Total
            operating
            expenses....      7,421     5,668     7,077        40,952        1,359    1,636          42,588
                          ---------   -------   -------      --------       ------   ------   -------------

Loss from operations....     (7,014)   (3,581)   (4,106)      (35,249)        (629)    (630)        (35,879)
Interest expense, net...       (240)     (282)       (7)         (448)          (9)     (70)           (518)
                          ---------   -------   -------      --------       ------   ------   -------------
Net loss................  $  (7,254)  $(3,863)  $(4,113)     $(35,697)      $ (638)  $ (700)  $     (36,397)
                          =========   =======   =======      ========       ======   ======   =============
Basic net loss per
  share.................  $ (164.86)  $(52.92)  $(41.13)                    $(6.44)  $(6.73)
                          =========   =======   =======                     ======   ======
Weighted average shares
  of common stock
  outstanding...........         44        73       100                         99      104
                          =========   =======   =======                     ======   ======
Pro forma net loss per
  share.................                        $ (1.95)                             $(0.28)
                                                =======                              ======
Shares used in computing
  pro forma net loss per
  share.................                          2,109                               2,469
                                                =======                              ======

                            See accompanying notes.

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

             PERIOD FROM INCEPTION (MAY 5, 1989) TO MARCH 31, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                                     DEFICIT
                                                                                        NOTES                      ACCUMULATED
                                 PREFERRED STOCK       COMMON STOCK     ADDITIONAL    RECEIVABLE                   DURING THE
                               -------------------   ----------------    PAID IN         FROM         DEFERRED     DEVELOPMENT
                                 SHARES    AMOUNT    SHARES    AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION      STAGE
                               ----------  -------   -------   ------   ----------   ------------   ------------   -----------
Issuance of shares of Common
  Stock to founders for
    services in May 1989 at
    $0.35 per share..........          --  $    --     9,093    $  3      $   --        $  --         $    --       $     --
  Issuance of Series A
    Preferred Stock for
    in-process technology in
    May 1990.................      65,329       --        --      --          --           --              --             --
  Sale of Series A Preferred
    Stock at $6.60 per share
    and Series B and Series C
    Preferred Stock warrants
    at $0.10 per warrant to
    investors for cash in
    June 1990, net of
    issuance costs of $25....      68,182      437        --      --          --           --              --             --
  Exercise of Series B
    Preferred Stock warrants
    at $10.00 per share in
    October 1990.............      75,000      750        --      --          --           --              --             --
  Exercise of Common Stock
    purchase rights at $14.00
    per share................          --       --        10      --          --           --              --             --
  Exercise of Series C
    Preferred Stock warrants
    at $12.00 per share by
    investors for cash in
    April 1991 (subsequently
    converted to Series B
    Preferred Stock).........      25,000      300        --      --          --           --              --             --
  Dividend of Series A
    Preferred Stock in June
    1991.....................       4,757       --        --      --          --           --              --             --
  Conversion of Series C
    Preferred Stock to Series
    B Preferred Stock in June
    1991.....................       5,000       --        --      --          --           --              --             --
  Sale of Series B Preferred
    Stock at $10.00 per share
    to investors for cash in
    December 1990 and June
    1991, net of issuance
    costs of $43.............     187,695    1,834        --      --          --           --              --             --
  Issuance of Series B
    Preferred Stock at $10.00
    per share to consultants
    for services performed in
    November 1991............       1,303       13        --      --          --           --              --             --
  Sale of Series B Preferred
    Stock at $10.00 per share
    and Common Stock warrants
    at $0.04 per warrant to
    investors for cash in
    February 1992, net of
    issuance costs of $23....     170,673    1,685        --      --          --           --              --             --
  Exercise of Common Stock
    options and Common Stock
    purchase rights at $14.00
    to $16.80 per share......          --       --     5,072      82          --          (79)             --             --
  Repurchase of Common Stock
    issued to founders at
    $0.35 per share..........          --       --    (3,760)     (1)         --           --              --             --


                                    TOTAL
                                STOCKHOLDERS'
                               EQUITY (DEFICIT)
                               ----------------
Issuance of shares of Common
  Stock to founders for
    services in May 1989 at
    $0.35 per share..........      $      3
  Issuance of Series A
    Preferred Stock for
    in-process technology in
    May 1990.................            --
  Sale of Series A Preferred
    Stock at $6.60 per share
    and Series B and Series C
    Preferred Stock warrants
    at $0.10 per warrant to
    investors for cash in
    June 1990, net of
    issuance costs of $25....           437
  Exercise of Series B
    Preferred Stock warrants
    at $10.00 per share in
    October 1990.............           750
  Exercise of Common Stock
    purchase rights at $14.00
    per share................            --
  Exercise of Series C
    Preferred Stock warrants
    at $12.00 per share by
    investors for cash in
    April 1991 (subsequently
    converted to Series B
    Preferred Stock).........           300
  Dividend of Series A
    Preferred Stock in June
    1991.....................            --
  Conversion of Series C
    Preferred Stock to Series
    B Preferred Stock in June
    1991.....................            --
  Sale of Series B Preferred
    Stock at $10.00 per share
    to investors for cash in
    December 1990 and June
    1991, net of issuance
    costs of $43.............         1,834
  Issuance of Series B
    Preferred Stock at $10.00
    per share to consultants
    for services performed in
    November 1991............            13
  Sale of Series B Preferred
    Stock at $10.00 per share
    and Common Stock warrants
    at $0.04 per warrant to
    investors for cash in
    February 1992, net of
    issuance costs of $23....         1,685
  Exercise of Common Stock
    options and Common Stock
    purchase rights at $14.00
    to $16.80 per share......             3
  Repurchase of Common Stock
    issued to founders at
    $0.35 per share..........            (1)

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

             PERIOD FROM INCEPTION (MAY 5, 1989) TO MARCH 31, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                                         DEFICIT
                                                                                            NOTES                      ACCUMULATED
                                     PREFERRED STOCK       COMMON STOCK     ADDITIONAL    RECEIVABLE                   DURING THE
                                   -------------------   ----------------    PAID IN         FROM         DEFERRED     DEVELOPMENT
                                     SHARES    AMOUNT    SHARES    AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION      STAGE
                                   ----------  -------   -------   ------   ----------   ------------   ------------   -----------
  Exercise of Common Stock
    options and Common Stock
    purchase rights at $16.80 per
    share........................          --  $    --       917    $ 16      $   --        $  (3)        $    --       $     --
  Repurchase of unvested shares
    of Common Stock at prices
    ranging from $0.35 to $16.80
    per share and cancellation of
    notes receivable on
    termination of employment of
    stockholders.................          --       --    (2,629)    (41)         --           41              --             --
  Payments on notes receivable...          --       --        --      --          --           24              --             --
  Sale of Series B Preferred
    Stock at $10.00 per share and
    Common Stock warrants at
    $0.04 per warrant to
    investors for cash in June
    1992, net of issuance costs
    of $19.......................     115,390    1,135        --      --          --           --              --             --
  Net loss -- inception (May 5,
    1989) to December 31, 1992...          --       --        --      --          --           --              --         (5,191)
                                   ----------  -------   -------    ----      ------        -----         -------       --------
Balances at December 31, 1992....     718,329    6,154     8,703      59          --          (17)             --         (5,191)
  Issuance of Series C Preferred
    Stock at $1.50 per share and
    Series D Preferred Stock
    warrants at $0.01 per share
    for cash in April and June
    1993, net of issuance costs
    of $52.......................   2,805,519    4,159        --      --          --           --              --             --
  Exercise of Series D Preferred
    Stock warrants at $2.25 in
    August 1993..................     270,222      608        --      --          --           --              --             --
  Issuance of Common Stock at
    $2.10 per share to an
    officer......................          --       --    10,710      23          --          (23)             --             --
  Exercise of Common Stock
    options and Common Stock
    purchase rights at $0.16 to
    $21.00 per share.............          --       --     3,787      47          --          (25)             --             --
  Repurchase of unvested shares
    of Common Stock at $16.80 per
    share for cancellation of
    notes receivable.............          --       --    (1,041)    (17)         --           17              --             --
  Forgiveness of notes
    receivable...................          --       --        --      --          --           25              --             --
  Net loss -- year ended December
    31, 1993.....................          --       --        --      --          --           --              --         (3,839)
                                   ----------  -------   -------    ----      ------        -----         -------       --------
Balances at December 31, 1993....   3,794,070   10,921    22,159     112          --          (23)             --         (9,030)
  Issuance of Series E Preferred
    Stock at $2.25 per share in
    April 1994, net of issuance
    costs of $58.................   4,000,000    8,942        --      --          --           --              --             --
  Exercise of Common Stock
    options and Common Stock
    purchase rights at $2.10 to
    $4.20 per share..............          --       --    22,632      62          --          (51)             --             --
  Net loss -- year ended December
    31, 1994.....................          --       --        --      --          --           --              --        (11,437)
                                   ----------  -------   -------    ----      ------        -----         -------       --------
Balances at December 31, 1994....   7,794,070  $19,863    44,791    $174      $   --        $ (74)        $    --       $(20,467)


                                        TOTAL
                                    STOCKHOLDERS'
                                   EQUITY (DEFICIT)
                                   ----------------
  Exercise of Common Stock
    options and Common Stock
    purchase rights at $16.80 per
    share........................      $     13
  Repurchase of unvested shares
    of Common Stock at prices
    ranging from $0.35 to $16.80
    per share and cancellation of
    notes receivable on
    termination of employment of
    stockholders.................            --
  Payments on notes receivable...            24
  Sale of Series B Preferred
    Stock at $10.00 per share and
    Common Stock warrants at
    $0.04 per warrant to
    investors for cash in June
    1992, net of issuance costs
    of $19.......................         1,135
  Net loss -- inception (May 5,
    1989) to December 31, 1992...        (5,191)
                                       --------
Balances at December 31, 1992....         1,005
  Issuance of Series C Preferred
    Stock at $1.50 per share and
    Series D Preferred Stock
    warrants at $0.01 per share
    for cash in April and June
    1993, net of issuance costs
    of $52.......................         4,159
  Exercise of Series D Preferred
    Stock warrants at $2.25 in
    August 1993..................           608
  Issuance of Common Stock at
    $2.10 per share to an
    officer......................            --
  Exercise of Common Stock
    options and Common Stock
    purchase rights at $0.16 to
    $21.00 per share.............            22
  Repurchase of unvested shares
    of Common Stock at $16.80 per
    share for cancellation of
    notes receivable.............            --
  Forgiveness of notes
    receivable...................            25
  Net loss -- year ended December
    31, 1993.....................        (3,839)
                                       --------
Balances at December 31, 1993....         1,980
  Issuance of Series E Preferred
    Stock at $2.25 per share in
    April 1994, net of issuance
    costs of $58.................         8,942
  Exercise of Common Stock
    options and Common Stock
    purchase rights at $2.10 to
    $4.20 per share..............            11
  Net loss -- year ended December
    31, 1994.....................       (11,437)
                                       --------
Balances at December 31, 1994....      $   (504)

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

             PERIOD FROM INCEPTION (MAY 5, 1989) TO MARCH 31, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                                         DEFICIT
                                                                                            NOTES                      ACCUMULATED
                                     PREFERRED STOCK       COMMON STOCK     ADDITIONAL    RECEIVABLE                   DURING THE
                                   -------------------   ----------------    PAID IN         FROM         DEFERRED     DEVELOPMENT
                                     SHARES    AMOUNT    SHARES    AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION      STAGE
                                   ----------  -------   -------   ------   ----------   ------------   ------------   -----------
  Balances at December 31, 1994
    (brought forward)............   7,794,070  $19,863    44,791   $ 174      $   --        $ (74)        $    --       $(20,467)
  Exercise of Common Stock
    options and purchase rights
    at $3.15 to $4.20 per
    share........................          --       --     3,289      11          --           --              --             --
  Repurchase of unvested shares
    of Common Stock..............          --       --    (3,808)    (13)         --           13              --             --
  Repayment and forgiveness of
    stockholder notes
    receivable...................          --       --        --      --          --            7              --             --
  Issuance of Common Stock
    warrants at $0.70 per
    share........................          --       --        --       3          --           --              --             --
  Issuance of Series E Preferred
    Stock at $2.25 per share for
    conversion of notes payable
    and accrued interest in
    November 1995................   1,647,814    3,708        --      --          --           --              --             --
  Net loss -- year ended December
    31, 1995.....................          --       --        --      --          --           --              --         (7,254)
                                   ----------  -------   -------   ------     ------        -----         -------       --------
Balances at December 31, 1995....   9,441,884   23,571    44,272     175          --          (54)             --        (27,721)
  Exercise of Common Stock
    options and purchase rights
    of $2.10 to $4.20 per
    share........................          --       --    39,123     115          --          (57)             --             --
  Issuance of Series E Preferred
    Stock at $2.25 per share for
    cash and the conversion of
    notes payable and accrued
    interest in February and May
    1996, net of issuance cost of
    $92..........................   2,653,048    5,878        --      --          --           --              --             --
  Net loss -- year ended December
    31, 1996.....................                                                                              --         (3,863)
                                   ----------  -------   -------   ------     ------        -----         -------       --------
Balances at December 31, 1996....  12,094,932   29,449    83,373     290          --         (111)             --        (31,584)
  Exercise of Common Stock
    options and purchase rights
    at $3.75 per share, net of
    repurchases..................          --       --    20,472      69          --          (36)             --             --
  Sale of Series F Preferred
    Stock and Common Stock
    warrants at $2.25 per unit in
    February and June 1997, net
    of issuance costs of
    $1,052.......................   2,282,663    4,084        --      --          --           --              --             --
  Unit options and warrants
    issued.......................          --       --        --      --       1,672           --              --             --
  Deferred compensation..........          --       --        --   1,480          --           --          (1,480)            --
  Amortization of deferred
    compensation.................          --       --        --      --          --           --             118             --
  Net loss -- year ended December
    31, 1997.....................          --       --        --      --          --           --              --         (4,113)
                                   ----------  -------   -------   ------     ------        -----         -------       --------
Balances at December 31, 1997....  14,377,595   33,533   103,845   1,839       1,672         (147)         (1,362)       (35,697)
  Exercise of Common Stock
    options at $3.15 to $4.20 per
    share (unaudited)............          --       --     3,742      14          --           --              --             --
  Sale of Series G Preferred
    Stock in February at $2.645
    per share net of issuance
    cost of $19 (unaudited)......     756,144    1,981        --      --          --           --              --             --
  Amortization of deferred
    compensation (unaudited).....          --       --        --      --          --           --              93             --
  Net loss -- three months ended
    March 31, 1998 (unaudited)...          --       --        --      --          --           --              --           (700)
                                   ----------  -------   -------   ------     ------        -----         -------       --------
Balance at March 31, 1998
  (unaudited)....................  15,133,739  $35,514   107,587   $1,853     $1,672        $(147)        $(1,269)      $(36,397)
                                   ==========  =======   =======   ======     ======        =====         =======       ========


                                        TOTAL
                                    STOCKHOLDERS'
                                   EQUITY (DEFICIT)
                                   ----------------
  Balances at December 31, 1994
    (brought forward)............      $   (504)
  Exercise of Common Stock
    options and purchase rights
    at $3.15 to $4.20 per
    share........................            11
  Repurchase of unvested shares
    of Common Stock..............            --
  Repayment and forgiveness of
    stockholder notes
    receivable...................             7
  Issuance of Common Stock
    warrants at $0.70 per
    share........................             3
  Issuance of Series E Preferred
    Stock at $2.25 per share for
    conversion of notes payable
    and accrued interest in
    November 1995................         3,708
  Net loss -- year ended December
    31, 1995.....................        (7,254)
                                       --------
Balances at December 31, 1995....        (4,029)
  Exercise of Common Stock
    options and purchase rights
    of $2.10 to $4.20 per
    share........................            58
  Issuance of Series E Preferred
    Stock at $2.25 per share for
    cash and the conversion of
    notes payable and accrued
    interest in February and May
    1996, net of issuance cost of
    $92..........................         5,878
  Net loss -- year ended December
    31, 1996.....................        (3,863)
                                       --------
Balances at December 31, 1996....        (1,956)
  Exercise of Common Stock
    options and purchase rights
    at $3.75 per share, net of
    repurchases..................            33
  Sale of Series F Preferred
    Stock and Common Stock
    warrants at $2.25 per unit in
    February and June 1997, net
    of issuance costs of
    $1,052.......................         4,084
  Unit options and warrants
    issued.......................         1,672
  Deferred compensation..........            --
  Amortization of deferred
    compensation.................           118
  Net loss -- year ended December
    31, 1997.....................        (4,113)
                                       --------
Balances at December 31, 1997....          (162)
  Exercise of Common Stock
    options at $3.15 to $4.20 per
    share (unaudited)............            14
  Sale of Series G Preferred
    Stock in February at $2.645
    per share net of issuance
    cost of $19 (unaudited)......         1,981
  Amortization of deferred
    compensation (unaudited).....            93
  Net loss -- three months ended
    March 31, 1998 (unaudited)...          (700)
                                       --------
Balance at March 31, 1998
  (unaudited)....................      $  1,226
                                       ========

                             See accompanying notes

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                       PERIOD FROM
                                                                        INCEPTION
                                                                      (MAY 5, 1989)   THREE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,          TO              MARCH 31,        PERIOD FROM INCEPTION
                                        ---------------------------   DECEMBER 31,    -------------------     (MAY 5, 1989) TO
                                         1995      1996      1997         1997          1997       1998        MARCH 31, 1998
                                        -------   -------   -------   -------------   --------   --------   ---------------------
                                                                                          (UNAUDITED)            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss..............................  $(7,254)  $(3,863)  $(4,113)    $(35,697)     $  (638)   $  (700)         $(36,397)
Adjustments to reconcile net loss to
  net cash used in operating
  activities:
  Depreciation and amortization.......      204       168       140          966           33         50             1,016
  Amortization of warrants deferred
    compensation......................       --        --       118          118           --        154               272
  Accrued interest on bridge notes
    converted to Preferred Stock......       78        44        --          122           --         --               122
  Losses on advances to related
    parties...........................      120        --        --          465           --         --               465
  Non-cash financial advisory costs...       --        --     1,300        1,300           --         --             1,300
  Acquisition of in-process research
    and development for notes
    payable...........................       --        --        --        4,200           --         --             4,200
  Other...............................        7        --        --           38           --         10                48
  Changes in assets and liabilities:
    Prepaid expenses and other current
      assets..........................       16       (66)      (23)        (207)         (22)        26              (181)
    Other assets......................       (7)     (162)       50         (157)          86        (16)             (173)
    Accounts payable..................      200       205       903        1,402         (118)      (601)              801
    Deferred revenue -- related
      party...........................       --       556        --          556         (417)     1,250             1,806
    Accrued expenses and other
      liabilities.....................      388       (25)     (180)       1,135          (73)      (149)              986
                                        -------   -------   -------     --------      -------    -------          --------
Net cash used in operating
  activities..........................   (6,248)   (3,143)   (1,805)     (25,759)      (1,149)        24           (25,735)
                                        -------   -------   -------     --------      -------    -------          --------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment...       (4)      (14)       --         (397)         (10)        --              (397)
Organization costs....................       --        --        --          (68)          --         --               (68)
Advances to related parties...........      (40)       --        --         (715)          --         --              (715)
Repayment of notes
  receivable -- officer...............       --        --        --          250           --         --               250
Purchase of short-term investments....     (500)       --    (4,577)      (6,481)          --         --            (6,481)
Maturities of short-term
  investments.........................      500        --     4,577        4,500           --         --             4,500
Sales of short-term investments.......    2,000        --        --        2,000           --         --             2,000
                                        -------   -------   -------     --------      -------    -------          --------
Net cash provided by (used in)
  investing activities................    1,956       (14)       --         (911)         (10)        --              (911)
                                        -------   -------   -------     --------      -------    -------          --------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bridge financing........    3,630        --        --        3,630           --         --             3,630
Proceeds from short-term debt.........    3,015     1,893        --        4,908           --         --             4,908
Repayment of short-term debt..........   (1,515)   (1,500)       --       (3,015)          --         --            (3,015)
Repayment of notes payable............   (1,200)   (1,000)   (1,000)      (3,200)      (1,000)      (500)           (3,700)
Principal payments on capital lease
  obligations.........................     (171)     (151)     (106)        (728)         (30)       (65)             (793)
Proceeds from sale-leaseback of
  equipment...........................       --        --        --          207           --         --               207
Deferred offering costs...............       --        --    (1,142)      (1,142)          --       (227)           (1,369)
Proceeds from issuances of Common
  Stock and warrants, net of
  repurchases and repayment of
  stockholder notes...................       14        58        33          180            7         14               194
Net proceeds from issuance of
  convertible Preferred Stock and
  warrants............................       --     3,941     4,084       27,875        3,233      1,981            29,856
                                        -------   -------   -------     --------      -------    -------          --------
Net cash provided by financing
  activities..........................    3,773     3,241     1,869       28,715        2,210      1,203            29,918
                                        -------   -------   -------     --------      -------    -------          --------
Net increase (decrease) in cash and
  cash equivalents....................     (519)       84        64        2,045        1,051      1,227             3,272
Cash and cash equivalents at beginning
  of period...........................    2,416     1,897     1,981           --        1,981      2,045                --
                                        -------   -------   -------     --------      -------    -------          --------
Cash and cash equivalents at end of
  period..............................  $ 1,897   $ 1,981   $ 2,045     $  2,045      $ 3,032    $ 3,272          $  3,272
                                        =======   =======   =======     ========      =======    =======          ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Cash paid for interest................  $   160   $   335   $   210     $    844      $   118    $    80          $    924
                                        =======   =======   =======     ========      =======    =======          ========
SUPPLEMENTAL SCHEDULE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES
Equipment purchased under capital
  leases..............................  $   107   $    95   $   326     $    933      $    --    $    81          $  1,014
                                        =======   =======   =======     ========      =======    =======          ========
Conversion of debt obligations and
  accrued interest to Preferred
  Stock...............................  $ 3,708   $ 1,937        --     $  5,645      $    --    $    --          $  5,645
                                        =======   =======   =======     ========      =======    =======          ========
Deferred compensation related to stock
  option grants.......................  $    --   $    --     1,480     $  1,480      $    --    $    --          $  1,480
                                        =======   =======   =======     ========      =======    =======          ========
Warrants issued in connection with
  lease and borrowing transactions....  $    --   $    --   $   372     $    372      $    --    $    --          $    372
                                        =======   =======   =======     ========      =======    =======          ========

                            See accompanying notes.

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
(INFORMATION AT AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

     RiboGene, Inc. (the "Company") was incorporated in the State of California on May 5, 1989. The Company was originally founded to develop laboratory equipment for cell-free protein synthesis. In January 1993, the Company discontinued development of the lab equipment and began to focus its research and development efforts on the identification of novel leads and the development of potential drug candidates for the treatment of infectious diseases. The Company's research effort initially focused on infections caused by fungi and viruses. In 1996, the Company expanded its research efforts to include infections caused by bacteria. The Company is in the development stage and its principal activities to date have involved performing research and development on the above technologies.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has sustained operating losses since inception and expects such losses to continue as it furthers its research and development programs. From inception to December 31, 1997, the Company incurred cumulative net losses of approximately $35,697,000, and had a working capital deficit of $1,745,000 and a net stockholders' deficit of $162,000 at December 31, 1997. The Company will need to obtain additional funds from outside sources to continue its research and development activities, fund operating expenses and pursue regulatory approvals for its products under development. Management believes that sufficient funds are available to support planned operations through at least August, 1998. The Company may seek to fund its operations thereafter through collaborative arrangements and through public or private financings, including this offering or other debt or equity financings. If the Company is unable to obtain the necessary capital, substantial restructuring options may be necessary which would have a material adverse effect on the Company's business, results of operations and prospects. The financial statements do not include any adjustments to reflect the possible future effects in the recoverability and classification of assets or the amounts and classification of liabilities that might result from the possible inability of the Company to continue as a going concern.

INTERIM FINANCIAL INFORMATION

     The financial information at March 31, 1998 and for the three-month periods ended March 31, 1997 and 1998 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a form presentation of the financial position of such date and of the operating results and cash flows for those periods. Results for the 1998 periods are not necessarily indicative of results expected for the entire year.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity from the date of purchase of three months or less to be cash equivalents.

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997
(INFORMATION AT AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     The Company classifies its investments as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, if any, reported in a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in income. The Company has not experienced any realized gains or losses on its cash equivalents. The cost of securities sold is based on the specific identification method. Cash and cash equivalents at December 31, 1996 and 1997 and March 31, 1997 and 1998, is comprised of demand deposits with banks and investments in money market accounts.

DEFERRED OFFERING COSTS

     Costs related to offering of the Company's stock are deferred until the completion of the offering and offset against proceeds from the offering. If the offering is terminated prior to completion, the costs will be immediately recognized as an expense.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets which range from four to five years. Assets recorded under capital leases are amortized using the straight-line method over the shorter of the useful life or the lease term.

REVENUE RECOGNITION

     Revenue earned under collaborative research agreements are recognized as the related services are performed and research expenses are incurred. Amounts received in advance of services to be performed are recorded as deferred revenue until the related expenses are incurred. Non-refundable milestone payments, which do not require the Company to perform additional services, are recognized as revenue in the period earned. The Company has not received nor recognized as revenue any milestone payments to date.

     The Company has received government grants which support the Company's research effort in specific research projects. These grants generally provide for reimbursement of approved costs incurred as defined in the various awards.

NET LOSS PER SHARE

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128") and the provisions of Securities and Exchange Commission Staff Accounting Bulletin No.
98. SFAS 128 requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share, if more dilutive, for all periods presented.

     In accordance with SFAS 128, basic net loss per share has been computed using the weighted-average number of shares of Common Stock outstanding during the period. Pro forma net loss per share as presented in the Statement of Operations has been computed as described above and also gives effect to the conversion of the convertible Preferred Stock that will automatically convert upon completion of the Company's initial public offering (using the as-if converted method) from the original date of issuance.

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997
(INFORMATION AT AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     A reconciliation of shares used in the calculation of pro forma basic net loss per share and pro forma net loss per share follows (in thousands):

                                                            THREE MONTHS ENDED
                             YEARS ENDED DECEMBER 31,           MARCH 31,
                          ------------------------------    ------------------
                            1995       1996       1997       1997       1998
                          --------    -------    -------    -------    -------
Net loss................  $ (7,254)   $(3,863)   $(4,113)   $  (638)   $  (700)
                          ========    =======    =======    =======    =======
Weighted average shares
  of Common Stock
  outstanding...........        44         73        100         99        104
                          ========    =======    =======    =======    =======
Basic net loss per
  share.................  $(164.86)   $(52.92)   $(41.13)   $ (6.44)   $ (6.73)
                          ========    =======    =======    =======    =======
Calculation of shares
  outstanding for
  computing basic pro
  forma net loss per
  share:
Shares used in computing
  basic net loss per
  share.................                             100                   104
Adjusted to reflect the
  effect of the assumed
  conversion of
  Preferred Stock from
  the date of issuance
  or as of the beginning
  of the period (see
  Note 9)...............                           2,009                 2,365
                                                 -------               -------
Shares used in computing
  pro forma net loss per
  share.................                           2,109                 2,469
                                                 =======               =======
Pro forma net loss per
  share.................                         $ (1.95)              $ (0.28)
                                                 =======               =======

     Diluted net loss per share has not been presented separately as, due to the Company's net loss position, it is anti-dilutive. Had the Company been in a net income position at December 31, 1997 and March 31, 1998, shares used in calculating diluted earnings per share would have included an additional 1,290,000 and 1,286,000, respectively, shares related to the Company's outstanding stock options and warrants (prior to the application of the treasury stock method).

ACCOUNTING FOR STOCK OPTIONS AND WARRANTS

     As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to account for stock options and purchase rights granted to employees using the intrinsic value method and, accordingly, does not recognize compensation expense for options and purchase rights granted to employees with exercise prices which are not less than fair value of the underlying Common Stock.

     For equity awards to non-employees, including lenders and lessors, the Company applies the Black-Scholes method to determine the fair value of such instruments. The value is recognized as expense over the period of services received or the term of the related financing.

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997
(INFORMATION AT AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 establishes standards for reporting comprehensive income and was adopted by the Company during the three months ended March 31, 1998. The Company did not have comprehensive income for the three months ended March 31, 1998. SFAS 131 establishes standards for annual and interim disclosures of operating segments, products and services, geographic areas and major customers, and will be adopted in the Company's annual financial statements for the year ended December 31, 1998. The Company is in the process of evaluating the disclosure requirements of SFAS 131, the adoption of which is not expected to have impact on the Company's results of operations or financial condition.

2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                 DECEMBER 31,
                                                           ------------------------   MARCH 31,
                                                              1996          1997         1998
                                                           ----------    ----------   ----------
Laboratory equipment...................................    $  579,000    $  734,000   $  785,000
Office and computer equipment..........................       223,000       352,000      370,000
Furniture and fixtures.................................       204,000       231,000      243,000
Leasehold improvements.................................        37,000        52,000       15,000
                                                           ----------    ----------   ----------
                                                            1,043,000     1,369,000    1,413,000
Less accumulated depreciation and amortization.........      (758,000)     (898,000)    (921,000)
                                                           ----------    ----------   ----------
Property and equipment, net............................    $  285,000    $  471,000   $  492,000
                                                           ==========    ==========   ==========

     Property and equipment includes approximately $890,000 and $781,000 of equipment under capital leases for the years ended December 31, 1996 and 1997, respectively, that are pledged as security for the related lease obligations. Accumulated amortization related to leased assets totaled $648,000 and $338,000 for the years ended December 31, 1996 and 1997, respectively.

3. COLLABORATION AGREEMENTS

     On January 27, 1998, the Company entered into a collaboration with Dainippon Pharmaceutical Co., Ltd. ("Dainippon") for two of its targets in the antibacterial program (the "Dainippon Collaboration"). As part of the Dainippon Collaboration, Dainippon has agreed to provide the Company with up to $6.0 million in research support payments, $2.0 million of which was received in February 1998, and fund additional research and development at Dainippon. The Company may also be entitled to receive milestone payments upon the achievement of mostly late-stage clinical and regulatory milestones in the amount of up to $10.0 million, consisting of up to $5.0 million in milestones through approval in Japan and an additional $5.0 million through approval in one other major market territory, for each product developed through the collaboration. RiboGene also has the right to co-promote, on a country-by-country basis, any products resulting from the collaboration. In connection with this agreement, Dainippon also purchased 756,144 shares of Series D preferred stock (see Note 7).

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997
(INFORMATION AT AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

3. COLLABORATION AGREEMENTS (CONTINUED)
     In April 1996, the Company entered into collaborative research and license agreements with Abbott Laboratories ("Abbott") to discover and develop antifungal products identified using the Company's drug discovery technology (see Note 10). This agreement grants Abbott the exclusive worldwide right to develop and market antifungal products discovered with the Company. Abbott agreed to make contract research payments of up to $5,000,000 for the Company's antifungal research activity over a three-year period. Specifically, the Company's activities will include screening compound samples, the identification of new targets and the design and implementation of assays incorporating these targets. The Company has no obligation to incur expenses in excess of the funds provided by Abbott. During 1996 and 1997, Abbott made payments of $1,668,000 in each year pursuant to this agreement, of which $1,112,000 and $1,668,000, respectively, was recognized as revenue based on costs incurred during the period. Collaborative research payments from Abbott are non-refundable. The agreement also provides milestone payments to the Company for up to $9,000,000 per product as well as royalties on any product sales. On February 6, 1998 Abbott notified the Company of its intent to end its research collaboration with the Company effective April 8, 1998. In connection with this agreement, Abbott purchased 1,555,556 shares of Series E Preferred Stock (convertible into 111,066 shares of Common Stock) which resulted in net proceeds to the Company of $3,500,000. Abbott also agreed to purchase an additional $4.0 million of Common Stock in a private placement at a purchase price equal to the initial public offering price (571,429 shares assuming an initial public offering price of $7.00 per share) assuming the initial public offering results in gross proceeds to the Company of $16.0 million.

     The Company has entered into research agreements with Trega Biosciences Inc., Pharmacopeia, Inc. and ArQule, Inc. to screen compounds provided by these companies. The terms of each of these research agreements require the Company to complete the screening activities within a specific period of time, all of which are less than one year but not to pay any funds to the other party. In the case of Pharmacopeia and ArQule, once a compound with specified activity is identified as a result of the screening activities, then the Company has the right to negotiate for the rights to develop the compound. Under the Trega Biosciences agreement, if a compound is selected for further development, the parties will jointly agree on a development plan which will further specify each party's obligations. Each party has the right, but not the obligation, to participate in the development of the compound and each will proportionally share in the ownership of the compound developed based on each party's contribution (defined as internal and external development expenditures). Following initial screening activities, in no case is the Company obligated to expend additional funds for development. To date, no compounds have been selected for development under any of these agreements. The agreement with Trega Biosciences Inc. expires in October 1998. The agreements with Pharmacopeia, Inc. and ArQule, Inc. can be terminated by the Company without any further obligation upon 60 and 30 days notice, respectively.

     In April 1997, the Company entered into an agreement with the University of Washington, which was amended in October 1997, pursuant to which RiboGene received an exclusive worldwide license to certain patent rights and technology. Under the agreement, the Company paid an upfront license fee and has agreed to pay a minimal quarterly license maintenance fee and a milestone payment of $250,000 upon the approval of an NDA for a compound developed using the licensed patent rights. Once a compound is selected for development, the Company will be obligated to complete certain development milestones at its own expense. To date, no compound has been selected for development.

     In April 1993, RiboGene entered into an agreement with the University of Washington and McGill University, under which RiboGene received an option to acquire an exclusive, worldwide license to certain patent rights and technology relating to the tumor-suppressing properties of the enzyme PKR. This agreement

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997
(INFORMATION AT AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

3. COLLABORATION AGREEMENTS (CONTINUED)
was amended in April 1996 to extend the term of the option through April 1998, in exchange for a minimal payment and a commitment by the Company to screen specified compounds in assays incorporating this technology, which has been completed, and to conduct preclinical studies on future lead compounds, if selected. No lead compounds have been selected for development to date. The funding for these obligations is provided by a 1996 SBIR grant that awarded the Company up to $640,000 over a two-year period.

4. NOTES PAYABLE

     In January and February 1996, the Company issued $1,893,000 principal amount of bridge notes payable. In May 1996, the $1,893,000 of principal and $44,000 of accrued interest were converted into 860,844 shares of Series E Preferred Stock (convertible into 61,464 shares of Common Stock) at a price of $2.25 per share.

     In May 1995, the Company borrowed $750,000 from a bank subject to a note payable. The note was repaid in July 1995. In connection with this borrowing, the Company issued the bank a warrant with a five-year term to acquire 13,333 shares of Series E Preferred Stock (which will be convertible into 2,076 shares of Common Stock) at $2.25 per share.

     In July through September 1995, the Company received $4,394,680 in bridge financing from stockholders. In connection with this transaction, the lenders purchased warrants at a price of $0.70 per warrant to acquire 15,100 shares of Common Stock at $7.00 per share. The warrants have a three-year term. In September 1995, $765,000 of these notes were repaid. In November 1995, the remaining $3,629,680 of principal and $77,906 of accrued interest were converted into 1,647,814 shares of Series E Preferred Stock (convertible into 117,653 shares of Common Stock) at a price of $2.25 per share.

     In September 1995, the Company borrowed $1,500,000 from a bank under a note payable. In connection with this borrowing, the Company issued the bank a warrant with a five-year term to acquire 20,000 shares of Series E Preferred Stock (which will be convertible into 3,114 shares of Common Stock) at a price of $2.25 per share. The note was repaid in April 1996.

     The fair value of each of the warrants described in the above paragraphs was determined to be immaterial at the date of issuance. Such determination was made using the Black-Scholes method with valuation assumptions as follows: expected life equal to the term of the warrant; a risk free interest rate of 6%; an expected volatility factor of .5; and a dividend yield of 0%.

     In January 1994, in consideration for the acquisition of certain technology (see Note 5), the Company issued notes payable totaling $4,200,000, which are due with interest of 4%-5%. At December 31, 1997, notes payable totaling $1,000,000 remain outstanding including accrued interest, $500,000 of which was paid in January 1998. Pursuant to a letter of agreement dated December 31, 1997, the maturity date of the remaining $500,000 note has been extended to May 5, 1998. The interest rate for the extension period is 7%. In consideration for the extension, the Company issued a warrant to purchase 13,923 shares of Common Stock with an exercise price of $15.87 per share which expires January 1999. The fair value of $82,000 assigned to the warrant was determined using the Black-Scholes method. The Black-Scholes valuation was determined using the following assumptions: expected life of one year; a risk-free interest rate of 6%; an expected volatility factor of .5; a dividend yield of 0%; and an estimated fair value of the underlying common stock of $31.75. The value of the warrants has been reflected as a debt discount and will be amortized to interest expense over the remaining term of the note payable. The note payable is secured by the technology and intellectual capital acquired in this transaction. The fair value of the note, calculated based on a discounted cash flow analysis

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997
(INFORMATION AT AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

4. NOTES PAYABLE (CONTINUED)
using the Company's incremental borrowing rate, does not differ materially from its carrying value in the financial statements.

5. ACQUISITION OF IN-PROCESS RESEARCH AND DEVELOPMENT

     In January 1994, the Company entered into an asset purchase agreement for certain intangible assets and intellectual property related to several drug candidates in development. In 1996, the Company discontinued development of these drug candidates. In exchange for the intangible assets and intellectual property received, the Company paid $800,000 in cash and issued notes payable totaling approximately $4,200,000 (see Note 4). The Company also issued a warrant to purchase 92,820 shares of Common Stock with an exercise price of $15.87 per share which expires in January 1999. The value assigned to the warrant using the Black-Scholes method for financial statement purposes was immaterial. The Black-Scholes valuation was calculated using the following assumptions: expected life of five years; a risk free interest rate of 6%; an expected volatility factor of .5; and a dividend yield of 0%, and a fair value of the underlying common stock of $3.15. In connection with this transaction, the Company charged $5,000,000 to acquired in-process research and development as the assets acquired had no alternative future uses.

     In connection with the above agreement, the Company entered into a five-year consulting agreement with the sole shareholder of the seller. The agreement provides for payments of $50,000 per quarter from January 1995 through December 1999. In 1995, the Company determined it would no longer require the services of the consultant at a level commensurate with the amounts payable in 1996 through 1999, and therefore the remaining present value of the unpaid balance (discounted at 10.5%) amounting to $646,000 was recognized as expense in the accompanying statement of operations.

6. LEASES

     The Company leases certain facilities and laboratory and office equipment. Future minimum lease payments under such noncancelable leases at December 31, 1997 are as follows:

                                                      CAPITAL      OPERATING
                                                      LEASES        LEASES
                                                     ---------    -----------
Year ended December 31,
  1998.............................................  $ 212,000    $   618,000
  1999.............................................    174,000        603,000
  2000.............................................    183,000        590,000
  2001.............................................     12,000        603,000
  2002.............................................         --        626,000
  Thereafter.......................................         --      7,578,000
                                                     ---------    -----------
Total minimum payments required....................    581,000    $10,618,000
                                                                  ===========
Less amount representing interest..................   (118,000)
                                                     ---------
Present value of future lease payments.............    463,000
Less current portion...............................   (174,000)
                                                     ---------
Long-term portion..................................  $ 289,000
                                                     =========

     Rent expense for operating leases was approximately $117,000, $213,000 and $347,000 in the years ended December 31, 1995, 1996 and 1997, respectively. In 1997, the Company entered into a facility lease which

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997
(INFORMATION AT AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

6. LEASES (CONTINUED)
provides for scheduled rent increases annually over the 15-year term. The rent is being recognized as expense on a straight-line basis and the actual cash flow is included in the future minimum lease payment schedule above. In connection with the new facility lease, in November 1997 the Company became obligated to issue the landlord a six year warrant to purchase 17,850 shares of Common Stock at $31.51 per share. The warrant was assigned a value of $290,000 which is being amortized over the vesting period of the warrant. Such valuation was determined using the Black-Scholes method with the following assumptions: an expected life of six years; a risk-free interest rate of 6%; a dividend yield of 0%; and an estimated fair value of the underlying common stock of $30.00.

7. STOCKHOLDERS' EQUITY

PREFERRED STOCK

     The authorized and outstanding shares of Preferred Stock and related liquidation preferences were as follows at December 31, 1997:

                                                                 LIQUIDATION
                                                   SHARES AS     PREFERENCE
                                                   CONVERTED         PER       LIQUIDATION
                       AUTHORIZED     SHARES          INTO        PREFERRED    PREFERENCE
     DESIGNATION         SHARES     OUTSTANDING   COMMON STOCK      SHARE         TOTAL
     -----------       ----------   -----------   ------------   -----------   -----------
Series A.............     138,269      138,268         9,870       $ 6.60      $   912,569
Series B.............     800,000      580,061        41,407       $10.00        5,800,610
Series C.............   2,950,000    2,805,519       200,307       $ 1.50        4,208,279
Series D.............     270,222      270,222        19,293       $ 2.25          608,000
Series E.............   8,500,000    8,300,862       592,664       $ 2.25       18,676,939
Series F.............   5,555,554    2,282,663     1,467,510       $ 4.50       10,271,984
                       ----------   ----------     ---------                   -----------
                       18,214,045   14,377,595     2,331,051                   $40,478,381
                       ==========   ==========     =========                   ===========

     On January 28, 1998 in connection with the Dainippon Collaboration, Dainippon made a $2.0 million equity investment in the Company by purchasing 756,144 shares of the Company's Series G Preferred Stock, each share of which will convert into .0714 of a share of Common Stock upon closing of the Offering, for a total of 53,988 shares of Common Stock. The holders of Series G Preferred Stock are entitled to receive liquidation preferences of $2.645 per share (total liquidation preference of $2,000,000).

     In February 1997 and June 1997, the Company issued an aggregate of 2,282,663 units (the "Premium Preferred Units") resulting in net proceeds of approximately $4,100,000. Each Premium Preferred Unit consisted of one share of Series F Preferred Stock and one Class A Common Stock warrant (the "Class A Warrants"). The Class A Warrants have a six-year term and initially entitled the holder to purchase .0714 of a share of Common Stock at an exercise price per share equal to the lesser of (i) $31.51 or (ii) the effective per share price of Common Stock in an initial public offering which results in gross proceeds of at least $7,500,000 to the Company. If the Company's proposed initial public offering is consummated on the terms presently contemplated (the issuance of 2,700,000 shares at a price per share of $7.00), the outstanding Class A Warrants will be exercisable into 162,967 shares of Common Stock at an exercise price of $7.00 per share.

     Holders of Series A, B, C, D, E, and G Preferred Stock are entitled to noncumulative dividends when and if declared by the board of directors. The holders of Series F Preferred Stock are entitled to receive, prior and in preference to any declaration or payment of dividend on any other class of stock, dividends of $2.25 per

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997
(INFORMATION AT AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

7. STOCKHOLDERS' EQUITY (CONTINUED)
share on the first day following the close of the Series F offering and shall be entitled to receive an additional $1.125 per share on the second anniversary of the Series F closing and each year thereafter. The dividends shall be payable only when and if declared by the board of directors; however, dividends not declared and paid when due shall accumulate and be included in the Series F Preferred Stock liquidation preference and in the determination of the Series F Preferred Stock conversion ratio (see discussion below). The initial Series F Preferred Stock dividend has not been declared or paid. No dividends or other distributions shall be made to Common stockholders other than dividends payable solely in Common Stock, unless, at the same time, an equivalent dividend to the Preferred stockholders has been paid or provided for. No dividends shall be declared or paid on any class of Preferred Stock while there are any accrued but unpaid dividends on the Series F Preferred Stock and unless a like dividend is declared on the Series F Preferred Stock.

     All Series of Preferred Stock have voting rights on an as-converted basis. In addition, the holders of not less than 66 2/3% of the Series F Preferred Stock are entitled to approve certain transactions including liquidation or the sale of the Company, the issuance of any securities with terms on par or senior to the Series F Preferred Stock and the incurrence of any indebtedness above specified limits. Each share of Series A through E and Series G Preferred Stock is convertible into .0714 of a share of Common Stock, subject to adjustment for antidilution. As a result of the provisions related to the undeclared dividend discussed above, each share of Series F Preferred Stock is initially convertible into .1429 of a share of Common Stock. The preferred shares will automatically convert into Common Stock upon the closing of a firm commitment underwritten public offering under the Securities Act of 1933 in which the aggregate offering price to the public is not less than $7,500,000 or, as to Series A, B, C, D or E, at such time as the Company receives the consent of not less than 66 2/3% of the holders of such Series of Preferred Stock.

     The Series F Preferred Stock conversion ratio is subject to adjustment upon the closing of an initial public offering at an offering price of less than $31.51 per share. Such adjustment is intended to provide for the conversion of the Series F Preferred Stock at a value not less than $4.50 per Series F Preferred share (the original stated value of $2.25 per share, plus the $2.25 per share undeclared dividend discussed above). If the initial public offering price is below $31.51, the ratio by which the Series F Preferred Stock is convertible into Common Stock equals $4.50 divided by the initial public offering price. To the extent that the adjusted conversion price results in the holders of Series F Preferred Stock receiving in excess of 326,193 shares of Common Stock, then the fair value of the incremental shares is deemed to be the equivalent of a preferred stock dividend. Any such deemed dividend will be recorded at the time of conversion by offsetting charges and credits to additional paid in capital, without any effect on total stockholders' equity. There will be no effect on net loss from the conversion. However, the amount will increase the loss allowable to Common Stock in the calculation of net loss per share in the period of conversion. If the Company's proposed initial public offering is consummated on the terms presently contemplated, each share of Series F Preferred Stock will convert into .6429 of a share of Common Stock, resulting in the issuance of an incremental 1,141,317 shares of Common Stock and a non-cash deemed dividend of approximately $8 million.

     Series A, B, C, D, E and G Preferred Stock may be redeemed at the option of the board of directors after April 15, 1999, or earlier, if approved by holders of 66 2/3% of the outstanding shares of such series. Holders of Series F Preferred Stock can, at their option, participate in the redemption. At redemption, the preferred stockholders will receive a redemption price in cash equal to the original issue price of the respective shares, together with any declared but unpaid dividends.

     In the event of sale, merger, liquidation, dissolution or winding up of the Company, the holders of Series F Preferred Stock then outstanding will first be entitled to receive, in preference to all other series of

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997
(INFORMATION AT AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

7. STOCKHOLDERS' EQUITY (CONTINUED)
preferred and Common Stock, $4.50 per share (the original stated value of $2.25 per share, plus the $2.25 per share undeclared dividend discussed above) plus declared but unpaid dividends. The holders of Series C, D, E and G Preferred Stock shall be entitled to receive, prior and in preference to the holders of Series A and B Preferred Stock and Common Stock, the liquidation preferences noted in the table above, plus declared but unpaid dividends. If assets remain after such distribution, the holders of Series B Preferred Stock are entitled to receive the amount shown above in preference to the Series A Preferred Stockholders and Common Stockholders. Upon completion of the above distributions, holders of Common Stock shall receive an amount equal to $0.50 per share and any remaining assets shall be distributed among the holders of Series A, B, C, D, E, F and G Preferred Stock and Common Stock as prescribed in the Articles of Incorporation.

PLACEMENT AGENT UNIT OPTIONS

     In connection with the sale of Premium Preferred Units described above, the Company issued the placement agent an option to purchase 228,266 units (the "Placement Agent Units"). Each Placement Agent Unit initially consisted of one share of Series F Preferred Stock and one Class A Common Stock Warrant. In addition, the Company entered into a two-year Financial Advisory Agreement with the Placement Agent pursuant to which the Company issued the Placement Agent options to purchase 342,399 Placement Agent Units. The options to purchase Placement Agent Units had an initial exercise price of $2.475 per option and expire in 10 years. Upon the closing of the Company's initial public offering and the conversion of the outstanding shares of Series F Preferred Stock, the options to acquire Placement Agent Units will automatically be adjusted such that the exercise price per option will decrease to $1.24 and the number of shares of Series F Preferred Stock included in the Placement Agent Unit will increase to two. As a result, if the Company's initial public offering is consummated on the terms presently contemplated, a total of 733,755 shares of Common Stock and 40,739 Class A Warrants will be issuable for an aggregate option exercise price of approximately $708,000. The options to acquire Placement Agent Units issued pursuant to the Financial Advisory Agreement have been assigned a value of $1,300,000 which has been expensed and included in the loss from operations for the year ended December 31, 1997, as the Company does not believe it will receive future services commensurate with this amount. The value of the Placement Agent Units was determined at the date of issuance using the Black-Scholes method with valuation assumptions as follows: expected life of 10 years; risk free interest rate of 6%; an expected volatility factor of .5; a dividend yield of 0%, and a fair value of the underlying units of $4.34. The fair value of the underlying units was determined by reference to the price paid by investors for the Premium Preferred Units, giving consideration to the fact that each Placement Agent Unit consists of two shares of Series F Preferred Stock and one Class A warrant. The Company has also accrued an additional $96,000 of fees due to the placement agent.

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997
(INFORMATION AT AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

7. STOCKHOLDERS' EQUITY (CONTINUED)
WARRANTS

     The Company had issued and outstanding warrants at December 31, 1997 as follows:

                                                                           WEIGHTED      WEIGHTED
                                                                           AVERAGE        AVERAGE
                                                           SHARES AS       EXERCISE      REMAINING
                                                           CONVERTED        PRICE       CONTRACTUAL
                                                              INTO       PER SHARE OF      LIFE
               CLASS OF STOCK                  SHARES     COMMON STOCK   COMMON STOCK   (IN YEARS)
               --------------                 ---------   ------------   ------------   -----------
Series B Preferred Stock warrants...........     23,334       3,793         $15.82          1.7
Series C Preferred Stock warrants...........     15,000       1,998         $11.26          3.4
Series E Preferred Stock warrants...........    113,332      17,646         $14.45          3.7
Class A Common Stock warrants...............  2,282,663     162,967         $ 7.00          5.5
Other Common Stock warrants.................    142,882     142,882         $17.13          1.6
                                                            -------
          Total.............................                329,286         $11.92
                                                            =======

     At December 31, 1994, 1995 and 1996 there were outstanding warrants to acquire 93,748, 108,348, and 108,348 shares of Common Stock (on an as-converted to Common Stock basis), respectively, at weighted average exercise prices per common share of $15.87, $14.64 and $14.64, respectively. No warrants were exercised, canceled or forfeited in 1995, 1996 or 1997. All warrants were fully exercisable upon issuance.

STOCK PLANS

     In March 1993, adopted the 1993 Stock Plan (the "1993 Plan"). Under the terms of the 1993 Plan, the board of directors may grant stock purchase rights and stock options. Stock purchase rights may not be issued at less than 85% of the fair value of the Common Stock at the date of grant and generally provide the Company with a repurchase right in the event of termination of employment which lapses over periods specified by the board of directors. Options granted pursuant to the 1993 Plan may be either incentive stock options or nonstatutory stock options, at the discretion of the board of directors. Incentive stock options may be granted to employees with exercise prices of no less than the fair market value and nonstatutory options may be granted to employees or consultants at exercise prices of no less than 85% of the fair value of the Common Stock on the grant date, as determined by the board of directors. If, at the time the Company grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair market value and the option shall not be exercised more than five years after the date of grant. Except as noted above, options expire no more than 10 years after the date of grant or earlier if employment is terminated. Options become exercisable as determined by the board of directors, generally over a period of four years. Through December 31, 1997 and March 31, 1998, a total of 295,239 shares have been reserved for issuance under the 1993 Plan.

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997
(INFORMATION AT AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

7. STOCKHOLDERS' EQUITY (CONTINUED)
     The following table summarizes option activity under the 1990 Plan and the 1993 Plan:

                                                                                 WEIGHTED-
                                                                                  AVERAGE
                                                               NUMBER OF       EXERCISE PRICE
                                                                OPTIONS          PER SHARE
                                                            ----------------   --------------
Balance at December 31, 1994..............................       90,269            $ 3.22
  Granted with exercise prices equal to fair value........       69,820            $ 3.36
  Exercised...............................................       (1,147)           $ 2.10
  Canceled................................................       (1,454)           $ 2.80
                                                                -------
Balance at December 31, 1995..............................      157,488            $ 3.22
  Granted with exercise prices equal to fair value........       11,127            $ 3.22
  Granted with exercise prices greater than fair value....        2,142            $31.51
  Exercised...............................................      (20,823)           $ 2.66
  Canceled................................................      (20,868)           $ 3.36
                                                                -------
Balance at December 31, 1996..............................      129,066            $ 3.78
  Granted with exercise prices equal to fair value........       73,824            $ 3.15
  Exercised...............................................       (6,850)           $ 3.75
  Canceled................................................       (9,540)           $ 3.16
                                                                -------
Balance at December 31, 1997..............................      186,500            $ 3.57
  Granted with exercise prices equal to fair value........        1,428            $ 3.15
  Exercised...............................................       (3,742)           $ 3.89
  Canceled................................................       (1,753)           $ 3.15
                                                                -------
Balance at March 31, 1998.................................      182,433            $ 3.57
                                                                =======

     Through December 31, 1997 and March 31, 1998, the board of directors granted 56,007 Common Stock purchase rights under the 1993 Plan, all of which have been exercised for cash and promissory notes. Of this amount, 5,146 shares have been repurchased through December 31, 1997 and March 31, 1998 and 22,476 shares are subject to the Company's repurchase right at December 31, 1997 (20,317 shares at March 31, 1998) which generally lapses over four years. The promissory notes bear interest at 5.29% to 6.73%. At December 31, 1997, 26,162 shares were available for future grant or sale (26,486 shares at March 31, 1998).

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997
(INFORMATION AT AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

7. STOCKHOLDERS' EQUITY (CONTINUED)
     The following table summarizes information about options outstanding at December 31, 1997:

                         OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
               ----------------------------------------   ------------------------
                                             WEIGHTED-
                                WEIGHTED-     AVERAGE                    WEIGHTED-
                                 AVERAGE     REMAINING                    AVERAGE
  EXERCISE                      EXERCISE    CONTRACTUAL                  EXERCISE
    PRICE          NUMBER         PRICE        LIFE          NUMBER        PRICE
-------------  --------------   ---------   -----------   ------------   ---------
                                            (IN YEARS)
$2.10 - $2.80      24,870        $ 2.26        6.00          22,716       $ 2.21
$3.15 - $4.20     159,488        $ 3.41        8.30          70,058       $ 3.55
   $31.51           2,142        $31.51        8.72           2,142       $31.51
                  -------                                   -------
                  186,500        $ 3.57        8.00          94,916       $ 3.86
                  =======                                   =======

     At December 31, 1996, 69,331 options were exercisable.

     For certain options granted in 1997 with an exercise price of $3.15 per share, the Company has recognized deferred compensation expense of approximately $1,480,000 which will be amortized to expense over the vesting period of the options. A total of $118,000 was amortized to compensation expense in 1997.

     During 1996, the Company adopted SFAS 123. Using the minimum value method to value options and stock purchase rights granted to employees in 1995, 1996 and 1997 resulted in a pro forma net loss of $4,175,000 and a pro forma net loss per share of $1.98 for the year ended December 31, 1997. The effect on reported historical net loss and net loss per share amounts in 1995 and 1996 was immaterial and has not been presented. SFAS 123 is applicable only to options granted subsequent to December 31, 1994 and therefore its pro forma effect will not be fully realized until 1998. In future years, the applications of SFAS 123 may result in a pro forma net loss which is materially different from actual reported results. The minimum value method was applied using the following weighted average assumptions for 1995, 1996, and 1997, respectively; risk free interest rates of 6.34%, 6.35% and 6.0%, an expected option life of 5 years and no annual dividends. The weighted-average fair value of options and stock purchase rights granted with exercise prices equal to the fair value of the Company's stock on the date of grant during 1995, 1996 and 1997 was $0.85, $0.85 and $0.80, respectively.

     In March 1998, the board of directors adopted, subject to stockholder approval, the 1997 Equity Incentive Plan (the "Incentive Plan"). The Incentive Plan provides for grants of incentive stock options to employees and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to employees and consultants of the Company. The Incentive Plan will supersede the 1993 Plan and 800,000 shares of Common Stock will be reserved for issuance thereunder.

     In March 1998, the board of directors adopted, subject to stockholder approval, the 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") and reserved 80,000 shares of Common Stock for issuance under the Directors' Plan. The Directors' Plan provides for automatic grants of options to purchase shares of Common Stock to nonemployee directors of the Company.

     In March 1998, the board of directors adopted, subject to stockholder approval, the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 600,000 shares of Common Stock. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions at a price equal to the lower of 85% of the fair market value at the beginning or end of the applicable offering period.

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997
(INFORMATION AT AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

7. STOCKHOLDERS' EQUITY (CONTINUED)
RESERVED SHARES

     The Company has reserved shares of Common Stock for future issuance as follows:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997           1998
                                                              ------------    ----------
Stock option and purchase plans:
  Outstanding options.......................................      186,500        182,433
  Reserved for future grant or sale.........................       26,162         26,486
Convertible Preferred Stock:
  Issued and outstanding....................................    2,331,051      2,385,039
  Upon exercise of Placement Agent Unit Option..............      733,755        733,755
  Upon exercise of other warrants...........................       23,437         23,437
Class A Warrants (including Class A Warrants underlying
  Placement Agent Unit Options).............................      203,706        203,706
Common Stock warrants.......................................      142,882        142,882
                                                               ----------     ----------
                                                                3,647,493      3,697,738
                                                               ==========     ==========

8. INCOME TAXES

     Significant components of the Company's deferred tax assets are as follows:

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1996            1997
                                                              ------------    ------------
Net operating loss carryforward.............................  $  9,330,000    $ 10,430,000
Research and development credit carryforward................       900,000         950,000
Capitalized research and development........................       850,000       1,050,000
Acquired research and development...........................     1,500,000       1,400,000
Other.......................................................       236,000         486,000
                                                              ------------    ------------
Gross deferred tax assets...................................    12,816,000      14,316,000
Valuation allowance.........................................   (12,816,000)    (14,316,000)
                                                              ------------    ------------
Net deferred tax assets.....................................  $         --    $         --
                                                              ============    ============

     The valuation allowance increased by $3,300,000 and $1,436,000 for the years ended December 31, 1995 and 1996, respectively.

     As of December 31, 1997, the Company had federal net operating loss carryforwards of approximately $28,400,000. The Company also had federal and state research and development tax credit carryforwards of approximately $575,000 and $375,000, respectively. The net operating loss and credit carryforwards will expire at various dates beginning on 2004 through 2012, if not utilized.

     The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carryforwards if there has been a "change of ownership." Such a "change of ownership" as described in Section 382 of the Internal Revenue Code may limit the Company's utilization of its net operating loss and tax credit carryforwards.

                                 RIBOGENE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997
(INFORMATION AT AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

 9. INITIAL PUBLIC OFFERING AND RELATED MATTERS

     In October 1997, the board of directors authorized the Company to proceed with an initial public offering (the "Offering") of the Company's Common Stock. If the offering is consummated under the terms presently anticipated (the issuance of 2,700,000 shares at a price per share of $7.00), all of the outstanding Preferred Stock at March 31, 1998 will automatically convert into 2,385,039 shares of Common Stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of all outstanding shares of convertible Preferred Stock as of March 31, 1998, is set forth on the accompanying balance sheet.


     In May 1998, the Company filed a Certificate of Amendment in the State of Delaware to effect a one-for-14 reverse stock split of all outstanding shares of Common Stock, and Common Stock options and warrants. As a result of the reverse stock split, each share of Series A through E Preferred Stock will convert into
0.0714 of a share of Common Stock. Each share of Series F Preferred Stock will convert into 0.6429 of a share of Common Stock (See Note 7). All common shares and per share data and Preferred Stock conversion ratios in the accompanying financial statements have been adjusted retroactively to give effect to the reverse stock split. Following Offering, the Company will file a Restated Certificate of Incorporation to reduce the authorized stock of the Company such that the Company will be authorized to issue 5,000,000 shares of $0.001 par value Preferred Stock, and 30,000,000 shares of $0.001 par value Common Stock.

                            DESCRIPTION OF GRAPHICS


Inside Front Cover:
Gene Expression Graphic

The graphic is a depiction of gene expression, which requires two main phases, transcription and translation. Transcription is the process of converting genetic information stored as DNA into a working copy known as messenger RNA
(mRNA). Information contained in the mRNA is translated into a functional protein by a ribosome and a myriad of soluble translation factors by assembling amino acids in a specific sequence.




Page 4:
Status of RiboGene Drug Discovery Programs


The graphic depicts the status of RiboGene's antibacterial, antifungal and antiviral programs.





Page 31:
Figure 1 - The Natural Gene Expression Process


The graphic depicts the two primary stages of the natural gene expression process known as transcription and translation.





Page 31:
Figure 2 - RiboGene's Drug Discovery Process


The graphic depicts the four stages of RiboGene's drug discovery process. The four stages are target identification, assay development, lead discovery and lead optimization.






Page 33:
Figure 3 - Status of RiboGene Drug Discovery Programs


The graphic depicts the status of RiboGene's antibacterial, antifungal and antiviral programs.

======================================================

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                       ---------------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Prospectus Summary......................    3
Risk Factors............................    8
Use of Proceeds.........................   21
Dividend Policy.........................   22
Capitalization..........................   23
Dilution................................   24
Selected Financial Data.................   25
Management's Discussion And Analysis of
  Financial Condition And Results of
  Operations............................   26
Business................................   31
Management..............................   52
Certain Transactions....................   60
Principal Stockholders..................   64
Description Of Capital Stock............   66
Shares Eligible For Future Sale.........   70
Underwriting............................   72
Legal Matters...........................   74
Experts.................................   74
Additional Information..................   74
Index To Financial Statements...........  F-1

    UNTIL          , 1998 (25 DAYS AFTER THE
DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO DELIVER A
PROSPECTUS. THIS IS IN ADDITION TO THE
OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS
WHEN ACTING AS UNDERWRITERS AND WITH RESPECT
TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
==============================================

======================================================

                                2,700,000 SHARES

                                 RIBOGENE LOGO

                                  COMMON STOCK

                           --------------------------

                                   PROSPECTUS
                           --------------------------

                             GRUNTAL & CO., L.L.C.
                                           , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the distribution of the Common Stock being registered. All amounts are estimated, except the registration fee, the NASD filing fee and the Nasdaq National Market application fee:


SEC registration fee........................................  $    9,619
NASD filing fee.............................................       3,996
Listing application fees....................................      72,127
Blue Sky fees and expenses..................................      30,000
Accounting fees.............................................     400,000
Legal fees and expenses.....................................     500,000
Transfer agent and registrar fees...........................      40,000
Printing and engraving......................................     350,000
Miscellaneous...............................................      27,258
                                                              ----------
          Total.............................................  $1,433,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Registrant's Restated Certificate of Incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Registrant's Bylaws provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law. Section 145 of the Delaware General corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").


     The Registrant has entered into indemnification agreements with each director which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

     The form of Underwriting Agreement, filed as Exhibit 1.1 to the Registration Statement, provides for indemnification of the Registrant and its controlling persons against certain liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since September 1994, the Registrant has sold and issued the following unregistered securities:

     1. In July through September 1995, the Registrant received $4,394,680 in bridge financing from stockholders. In September 1995, $765,000 of these notes were repaid. In November 1995, the remaining $3,629,680 of principal and $77,906 of accrued interest were converted into 1,647,814 shares of Series E Preferred Stock (including 332,250 shares to KPCB V, 286,843 shares to CW, 264,180 shares to each Domain and Sierra, 227,437 shares each to BIL and Oxford and 45,487 shares to Apertures Associates). In connection with this transaction, the Registrant issued Warrants to acquire 13,312 shares of Common Stock.

     2. In May and September 1995, the Registrant issued a warrant to purchase an aggregate of 33,333 shares of Series E Preferred Stock to Silicon Valley Bank in connection with bridge financings in the aggregate of $2,250,000.

     3. In January and February 1996, the Registrant issued to certain of its investors $1,893,000 principal amount of bridge notes. In May 1996, the $1,893,000 of principal and $44,000 of accrued interest were converted into 860,844 shares of Series E Preferred Stock (including 197,415 shares to KPCB V, 179,675 shares to CW, 157,613 shares to Domain, 120,541 shares to BIL, 109,169 shares to Sierra and 96,431 shares to Oxford).

     4. In April 1996, the Registrant sold and issued an aggregate of 1,555,556 shares of Series E Preferred Stock to Abbott Laboratories in connection with a collaborative arrangement for an aggregate of $3,500,000.

     5. In April 1996, the Registrant sold and issued an aggregate of 236,648 shares of Series E Preferred Stock (including 185,000 shares to Bio Equity Fund L.P. and 51,648 shares to Dominion Fund II) for cash in the aggregate amount of $532,458.

     6. In May 1996, the Registrant issued a warrant to purchase an aggregate of 17,778 shares of Series E Preferred Stock to Dominion Ventures, Inc. in connection with a leasing transaction.

     7. In December 1996, the Registrant issued a warrant to purchase an aggregate of 44,444 shares of Series E Preferred Stock to Venture Lending in connection with a credit facility in the aggregate of $2,000,000.

     8. In February and June 1997, the Registrant sold and issued Premium Preferred Units consisting of an aggregate of 2,282,663 shares of Series F Preferred Stock, warrants to purchase an aggregate of 2,282,663 shares of Common Stock issued to a group of accredited investors (including 573,334 shares to the Aries Trust, 315,555 shares to Aries Domestic Fund, L.P., 266,667 shares to J.F. Shea Company, as nominee, 100,000 shares to Palmetto Partners Ltd., 88,889 shares to Oxford, 88,889 shares to KPCB V, 55,000 shares to Bios Equity Fund, 44,445 shares to CW, 44,444 shares to Aperture, 39,556 shares to Dominion and 665,884 shares to other accredited investors) for cash in connection with a private placement for an aggregate amount of $5,136,000. In connection with this offering, Paramount Capital Inc., as placement agent, received options exercisable for an aggregate of 1,141,330 shares of Series F Preferred Stock and options exercisable for warrants to purchase an aggregate of 143,746 shares of Common Stock.

     9. In November 1997, the Registrant issued to Transamerica Financial Business Credit Corporation a warrant to purchase up to an aggregate of 6,667 shares of Series E Preferred Stock in connection with a leasing transaction (the "Transamerica Warrant"). The Transamerica Warrant was issued in reliance on
Section 4(2) of the Securities Act of 1933.

     10. In December 1997, the Registrant issued to Hyline Laboratories, Inc. a warrant to purchase up to an aggregate of 49,120 shares of Common Stock in connection with the extension of a promissory note due from the Company in connection with the acquisition of intranasal products from Hyline Laboratories, Inc.

     11. In April 1998, the Registrant issued to Hayward Point I Limited Partnership a warrant to purchase up to an aggregate of 250,000 shares of Common Stock in connection with a leasing transaction (the "Hayward Point Warrant"). The Hayward Point Warrant was issued in reliance on Section 4(2) of the Securities Act of 1933.

     12. From January 1, 1993 until March 31, 1998, the Registrant has granted incentive stock options nonstatutory stock options and purchase rights to employees, directors and consultants of the Registrant under its 1993 Stock Option Plan covering an aggregate of 320,192 shares of the Registrant's Common Stock, at exercise prices ranging from $2.10 to $31.51 per share. Options to purchase 46,328 shares of Common Stock have been canceled or have lapsed without being exercised. The Registrant has issued 86,283 shares of its Common Stock to employees, directors and consultants pursuant to the exercise of stock options and purchase rights, net of repurchases. At March 31, 1997, 26,522 shares remain available for grant.

     13. In February 1998, the Registrant sold and issued an aggregate of 756,144 shares of Series G Preferred Stock to Dainippon in connection with a collaborative arrangement for an aggregate of $2,000,000 (the "Series G Preferred Stock"). The Series G Preferred Stock was issued in reliance on
Section 4(2) of the Securities Act of 1933 and Rule 505 of Regulation D of the Securities Act of 1933.

     The sale and issuance of securities in the transactions described in paragraphs 1-9 above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) adopted thereunder. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

     The sale and issuance of securities in the transactions described in paragraph 10 above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder, in that they were issued either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following is a list of exhibits filed as a part of this Registration Statement.

        EXHIBIT
         NUMBER                       DESCRIPTION OF DOCUMENT
        --------                      -----------------------
          **1.1     Form of Underwriting Agreement.
          **3.1     Amended and Restated Articles of Incorporation of the
                    Registrant.
          **3.2     Bylaws of the Registrant.
          **3.3     Form of Certificate of Incorporation of the Registrant to be
                    effective upon reincorporation in Delaware.
          **3.4     Form of Bylaws of the Registrant to be effective upon
                    reincorporation in Delaware.
          **3.5     Form of Restated Certificate of Incorporation of the
                    Registrant, to be filed after completion of this offering.
            4.1     Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, and 3.5.
          **4.2     Specimen Stock Certificate.
          **4.3     Tenth Amended and Restated Rights Agreement among the
                    Registrant and the investors named therein, dated January
                    27, 1998.
          **4.4     Form of Class A Warrant Certificates for Purchase of Common
                    Stock, dated June 23, 1997.
          **4.5     Unit Purchase Option Warrant for the Purchase of 342,399
                    Option Units, issued by the Registrant to Paramount Capital,
                    Inc., dated June 23, 1997.
          **4.6     Unit Purchase Option Warrant for the Purchase of 228,266
                    Option Units, consisting of Shares of Preferred Stock and
                    Warrants, issued by the Registrant to Paramount Capital,
                    Inc., dated June 23, 1997.
          **4.7     Warrant Agreement between the Registrant and Paramount
                    Capital Inc., dated June 23, 1997.
          **4.8     Warrant for Common Stock, issued by the Registrant to
                    Paramount Capital Inc., dated March 12, 1997.
          **4.9     Warrant for Series B Preferred Stock, issued by the
                    Registrant to Dominion Ventures, dated August 9, 1991.
          **4.10    Warrant for Series C Preferred Stock, issued by the
                    Registrant to Dominion Ventures, dated June 18, 1993.
          **4.11    Warrant for Series E Preferred Stock, issued by the
                    Registrant to Dominion Fund II, dated August 2, 1996.
          **4.12    Warrant for Series E Preferred Stock, issued by the
                    Registrant to Silicon Valley Bank, dated September 25, 1995.
          **4.13    Warrant for Series E Preferred Stock, issued by the
                    Registrant to Silicon Valley Bank, dated May 19, 1995.

        EXHIBIT
         NUMBER                       DESCRIPTION OF DOCUMENT
        --------                      -----------------------
          **4.14    Warrant for Series E Preferred Stock, issued by the
                    Registrant to Venture Lending, dated December 23, 1996.
          **4.15    Warrant for Common Stock, issued by the Registrant to SBC
                    Warburg, dated September 20, 1995.
          **4.16    Warrant for Common Stock, issued by the Registrant to Judith
                    Donaldson, dated September 20, 1995.
          **4.17    Warrant for Series E Preferred Stock, issued by the
                    Registrant to Dominion Ventures, dated June 13, 1994.
          **4.18    Warrant for Common Stock, issued by the Registrant to Hyline
                    Laboratories, dated January 5, 1994.
          **4.19    Warrant for Common Stock, issued by the Registrant to Rip
                    Grossman and Associates, Inc., dated January 5, 1994.
          **4.20    Form of Warrant Agreement (including the Form of Warrant) to be entered into among the Registrant and the Representative.
          **4.21    Warrant for Common Stock, issued by Registrant to Hyline
                    Laboratories, Inc., dated December 31, 1997.
          **4.22    Investor Rights Agreement among the Registrant and the
                    investors named therein, dated June 23, 1997.
          **4.23    Amendment to Unit Purchase Option Warrant to purchase
                    342,399 Option Units, issued by the Registrant to Paramount
                    Capital, Inc., dated April 6, 1998.
          **4.24    Amendment to Unit Purchase Option Warrant to purchase
                    228,266 Option Units, issued by the Registrant to Paramount
                    Capital, Inc., dated April 6, 1998
          **5.1     Opinion of Cooley Godward LLP.
        **+10.1     License Agreement between the Registrant and Abbott
                    Laboratories, dated April 26, 1996.
        **+10.2     Research Agreement between the Registrant and Abbott
                    Laboratories, dated April 26, 1996.
         **10.3     Series E Preferred Stock Purchase Agreement between the
                    Registrant and Abbott, dated April 26, 1996.
        **+10.4     License Agreement between the Registrant and University of
                    Washington, dated April 4, 1997.
        **+10.5     Collaboration Agreement between the Registrant and Houghten
                    Pharmaceuticals, dated April 12, 1995, as amended on April
                    10, 1997.
         **10.6     1993 Stock Plan.
         **10.7     Stock Option Agreement pursuant to 1993 Stock Plan.
         **10.8     Form of Restricted Stock Purchase Agreement pursuant to 1993
                    Stock Plan.
         **10.9     Employment Agreement between the Registrant and Charles J.
                    Casamento, dated May 11, 1993.
         **10.10    Change of Control Agreement between the Registrant and
                    Charles Casamento, dated July 20, 1995.
         **10.11    Employment Letter Agreement between the Registrant and Laura
                    S. L. Gaeta, dated May 6, 1994.
         **10.12    Change of Control Agreement between the Registrant and Laura
                    S. L. Gaeta, dated July 20, 1995.

        EXHIBIT
         NUMBER                       DESCRIPTION OF DOCUMENT
        --------                      -----------------------
         **10.13    Employment Letter Agreement between the Registrant and
                    Timothy E. Morris, dated May 31, 1995.
         **10.14    Change of Control Agreement between the Registrant and
                    Timothy E. Morris, dated June 30, 1995.
         **10.15    Real Property Lease between the Registrant and Hayward Point
                    Eden I Limited Partnership, dated March 7, 1997.
         **10.16    First Amendment to Real Property Lease between the
                    Registrant and Hayward Point Eden I Limited Partnership,
                    dated September 24, 1997.
         **10.17    Real Property Lease between the Registrant and Hall
                    Properties, Inc., dated February 6, 1992.
         **10.18    Placement Agency Agreement between the Registrant and
                    Paramount Capital, Inc., dated August 1, 1996.
         **10.19    Subscription Agreement for the Purchase and Sale of Premium
                    Preferred Units, dated June 23, 1997.
         **10.20    Asset Purchase Agreement by and among the Registrant, Hyline
                    Laboratories, and Michael Ashkin, dated January 5, 1994.
         **10.21    Non-Competition Agreement between the Registrant and Michael
                    Ashkin, dated January 5, 1994.
         **10.22    Consulting Agreement between the Registrant and Michael
                    Ashkin, dated January 5, 1994.
         **10.23    Secured Promissory Notes issued to Hyline Laboratories,
                    dated January 5, 1994.
         **10.24    Master Lease Agreement between the Registrant and Dominion
                    Ventures, dated August 9, 1991.
         **10.25    Form of Scientific Advisor Agreement.
         **10.26    Consulting Agreement between the Registrant and Michael
                    Mathews, dated April 13, 1993.
         **10.27    Consulting Agreement between the Registrant and Joe B.
                    Harford, dated July 11, 1997.
         **10.28    Consulting Agreement between the Registrant and Michael
                    Katze, dated February 6, 1997.
         **10.29    Consulting Agreement between the Registrant and Nahum
                    Sonenberg, dated January 29, 1993.
         **10.30    Approval of Outside Activity by Alan Hinnebusch, dated
                    October 15, 1992.
         **10.31    Form of Indemnification Agreement between the Registrant and the parties identified on Attachment A thereto.
         **10.32    Financial Advisory Agreement between the Registrant and
                    Paramount Capital, Inc., dated June 23, 1997.
         **10.33    Letter Agreement between the Registrant, Hyline
                    Laboratories, Inc. and Michael Ashkin dated December 31,
                    1997.
        **+10.34    License Agreement between the Registrant and Dainippon
                    Pharmaceutical Co., Ltd. dated January 27, 1998.
        **+10.35    Research Agreement between the Registrant and Dainippon
                    Pharmaceutical Co., Ltd. dated January 27, 1998.
         **10.36    1998 Equity Incentive Plan
         **10.37    1998 Non-Employee Directors Stock Option Plan

        EXHIBIT
         NUMBER                       DESCRIPTION OF DOCUMENT
        --------                      -----------------------
         **10.38    1998 Employee Stock Purchase Plan
           23.1     Consent of Ernst & Young LLP, Independent Auditors.
           23.2     Consent of Cooley Godward LLP. Reference is made to Exhibit
                    5.1.
           23.3     Consent of Pennie & Edmonds LLP.
           24.1     Power of Attorney. Reference is made to page II-6.
         **27.1     Financial Data Schedule.

---------------

 ** Previously filed.

  + Confidential treatment has been requested for portions of this exhibit.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, RiboGene, Inc. has duly caused this Amendment No. 8 to the Registration Statement to be signed on its behalf, by the undersigned, thereunto duly authorized, in the City of Hayward, County of Alameda, State of California, as of May 27, 1998.


                                          RIBOGENE, INC.

                                          By:   /s/ CHARLES J. CASAMENTO

                                            ------------------------------------
                                            Charles J. Casamento
                                            President, Chief Executive Officer
                                              and Chairman


     Pursuant to the requirements of the Securities Act of 1933, the Amendment No. 8 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----

              /s/ CHARLES J. CASAMENTO                  President, Chief Executive        May 27, 1998
-----------------------------------------------------   Officer and Chairman
                Charles J. Casamento                    (Principal Executive
                                                        Officer)

                /s/ TIMOTHY E. MORRIS                   Vice President, Finance &         May 27, 1998
-----------------------------------------------------   Administration and Chief
                  Timothy E. Morris                     Financial Officer
                                                        (Principal Financial and
                                                        Accounting Officer)

                /s/ DIGBY W. BARRIOS*                   Director                          May 27, 1998
-----------------------------------------------------
                  Digby W. Barrios

              /s/ FRANK J. SASINOWSKI*                  Director                          May 27, 1998
-----------------------------------------------------
                 Frank J. Sasinowski

                  /s/ JON S. SAXE*                      Director                          May 27, 1998
-----------------------------------------------------
                     Jon S. Saxe

             *By: /s/ TIMOTHY E. MORRIS
  ------------------------------------------------
         Timothy E. Morris, Attorney-in-Fact

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                       DESCRIPTION OF DOCUMENT
        --------                      -----------------------
          **1.1     Form of Underwriting Agreement.
          **3.1     Amended and Restated Articles of Incorporation of the
                    Registrant.
          **3.2     Bylaws of the Registrant.
          **3.3     Form of Certificate of Incorporation of the Registrant to be
                    effective upon reincorporation in Delaware.
          **3.4     Form of Bylaws of the Registrant to be effective upon
                    reincorporation in Delaware.
          **3.5     Form of Restated Certificate of Incorporation of the
                    Registrant, to be filed after completion of this offering.
            4.1     Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, and 3.5.
          **4.2     Specimen Stock Certificate.
          **4.3     Tenth Amended and Restated Rights Agreement among the
                    Registrant and the investors named therein, dated January
                    27, 1998.
          **4.4     Form of Class A Warrant Certificates for Purchase of Common
                    Stock, dated June 23, 1997.
          **4.5     Unit Purchase Option Warrant for the Purchase of 342,399
                    Option Units, issued by the Registrant to Paramount Capital,
                    Inc., dated June 23, 1997.
          **4.6     Unit Purchase Option Warrant for the Purchase of 228,266
                    Option Units, consisting of Shares of Preferred Stock and
                    Warrants, issued by the Registrant to Paramount Capital,
                    Inc., dated June 23, 1997.
          **4.7     Warrant Agreement between the Registrant and Paramount
                    Capital Inc., dated June 23, 1997.
          **4.8     Warrant for Common Stock, issued by the Registrant to
                    Paramount Capital Inc., dated March 12, 1997.
          **4.9     Warrant for Series B Preferred Stock, issued by the
                    Registrant to Dominion Ventures, dated August 9, 1991.
          **4.10    Warrant for Series C Preferred Stock, issued by the
                    Registrant to Dominion Ventures, dated June 18, 1993.
          **4.11    Warrant for Series E Preferred Stock, issued by the
                    Registrant to Dominion Fund II, dated August 2, 1996.
          **4.12    Warrant for Series E Preferred Stock, issued by the
                    Registrant to Silicon Valley Bank, dated September 25, 1995.
          **4.13    Warrant for Series E Preferred Stock, issued by the
                    Registrant to Silicon Valley Bank, dated May 19, 1995.
          **4.14    Warrant for Series E Preferred Stock, issued by the
                    Registrant to Venture Lending, dated December 23, 1996.
          **4.15    Warrant for Common Stock, issued by the Registrant to SBC
                    Warburg, dated September 20, 1995.
          **4.16    Warrant for Common Stock, issued by the Registrant to Judith
                    Donaldson, dated September 20, 1995.
          **4.17    Warrant for Series E Preferred Stock, issued by the
                    Registrant to Dominion Ventures, dated June 13, 1994.
          **4.18    Warrant for Common Stock, issued by the Registrant to Hyline
                    Laboratories, dated January 5, 1994.

        EXHIBIT
         NUMBER                       DESCRIPTION OF DOCUMENT
        --------                      -----------------------
          **4.19    Warrant for Common Stock, issued by the Registrant to Rip
                    Grossman and Associates, Inc., dated January 5, 1994.
          **4.20    Form of Warrant Agreement (including the Form of Warrant) to be entered into among the Registrant and the Representative.
          **4.21    Warrant for Common Stock, issued by Registrant to Hyline
                    Laboratories, Inc., dated December 31, 1997.
          **4.22    Investor Rights Agreement among the Registrant and the
                    investors named therein, dated June 23, 1997.
          **4.23    Amendment to Unit Purchase Option Warrant to purchase
                    342,399 Option Units, issued by the Registrant to Paramount
                    Capital, Inc., dated April 6, 1998.
          **4.24    Amendment to Unit Purchase Option Warrant to purchase
                    228,266 Option Units, issued by the Registrant to Paramount
                    Capital, Inc., dated April 6, 1998
          **5.1     Opinion of Cooley Godward LLP.
        **+10.1     License Agreement between the Registrant and Abbott
                    Laboratories, dated April 26, 1996.
        **+10.2     Research Agreement between the Registrant and Abbott
                    Laboratories, dated April 26, 1996.
         **10.3     Series E Preferred Stock Purchase Agreement between the
                    Registrant and Abbott, dated April 26, 1996.
        **+10.4     License Agreement between the Registrant and University of
                    Washington, dated April 4, 1997.
        **+10.5     Collaboration Agreement between the Registrant and Houghten
                    Pharmaceuticals, dated April 12, 1995, as amended on April
                    10, 1997.
         **10.6     1993 Stock Plan.
         **10.7     Stock Option Agreement pursuant to 1993 Stock Plan.
         **10.8     Form of Restricted Stock Purchase Agreement pursuant to 1993
                    Stock Plan.
         **10.9     Employment Agreement between the Registrant and Charles J.
                    Casamento, dated May 11, 1993.
         **10.10    Change of Control Agreement between the Registrant and
                    Charles Casamento, dated July 20, 1995.
         **10.11    Employment Letter Agreement between the Registrant and Laura
                    S. L. Gaeta, dated May 6, 1994.
         **10.12    Change of Control Agreement between the Registrant and Laura
                    S. L. Gaeta, dated July 20, 1995.
         **10.13    Employment Letter Agreement between the Registrant and
                    Timothy E. Morris, dated May 31, 1995.
         **10.14    Change of Control Agreement between the Registrant and
                    Timothy E. Morris, dated June 30, 1995.
         **10.15    Real Property Lease between the Registrant and Hayward Point
                    Eden I Limited Partnership, dated March 7, 1997.
         **10.16    First Amendment to Real Property Lease between the
                    Registrant and Hayward Point Eden I Limited Partnership,
                    dated September 24, 1997.
         **10.17    Real Property Lease between the Registrant and Hall
                    Properties, Inc., dated February 6, 1992.

        EXHIBIT
         NUMBER                       DESCRIPTION OF DOCUMENT
        --------                      -----------------------
         **10.18    Placement Agency Agreement between the Registrant and
                    Paramount Capital, Inc., dated August 1, 1996.
         **10.19    Subscription Agreement for the Purchase and Sale of Premium
                    Preferred Units, dated June 23, 1997.
         **10.20    Asset Purchase Agreement by and among the Registrant, Hyline
                    Laboratories, and Michael Ashkin, dated January 5, 1994.
         **10.21    Non-Competition Agreement between the Registrant and Michael
                    Ashkin, dated January 5, 1994.
         **10.22    Consulting Agreement between the Registrant and Michael
                    Ashkin, dated January 5, 1994.
         **10.23    Secured Promissory Notes issued to Hyline Laboratories,
                    dated January 5, 1994.
         **10.24    Master Lease Agreement between the Registrant and Dominion
                    Ventures, dated August 9, 1991.
         **10.25    Form of Scientific Advisor Agreement.
         **10.26    Consulting Agreement between the Registrant and Michael
                    Mathews, dated April 13, 1993.
         **10.27    Consulting Agreement between the Registrant and Joe B.
                    Harford, dated July 11, 1997.
         **10.28    Consulting Agreement between the Registrant and Michael
                    Katze, dated February 6, 1997.
         **10.29    Consulting Agreement between the Registrant and Nahum
                    Sonenberg, dated January 29, 1993.
         **10.30    Approval of Outside Activity by Alan Hinnebusch, dated
                    October 15, 1992.
         **10.31    Form of Indemnification Agreement between the Registrant and the parties identified on Attachment A thereto.
         **10.32    Financial Advisory Agreement between the Registrant and
                    Paramount Capital, Inc., dated June 23, 1997.
         **10.33    Letter Agreement between the Registrant, Hyline
                    Laboratories, Inc. and Michael Ashkin dated December 31,
                    1997.
        **+10.34    License Agreement between the Registrant and Dainippon
                    Pharmaceutical Co., Ltd. dated January 27, 1998.
        **+10.35    Research Agreement between the Registrant and Dainippon
                    Pharmaceutical Co., Ltd. dated January 27, 1998.
         **10.36    1998 Equity Incentive Plan
         **10.37    1998 Non-Employee Directors Stock Option Plan
         **10.38    1998 Employee Stock Purchase Plan
           23.1     Consent of Ernst & Young LLP, Independent Auditors.
           23.2     Consent of Cooley Godward LLP. Reference is made to Exhibit
                    5.1.
           23.3     Consent of Pennie & Edmonds LLP.
           24.1     Power of Attorney. Reference is made to page II-6.
         **27.1     Financial Data Schedule.


---------------

 ** Previously filed.


  + Confidential treatment has been requested for portions of this exhibit.